Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

KINDRED HEALTHCARE, INC.,

REHABCARE DEVELOPMENT 6, INC.,

CENTERRE HEALTHCARE CORPORATION,

THE EXECUTING STOCKHOLDERS, AND

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of November 11, 2014

i

5.8	Material Contracts	38
5.9	Insurance	41
5.10	Litigation	41
5.11	Certain Healthcare Matters; Compliance with Laws	41
5.12	Employees	46
5.13	Employee Benefit Plans	48
5.14	Environmental Matters	51
5.15	Bank Accounts and Powers of Attorney	52
5.16	Absence of Certain Changes	52
5.17	Restrictions on Business Activities	54
5.18	Payables	54
5.19	Receivables	54
5.20	Accounting Records	54
5.21	Brokers and Finders	54
5.22	Disclaimer of Other Representations and Warranties	54

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING PARENT		54
6.1	Organization and Good Standing	54
6.2	Authorization	55
6.3	No Conflicts; Consents	55
6.4	Investment Representations	55
6.5	Litigation	55
6.6	Brokers and Finders	55
6.7	Financial Resources	55

ARTICLE VII COVENANTS		56
7.1	Conduct of Business of the Company	56
7.2	Access to Information	58
7.3	Conduct of the Executing Stockholders	59
7.4	Certain Tax Matters	59
7.5	Announcement	60
7.6	Non-Negotiation Period	61
7.7	Termination of Employee Benefit Plans; 280G Approval	61
7.8	Stockholder Representative	63
7.9	Insurance Matters	65

7.10	Cooperation on Consents and Approvals	65
7.11	Post-Closing Distributions	66
7.12	Material Hospital Destruction	66
7.13	WARN Act	68
7.14	Stockholder Consent and Company Deliverables; Stockholder Deliverables; Appraisal Notice; Other Deliverables	68
7.15	Regulatory Disclosure	69
7.16	Exercise of Put and Call Rights by JV Partners	70
7.17	Identified Cases	71
7.18	Withholding Taxes	71

ARTICLE VIII CLOSING CONDITIONS		72
8.1	Conditions to Obligations of Each Party to Consummate the Transactions	72
8.2	Additional Conditions to Obligations of Parent	72
8.3	Additional Conditions to Obligations of the Executing Stockholders	74

ARTICLE IX INDEMNIFICATION		75
9.1	Survival of Representations, Warranties and Covenants	75
9.2	Indemnification by the Executing Stockholders.	76
9.3	Limitations	77
9.4	Indemnification by Parent	78
9.5	No Circular Recovery	78
9.6	Other Indemnification Matters.	79
9.7	Assumption of Defense	80
9.8	Non-Assumption of Defense	81
9.9	Indemnified Party’s Cooperation as to Proceedings	81
9.10	Right to Retain Separate Counsel	81
9.11	Treatment of Indemnification Payments	81
9.12	Exclusive Remedy	81

ARTICLE X TERMINATION; EFFECT OF TERMINATION		81
10.1	Termination	81
10.2	Effect of Termination	82

ARTICLE XI MISCELLANEOUS		82
11.1	Expenses	82
11.2	Disclosure Schedules	82

11.3	Entirety of Agreement	83
11.4	Notices	83
11.5	Amendments; Waivers	84
11.6	Counterparts; Facsimile	85
11.7	Assignment; Binding Nature; No Beneficiaries	85
11.8	Headings	85
11.9	Governing Law	85
11.10	Dispute Resolution	85
11.11	Severability	86
11.12	Further Assurances	86
11.13	Waiver of Jury Trial	86
11.14	Legal Representation	86

EXHIBITS AND SCHEDULES

TO

AGREEMENT AND PLAN OF MERGER

Exhibits

Exhibit A	CHC JV Subsidiaries
Exhibit B	Joint Ventures
Exhibit C	Hospitals
Exhibit D	Disclosure Schedules
Exhibit E	Company Shares
Exhibit F	Form of Non-Solicitation and Non-Disclosure Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Lessor Estoppel
Exhibit I	Form of Participant Cancellation Letter
Exhibit J	Form of Non-Participant Cancellation Letter
Exhibit K	Pro Rata Shares
Exhibit L	Form of Participant Agreement

Schedules

Schedule 1.1(vvvvvv)	Net Working Capital
Schedule 1.1(mmmmmmm)	Permitted Encumbrances
Schedule 2.3	Directors and Officers of Surviving Corporation
Schedule 5.1(a)	Organization
Schedule 5.1(d)	No Conflicts or Violations
Schedule 5.1(e)(i)	Capitalization
Schedule 5.1(e)(ii)	Capitalization
Schedule 5.1(e)(iii)	Capitalization
Schedule 5.1(e)(iv)	Capitalization
Schedule 5.2(a)(i)	Company Financials
Schedule 5.2(a)(ii)	Exceptions to GAAP
Schedule 5.2(b)(i)	JV Financials
Schedule 5.2(b)(ii)	Exceptions to GAAP
Schedule 5.2(c)	Undisclosed Liabilities
Schedule 5.3(a)	Centerre Company Indebtedness
Schedule 5.3(b)	Joint Venture Indebtedness
Schedule 5.4(d)	Audits
Schedule 5.4(i)	Waiver of Statute of Limitations
Schedule 5.4(g)	Tax Sharing Agreements
Schedule 5.4(j)	Powers of Attorney
Schedule 5.4(k)	Tax Rulings
Schedule 5.4(n)	Net Operating Loss Carryovers
Schedule 5.4(o)	Tax Credit Carryovers
Schedule 5.4(t)	Section 280G
Schedule 5.4(v)	Claims by Governmental Authorities
Schedule 5.5(a)	Real Property
Schedule 5.6(a)	Title to Properties; Absence of Encumbrances

v

Schedule 5.6(c)	Title to Properties; Absence of Encumbrances
Schedule 5.7(c)	Intellectual Property
Schedule 5.7(d)	Intellectual Property
Schedule 5.7(h)	Intellectual Property
Schedule 5.8(a)	Material Contracts
Schedule 5.9(a)	Insurance
Schedule 5.9(b)	Insurance
Schedule 5.10	Litigation
Schedule 5.11(a)(i)	Government Reimbursement Programs
Schedule 5.11(a)(ii)	Cost Reports
Schedule 5.11(a)(iii)	Cost Reports
Schedule 5.11(a)(iv)	Government Reimbursement Programs
Schedule 5.11(b)	Accreditation; Survey Reports
Schedule 5.11(c)	Licenses
Schedule 5.11(d)	Certificate of Need
Schedule 5.11(e)	Patient Information Privacy and Security
Schedule 5.11(h)	Reports
Schedule 5.11(k)	Related Party Transactions
Schedule 5.11(m)(ii)	Background Checks
Schedule 5.11(n)	Billings
Schedule 5.11(q)	Governmental Actions
Schedule 5.11(r)	Medical Staff
Schedule 5.12(a)(i)	Employees
Schedule 5.12(a)(ii)	Employees
Schedule 5.12(f)	Employees
Schedule 5.12(g)	Employees
Schedule 5.12(h)	Employees
Schedule 5.12(i)	Employees
Schedule 5.12(j)	Employees
Schedule 5.13(a)	Employee Benefit Plans
Schedule 5.13(b)	Employee Benefit Plans
Schedule 5.13(c)	Employee Benefit Plans
Schedule 5.13(d)	Employee Benefit Plans
Schedule 5.13(e)	Employee Benefit Plans
Schedule 5.13(f)	Employee Benefit Plans
Schedule 5.13(h)	Employee Benefit Plans
Schedule 5.13(j)	Employee Benefit Plans
Schedule 5.14	Environmental Matters
Schedule 5.15	Bank Accounts and Powers of Attorney
Schedule 5.16	Absence of Certain Changes
Schedule 5.21	Brokers and Finders
Schedule 6.3	No Conflicts; Consents
Schedule 7.1	Conduct of Business of Company
Schedule 7.7	Termination of Employee Benefit Plans
Schedule 7.14(a)	Delivery of Cancellation Letter
Schedule 7.15(a)	Identified Matters
Schedule 7.16	Exercise of Put and Call Rights by JV Partners
Schedule 7.17	Identified Cases
Schedule 8.2(c)	Target Entity Consents and Approvals
Schedule 8.2(m)	Terminated Contractual Obligations
Schedule 8.2(q)	Other Consents and Waivers
Schedule 8.3(c)	Parent Consents and Approvals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 11, 2014, is entered into by and among (i) Kindred Healthcare, Inc., a Delaware corporation (“Parent”), (ii) RehabCare Development 6, Inc., a Delaware corporation (“Merger Sub”), (iii) Centerre Healthcare Corporation, a Delaware corporation (the “Company”), (iv) the stockholders of the Company set forth on the signature page hereto and the stockholders of the Company who deliver an executed Letter of Transmittal (each, an “Executing Stockholder” and collectively, the “Executing Stockholders”) and (v) Fortis Advisors LLC, a Delaware limited liability company, as the Executing Stockholders’ representative as provided for in Section 7.8 hereof (the “Stockholder Representative”). Each of Parent, Merger Sub, the Company, the Executing Stockholders, the Stockholder Representative, the Executing Option Holders and the Non-Owner Participants may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is the direct parent of the following wholly-owned entities: (a) CHC Management Services, LLC, a Missouri limited liability company (“CHC”), and (b) the entities set forth on Exhibit A attached hereto (collectively, the “CHC JV Subsidiaries” and together with the Company and CHC, the “Centerre Companies”);

WHEREAS, the CHC JV Subsidiaries, together with certain other Persons that are not Affiliates of the Centerre Companies (each, a “JV Partner”), own certain equity interests in the entities indicated on Exhibit B attached hereto (collectively, the “Joint Ventures” and together with the Centerre Companies, the “Target Entities”);

WHEREAS, the CHC JV Subsidiaries are engaged in the business of owning the Joint Ventures, and CHC is engaged in the business of operating and providing management services to the Joint Ventures (collectively, the “Business”);

WHEREAS, each Joint Venture is the direct and/or indirect, as applicable, owner of the inpatient rehabilitation hospitals indicated on Exhibit C attached hereto (collectively, the “Hospitals”);

WHEREAS, the Company has authorized 177,895,219 shares of capital stock designated as follows: (a) 95,504,666 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) 82,390,553 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), which shares of Preferred Stock have been further designated as 10,405,439 shares of Series A Preferred Stock (the “Series A Preferred Stock”), 1,239,704 shares of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 47,710,560 shares of Series B Preferred Stock (the “Series B Preferred Stock”) and 23,034,850 shares of Series C Preferred Stock (the “Series C Preferred Stock”);

WHEREAS, the Company has (a) issued and outstanding (i) 9,646,575 shares of Series A Preferred Stock, 1,152,373 shares of Series A-1 Preferred Stock , 38,423,291 shares of Series B Preferred Stock and 23,029,287 shares of Series C Preferred Stock (the “Outstanding Preferred Stock”) and (ii) 4,561,750 shares of Common Stock (the “Outstanding Common Stock” and together with the Outstanding Preferred Stock, the “Company Shares”), (b) granted under that certain Centerre Healthcare Corporation 2002 Stock Plan, stock options for the purchase of an aggregate of 6,981,412 shares of Common Stock (collectively, the “Stock Options”), and (c) issued warrants for the purchase of an aggregate of 1,209,169 shares of Common Stock (the “Common Warrants”) and 157,150 shares of Series C Preferred Stock (the “Series C Warrants”, and collectively with the Common Warrants, the “Warrants”);

WHEREAS, certain of the Executing Stockholders are parties to that certain Fourth Amended and Restated Shareholders Agreement, dated as of January 20, 2011 (the “Stockholders Agreement”);

WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the board of directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and recommended that the stockholders of the Company adopt this Agreement and approve the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Defined Terms. As used in this Agreement and the Exhibits to this Agreement (unless otherwise defined therein) and the Schedules and Disclosure Schedules delivered pursuant to this Agreement, the following definitions shall apply:

(a) “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, settlement, notice or proceeding to, from, by or before any Governmental Authority and any written notice of any of the foregoing from any Person that is not a Governmental Authority.

(b) “Adjustment Escrow Amount” has the meaning ascribed to it in Section 2.6(b).

(c) “Adjustment Payment Date” has the meaning ascribed to it in Section 2.7(a)(iv).

(d) “Advisory Group” has the meaning ascribed to it in Section 7.8(b).

(e) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, (i) an Affiliate of an

Executing Stockholder shall include any trustee, beneficiary, spouse or immediate family member of such Executing Stockholder and (ii) except for purposes of Section 5.11(k), no Executing Stockholder or holder of Stock Options or Warrants shall be considered an Affiliate of any of the Target Entities.

(f) “Affordable Care Act” has the meaning ascribed to it in Section 5.13(f).

(g) “Aggregate Damage” has the meaning ascribed to it in Section 7.12(a).

(h) “Agreement” has the meaning ascribed to it in the Preamble.

(i) “Application” has the meaning ascribed to it in Section 5.11(d).

(j) “Appraisal Notice” has the meaning ascribed to it in Section 7.14(c).

(k) “Approval” means any approval, authorization, consent, license, franchise, order, registration, permit, certification, waiver or other confirmation of or by a Governmental Authority or other Person.

(l) “Assets” has the meaning ascribed to it in Section 5.6(a).

(m) “Basket” has the meaning ascribed to it in Section 9.3(a).

(n) “Benefits” has the meaning ascribed to it in Section 5.12(a).

(o) “Bonus Plan” means the Centerre Healthcare Corporation Participation Bonus Plan.

(p) “Bradley Arant” has the meaning ascribed to it in Section 11.14.

(q) “Breach” has the meaning ascribed to it in Section 5.11(e).

(r) “Breaching Stockholder” has the meaning ascribed to it in Section 7.8(d).

(s) “Broker” or “Brokers” has the meaning ascribed to it in Section 4.6.

(t) “Business” has the meaning ascribed to it in the Recitals.

(u) “Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by Law to be closed in Louisville, Kentucky.

(v) “Cancellation Letter” means the Participant Cancellation Letter or the Non-Participant Cancellation Letter, as applicable.

(w) “Cancellation Payment” has the meaning ascribed to it in Section 2.5.

(x) “Cash” means all unrestricted cash, deposits and cash equivalents, less all outstanding checks and drafts.

(y) “Casualty Notice” has the meaning ascribed to it in Section 7.12(a).

(z) “Centerre Company” and “Centerre Companies” have the meanings ascribed to them in the Recitals.

(aa) “Centerre Company Indebtedness” means, with respect to the Centerre Companies, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all obligations under leases which are, or should be under GAAP, recorded on the Company Financials as capital leases in respect of which a Centerre Company is liable as a lessee, (c) commitments or obligations by which a Centerre Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (d) amounts owing as deferred purchase price for property or services (including payments pursuant to non-competition), including all seller notes, and contingent payments, but excluding all trade account payables and other expenses incurred in the ordinary course of business and accrued as part of Net Working Capital and reflected on the Final Closing Balance Sheet, (e) obligations under any interest rate swap or interest rate hedging contract or agreement, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above (other than guarantees with respect to Joint Venture Indebtedness incurred in the ordinary course of business consistent with past practice) and (g) any prepayment penalties and premiums, accrued interest and other amounts, required to fully pay and retire any of the items described in clauses (a) through (f) above. For the avoidance of doubt, any guarantees of Real Property Leases of the Joint Ventures shall not be considered Centerre Company Indebtedness.

(bb) “Centerre Company Operation” or “Centerre Company Operations” means any one or more operations carried on or services provided by any of the Centerre Companies as presently carried on or provided, which includes the Business and any portion thereof.

(cc) “Certificate of Merger” has the meaning ascribed to it in Section 2.1.

(dd) “Certificate of Need” means a written statement issued by a Governmental Authority evidencing community need for a new, continued, expanded, relocated or otherwise significantly modified healthcare facility or health service.

(ee) “Change of Control Payments” means (a) any payment or liability in respect of any severance, change of control payments, phantom equity, incentive equity, stay bonuses, retention bonuses, transaction bonuses, or other bonuses or similar liabilities (and all payroll or employment Taxes relating to any of the foregoing), and (b) without duplication of any other amounts included within the definition of Transaction Expenses, (i) any other payment, expense or fee that accrues or becomes payable by any of the Centerre Companies to any Governmental Authority or other Person under any Law or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, and (ii) any bonuses, fees, compensation or other amounts or payments (including under any deferred compensation plans) payable to any current or former officers, directors, shareholders employees or independent contractors of any of the Centerre Companies, in the case of each of the foregoing (a) and (b), as a result of, or in connection with (either alone or in combination with any other event, whether or not such event has occurred or will occur), (X) the execution and delivery of this Agreement, (Y) any Transaction Document or the consummation of any of the transactions described herein or (Z) the financial performance of any of the Centerre Companies prior to the Effective Time. For the avoidance of doubt, (i) the Closing Cancellation Payments payable to the Executing Option Holders who are not Plan Participants shall not be Change of Control Payments, (ii) the Closing Cancellation Payments payable to the Executing Option Holders who are Plan Participants shall be Change of Control Payments, (iii) without duplication, the payments payable under the Bonus Plan, whether to Non-Owner Participants or other Plan Participants, are Change of Control Payments, (iv) Preferential Amounts shall not be Change of Control Payments and (v) the filing fees for all filings required under the HSR Act shall not be Change of Control Payments.

(ff) “CHC” has the meaning ascribed to it in the Recitals.

(gg) “CHC JV Subsidiaries” has the meaning ascribed to it in the Recitals.

(hh) “Closing” has the meaning ascribed to it in Section 3.1.

(ii) “Closing Balance Sheet” means the consolidated balance sheet of the Company as of the close of business on the Closing Date.

(jj) “Closing Cancellation Payment” has the meaning ascribed to it in Section 2.5.

(kk) “Closing Conditions” means the conditions set forth in Sections 8.1, 8.2 and 8.3.

(ll) “Closing Date Merger Consideration” means the Merger Consideration less the Escrow Amount, and less the Stockholder Representative Reserve.

(mm) “Closing Date” has the meaning ascribed to it in Section 3.1.

(nn) “CMS” has the meaning ascribed to it in Section 7.15(a).

(oo) “Code” means the Internal Revenue Code of 1986, as amended.

(pp) “Common Stock” has the meaning ascribed to it in the Recitals.

(qq) “Common Warrants” has the meaning ascribed to it in the Recitals.

(rr) “Company” has the meaning ascribed to it in the Preamble.

(ss) “Company Interim Financial Statements” means, with respect to the with respect to the Centerre Companies and the Consolidated Joint Ventures, the unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of, and for the period ended September 30, 2014.

(tt) “Company Financial Statements” means, with respect to the Centerre Companies and the Consolidated Joint Ventures, the consolidated balance sheet and statements of income, stockholders’ equity and cash flows (and the notes thereto) as of, and for the fiscal year ended, December 31, 2013, which have been audited by the Company’s independent public accountants.

(uu) “Company Financials” has the meaning ascribed to it in Section 5.2(a).

(vv) “Company Shares” has the meaning ascribed to it in the Recitals.

(ww) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 29, 2014, by and between the Company and Kindred Healthcare, Inc., as amended.

(xx) “Consents and Approvals of the Company” means the consents and Approvals required to be obtained by the Company in connection with the transactions contemplated by this Agreement.

(yy) “Consolidated Joint Ventures” means the Joint Ventures set forth on Exhibit B whose financial results are consolidated with the Centerre Companies.

(zz) “Contractual Obligation” means, with respect to any Person, any contract, purchase or sales order, invoice, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(aaa) “Cost Reports” means all cost and other reports related to any of the Target Entity Operations filed pursuant to the requirements of the Government Reimbursement Programs for payments or reimbursement of amounts due from the Government Reimbursement Programs, including all Cost Report receivables or payables and all related appeals and appeal rights, but excluding from this definition form UB-92, UB-04, CMS 1450, CMS 1500 and other forms or claims filed or submitted by any Centerre Company to the Government Reimbursement Programs or their Medicare Administrative Contractors, fiscal intermediaries or payor agents with respect to the Target Entity Operations for payment or reimbursement due to or claimed on a fee-for-service, fee schedule or other similar basis.

(bbb) “Debt” means, collectively, (i) the Centerre Company Indebtedness and, without duplication, (ii) any Joint Venture Indebtedness to the extent that such Joint Venture Indebtedness was not incurred in the ordinary course of business consistent with past practice of such Joint Venture. For the avoidance of doubt, (i) the Parties agree that the Joint Venture Indebtedness incurred as of September 30, 2014 and described on Schedule 5.3(b) has been incurred in the ordinary course of business consistent with past practice as of such date and (ii) to the extent any Joint Venture Indebtedness is included in the definition of “Debt”, only the portion of such Debt equal to the product of (A) the unpaid amount of such Debt multiplied by (B) a fraction equal to the Centerre Companies’ ownership percentage in the Joint Venture who is the debtor with respect to such Debt, shall be a reduction to the Merger Consideration under Sections 2.6 and 2.7 or the subject of an indemnification claim under Section 9.2(a)(iii) of this Agreement.

(ccc) “Destruction Estimate” has the meaning ascribed to it in Section 7.12(a).

(ddd) “DGCL” has the meaning ascribed to it in the Recitals.

(eee) “Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit D and made a part hereof and delivered by the Executing Stockholders and the Company to Parent on the date hereof.

(fff) “Disclosure Supplement” has the meaning ascribed to it in Section 11.2.

(ggg) “Disproportionate Payment” has the meaning ascribed to it in Section 7.8(d).

(hhh) “Dissenting Shares” means any of the Company Shares that are issued and outstanding immediately prior to the Effective Time, which are held by a Dissenting Stockholder, in respect of which the Dissenting Stockholder shall have perfected, and not withdrawn or lost, rights of appraisal under the DGCL.

(iii) “Dissenting Stockholder” means any holder of Company Shares who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Company Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL.

(jjj) “Dispute” has the meaning ascribed to it in Section 11.10(a).

(kkk) “Dispute Notice” has the meaning ascribed to it in Section 2.7(a)(iii).

(lll) “Documentation Escrow Amount” has the meaning ascribed to it in Section 2.6(b).

(mmm) “Documentation Matters” has the meaning ascribed to it in Section 2.6(b).

(nnn) “Drug Laws” has the meaning ascribed to it in Section 5.11(p).

(ooo) “Effective Time” has the meaning set forth in Section 2.1.

(ppp) “Employee Benefit Plan” means any plan, program, agreement, or policy that is (i) a welfare plan within the meaning of Section 3(1) of ERISA, (ii) a pension plan within the meaning of Section 3(2) of ERISA, (iii) a benefit plan as defined in Code Section 6039D and the regulations promulgated thereunder, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, or (iv) any other compensation, salary continuation, deferred-compensation, retirement, pension, welfare-benefit, bonus, incentive, severance, change in control, sick leave, vacation, salary continuation, disability, hospitalization, dental, vision, medical, life insurance or fringe-benefit plan, program, agreement, policy, practice, understanding or arrangement which is currently, or at any time within the last six (6) years was, sponsored, maintained or contributed to by a Target Entity or ERISA Affiliate or with respect to which a Target Entity or ERISA Affiliate has or could reasonably be expected to have any Liability or obligation to any current, former or prospective officer, employee, or service provider, or the dependents of any thereof, regardless of whether funded.

(qqq) “Encumbrance” means any charge, claim, lien, community or other marital property interest, equitable interest, license, lease option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or ownership interest), transfer, receipt of income or exercise of any other attribute of ownership, whether voluntarily incurred or arising by operation of Law.

(rrr) “Enforceability Exceptions” has the meaning ascribed to it in Section 4.3.

(sss) “Environment” means the indoor or outdoor environment including, without limitation, soil, surface water, ground water, wetlands, land, stream sediments, surface or subsurface strata, climate, atmosphere, and air.

(ttt) “Environmental Law” means all Laws that relate to or govern the regulation, quality, protection or improvement of human health, pollution, or the Environment, including (i) emissions, discharges, Releases, or threatened Releases of or exposures to Hazardous Substances, (ii) protection of public health, the Environment or worker health and safety, (iii) the manufacture, generation, processing, distribution, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (iv) recordkeeping, notification, warning, disclosure and reporting requirements respecting Hazardous Substances.

(uuu) “Equipment” means all of the tangible personal property, other than inventory, included in the Assets, and including motor vehicles.

(vvv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(www) “ERISA Affiliate” means any Person that is, or at the relevant time was, considered a single employer with a Target Entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(xxx) “Escrow Account” has the meaning ascribed to it in Section 2.6(b).

(yyy) “Escrow Agent” has the meaning ascribed to it in Section 2.6(b).

(zzz) “Escrow Agreement” has the meaning ascribed to it in Section 2.6(b).

(aaaa) “Escrow Amount” has the meaning ascribed to it in Section 2.6(b).

(bbbb) “Estimated Closing Balance Sheet” has the meaning ascribed to it in Section 2.7(a)(i).

(cccc) “Estimated Closing Cash” has the meaning ascribed to it in Section 2.7(a)(i).

(dddd) “Estimated Closing Debt” has the meaning ascribed to it in Section 2.7(a)(i).

(eeee) “Estimated Closing Transaction Expenses” has the meaning ascribed to it in Section 2.7(a)(i).

(ffff) “Executing Option Holder” means a holder of Stock Options who executes and delivers a Cancellation Letter with respect to all of such Stock Options.

(gggg) “Executing Stockholder” or “Executing Stockholders” has the meaning ascribed to it in the Preamble. For the avoidance of doubt, a holder of Series C Warrants and/or Common Warrants who executes and delivers a Letter of Transmittal with respect to each such share of Series C Preferred Stock and/or Common Stock issuable to such holder of Series C Warrants and/or Common Warrants shall be deemed to be an “Executing Stockholder.”

(hhhh) “Exemption Certificate” means a written statement from a Governmental Authority stating that a healthcare project is not subject to the Certificate of Need requirements under applicable Law.

(iiii) “Facility” has the meaning ascribed to it in Section 5.5(a).

(jjjj) “Final Closing Balance Sheet” has the meaning ascribed to it in Section 2.7(a)(iv).

(kkkk) “Final Closing Cash” has the meaning ascribed to it in Section 2.7(a)(iv).

(llll) “Final Closing Debt” has the meaning ascribed to it in Section 2.7(a)(iv).

(mmmm) “Final Closing Transaction Expenses” has the meaning ascribed to it in Section 2.7(a)(iv).

(nnnn) “Financial Statements” means, collectively, the Company Financials and the JV Financials.

(oooo) “Fundamental Representations and Warranties” has the meaning ascribed to it in Section 9.1.

(pppp) “Fully Diluted Shares” means the aggregate number of Company Shares outstanding immediately prior to Closing on an as if converted to Common Stock basis, assuming the exercise of all issued and outstanding (including vested and unvested) Stock Options (other than Stock Options held by Plan Participants) and Warrants (pursuant to a cashless net exercise).

(qqqq) “GAAP” means U.S. generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

(rrrr) “Governmental Authority” means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, council, instrumentality, arbitrator or arbitral or judicial body (public or private), or political subdivision, whether federal, state, local, tribal or foreign.

(ssss) “Government Reimbursement Programs” mean the Medicare program, the Medicaid Program, the federal TriCare program, and any other, similar or successor federal, state or local healthcare payment programs with or sponsored by any Governmental Authority.

(tttt) “Hazardous Substances” means any natural or artificial chemicals, materials, compounds or substances, whether solid, liquid or gas, whether alone or in combination, which is toxic, explosive, ignitable, corrosive, flammable, infectious, radioactive, carcinogenic, reproductive toxicant, mutagenic, reactive, or otherwise hazardous to human health, public welfare, other living organisms, or the Environment, or defined, regulated, listed or otherwise classified under any Law as a “hazardous substance,” “extremely hazardous substance,” “hazardous material,” “hazardous waste,” “universal waste,” “mixed waste,” “bio-hazardous waste,” “medical waste,” “radioactive waste,” “pharmaceutical waste,” “commingled waste,” “toxic substance,” “toxin,”, “pollutant”, “contaminant,” including but not limited to, petroleum (including petroleum products, constituents, additives, or derivatives thereof); radioactive materials; radionuclides; radon; mercury; asbestos, asbestos-containing materials; mold; polychlorinated biphenyls, greenhouse gases, and pesticides; or the use, handling, storage, treatment, disposal, emission, Release of, or exposure to, is prohibited, limited or otherwise regulated.

(uuuu) “Healthcare Requirements” means the requirements of or with respect to Government Reimbursement Programs, Referral Laws, Drug Laws, Patient Privacy Requirements, the False Claims Act (31 U.S.C. Section 3729 et seq., as amended), Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), 42 U.S.C. Section 1320a-7k(d), 42 U.S.C. 1320a-7a(a) or (b), other state Laws that address the subject matter of the foregoing, and the requirements for accreditation by TJC.

(vvvv) “HIPAA” has the meaning ascribed to it in Section 5.11(e).

(wwww) “Hospital Operation” or “Hospital Operations” means any one or more operations carried on or services provided by any of the Joint Ventures as presently carried on or provided, which includes the operations of the Hospitals and any portion thereof.

(xxxx) “Hospitals” has the meaning ascribed to it in the Recitals.

(yyyy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(zzzz) “Identified Case Arbiter” has the meaning ascribed to it in Section 7.17.

(aaaaa) “Identified Case Dispute Notice” has the meaning ascribed to it in Section 7.17.

(bbbbb) “Identified Cases” has the meaning ascribed to it in Section 7.17.

(ccccc) “Identified Matters” has the meaning ascribed to it in Section 7.15.

(ddddd) “Identified Matters Escrow Amount” has the meaning ascribed to it in Section 2.6(b).

(eeeee) “Immediate Family Member” means, as to an individual, such individual’s husband or wife; birth or adoptive parent, child or sibling; stepparent, stepchild, stepbrother or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law; grandparent or grandchild; and grandparent’s or grandchild’s spouse.

(fffff) “Income Tax” means any federal, state, local or foreign Tax calculated by reference to net income, including, without limitation, any Taxes collected under Subtitle A of the Code.

(ggggg) “Indemnification Cap” has the meaning ascribed to it in Section 9.3(b).

(hhhhh) “Indemnification Escrow Amount” has the meaning ascribed to it in Section 2.6(b).

(iiiii) “Indemnified Party” means any Person entitled to indemnification under Article IX.

(jjjjj) “Indemnifying Party” means any Person required to provide indemnification under Article IX.

(kkkkk) “Independent Accounting Firm” has the meaning ascribed to it in Section 2.7(a)(iii).

(lllll) “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(i) patents, copyrights, know-how, trade secrets, inventions, proprietary data, databases, research and development data and computer software or firmware;

(ii) trademarks, trade names, service marks, trade dress and logos, and the goodwill associated therewith;

(iii) domain names;

(iv) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

(mmmmm) “IRS” means the U.S. Internal Revenue Service.

(nnnnn) “JAMS” has the meaning ascribed to it in Section 11.10(b).

(ooooo) “Joint Ventures” has the meaning ascribed to it in the Recitals.

(ppppp) “Joint Venture Indebtedness” means, with respect to the Joint Ventures, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all obligations under leases which are, or should be under GAAP, recorded on the Financial Statements as capital leases in respect of which a Joint Venture is liable as a lessee, (c) commitments or obligations by which a Joint Venture assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (d) amounts owing as deferred purchase price for property or services (including payments pursuant to non-competition), including all seller notes, and contingent payments, but excluding all trade account payables and other expenses incurred in the ordinary course of business and accrued as part of Net Working Capital and reflected on the Final Closing Balance Sheet, (e) obligations under any interest rate swap or interest rate hedging contract or agreement, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above and (g) any prepayment penalties and premiums, accrued interest and other amounts, required to fully pay and retire any of the items described in clauses (a) through (f) above. For the avoidance of doubt, any Joint Venture Indebtedness included in the definition of Net Working Capital shall be excluded from the definition of Debt.

(qqqqq) “JV Buyout Escrow Amount” has the meaning ascribed to it in Section 7.16(c).

(rrrrr) “JV Buyout Reduction” has the meaning ascribed to it in Section 7.16(c).

(sssss) “JV Interim Financial Statements” means, with respect to each Unconsolidated Joint Venture, the unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows of such Unconsolidated Joint Venture as of, and for the period ended September 30, 2014.

(ttttt) “JV Financial Statements” means, with respect to each Unconsolidated Joint Venture, the consolidated balance sheet and statements of income, stockholders’ equity and cash flows (and the notes thereto) of such Unconsolidated Joint Venture as of, and for the fiscal year ended, December 31, 2013, which have been audited by the Company’s independent public accountants.

(uuuuu) “JV Financials” has the meaning ascribed to it in Section 5.2(b).

(vvvvv) “JV Interest Sale” has the meaning ascribed to it in Section 7.16(b).

(wwwww) “JV Level Tax” means any Tax Liability of a Joint Venture. For the avoidance of doubt, JV Level Tax shall not include Income Taxes.

(xxxxx) “JV Partner” has the meaning ascribed to it in the Recitals.

(yyyyy) “JV Partner Buyout” has the meaning ascribed to it in Section 7.16(c).

(zzzzz) “Knowledge” (including any variant thereof) means (i) with respect to a natural person, that person’s actual knowledge, (ii) with respect to an entity other than the Company, the actual knowledge of the officers, partners, directors and other management personnel of such entity and (iii) with respect to the Company, except as otherwise provided herein, the actual knowledge of Patrick A. Foster (President and Chief Executive Officer of the Company), Terry Maxhimer (Chief Operating Officer of the Company), Rudy Blank (Chief Strategy and Development Officer of the Company), David Canniff (Chief Financial Officer of the Company), Julie Farris (Vice President, Human Resources), Eddie Gadsey (Chief Information Officer), Russ Bailey (Vice President, Regional Operations (West)) and Tammy Ober (Vice President, Regional Operations (East)) after such individual’s review of the representations and warranties in Article V of this Agreement that are qualified by the Company’s Knowledge and a comparison thereof with such individual’s files and records, provided that such individual shall have no obligation to inquire directly of any employee of any Joint Venture.

(aaaaaa) “Law” means any federal, state, local or foreign law (including common law), treaty, statute, code, ordinance, rule, regulation, permit, license, written order or other requirement or guideline of any Governmental Authority, including any Order and any rules or regulations related to the New York Stock Exchange.

(bbbbbb) “Leased Real Property” has the meaning ascribed to it in Section 5.5(a).

(cccccc) “Lessor Estoppel” has the meaning ascribed to it in Section 8.2(g).

(dddddd) “Letter of Transmittal” means a letter of transmittal and release in substantially the form of Exhibit G attached hereto.

(eeeeee) “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

(ffffff) “Licenses” has the meaning ascribed to it in Section 5.11(c).

(gggggg) “Loss” or “Losses”, in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising out of or resulting from such matter, including court costs, arbitrator’s fees and expenses, reasonable out-of-pocket attorneys’ fees, other reasonable out-of-pocket experts’ fees and expenses, reasonable out-of-pocket costs of investigating or defending any Action or the imposition of any judgment or settlement and reasonable out-of-pocket costs of enforcing any indemnification obligations of the Indemnifying Party; provided, however, that “Losses” shall not include exemplary, punitive and other penal damages, unless such damages are awarded to a Person (other than a Parent Indemnified Party) in a final judgment relating to a third-party claim for which the Executing Stockholders (or any of them) are obligated to indemnify and hold harmless Parent Indemnified Parties pursuant to Article IX.

(hhhhhh) “LW” has the meaning ascribed to it in Section 7.17.

(iiiiii) “Managed Care Contracts” has the meaning ascribed to it in Section 5.8(a)(xx).

(jjjjjj) “Management Agreement” has the meaning ascribed to it in Section 5.8(a)(xxi).

(kkkkkk) “Material Adverse Effect” means, with respect to the Target Entities and Target Entity Operations, taken as a whole, any change, event, circumstance or effect that, individually or taken together has or is reasonably likely to have a material adverse effect on the Business, the Assets, results of operations or financial condition of the Target Entities and the Target Entity Operations, taken as a whole, (x) except to the extent such change, event, circumstance or effect (or the impact thereof on the Target Entities and Target Entity Operations) is cured prior to the Termination Date and (y) other than any change, event, circumstance or effect arising out of, relating to or resulting from any of the foregoing: (i) any act of terrorism or war or any change in global or national political conditions, or any change in general economic, business or market conditions or in national or global financial markets, in each case, to the extent that such act does not have a materially disproportionate effect on the Target Entities and the Target Entity Operations, taken as a whole, as compared to other similar companies operating in the industries in which the Target Entities operate, (ii) any change in GAAP or Law, to the extent that such change does not have a materially disproportionate effect on the Target Entities and the Target Entity Operations, taken as a whole, as compared to other similar companies operating in the industries in which the Target Entities operate, (iii) any change generally affecting the healthcare industry, directly or indirectly, including changes due to actual or proposed changes in Law, to the extent that such change does not have a materially disproportionate effect on the Target Entities and the Target Entity Operations, taken as a whole, as compared to other similar companies operating in the industries in which the Target Entities operate, (iv) any effect of or change resulting from the announcement of the transactions contemplated by this Agreement, (v) a JV Interest Sale or JV Interest Buyout and (vi) any effect of or change resulting from the taking of an action by a Target Entity or Executing Stockholder that is expressly required, or taken at the request of Parent, pursuant to this Agreement.

(llllll) “Material Contracts” has the meaning ascribed to it in Section 5.8(a).

(mmmmmm) “Material Hospital Destruction” has the meaning ascribed to it in Section 7.12(a).

(nnnnnn) “Material Loss” has the meaning ascribed to it in Section 7.12(b).

(oooooo) “Medicare Administrative Contractor” means a contractor designated by the Centers for Medicare and Medicaid Services for the administration of the Medicare program in each applicable jurisdiction.

(pppppp) “Merger” has the meaning ascribed to it in the Recitals.

(qqqqqq) “Merger Consideration” has the meaning ascribed to it in Section 2.6(a).

(rrrrrr) “Merger Sub” has the meaning ascribed to it in the Preamble.

(ssssss) “Net Buyout Amount” has the meaning ascribed to it in Section 7.16(c).

(tttttt) “Net Closing Date Merger Consideration” means the Closing Date Merger Consideration less the sum of all Preferential Amounts payable to the Executing Stockholders and less the sum of all Change of Control Payments (excluding the portion of any such Change of Control Payments attributable to the Escrow Account or Stockholder Representative Reserve).

(uuuuuu) “Net Exercise” has the meaning ascribed to it in Section 2.5(a).

(vvvvvv) “Net Working Capital” means, with respect to a particular date, (i) the consolidated current assets of the Target Entities (excluding (A) Cash in excess of the minimum amount customarily maintained by the Joint Ventures pursuant to their standard operating practices (which amount is equal to the average of thirty (30) days operating expenses for the trailing six (6) months) and (B) any Income Tax refunds and other Income Tax assets) as of such date, minus (ii) the consolidated current liabilities (including the current portion of the Joint Venture Indebtedness incurred in the ordinary course of business consistent with past practice, but excluding any Transaction Expenses, Change of Control Payments, Cancellation Payments, Preferential Amounts and Debt other than the current portion of the Joint Venture Indebtedness incurred in the ordinary course of business consistent with past practice) and including Tax Liabilities (other than Income Tax Liabilities) of the Target Entities as of such date, as determined in accordance with GAAP, applied consistently. For avoidance of doubt, the Parties agree that Schedule 1.1(vvvvvv) sets forth the line items to be included and excluded in calculating the Net Working Capital.

(wwwwww) “Non-Negotiation Period” has the meaning ascribed to it in Section 7.6.

(xxxxxx) “Non-Owner Participants” means the Plan Participants who own two (2) or more Bonus Units under the Bonus Plan and who are not Executing Stockholders or Executing Option Holders.

(yyyyyy) “Non-Participant Cancellation Letter” means a Non-Participant Cancellation Letter substantially in the form of Exhibit J hereto.

(zzzzzz) “OIG” has the meaning ascribed to it in Section 5.11(q).

(aaaaaaa) “Order” means any written judgment, writ, decree, compliance agreement, injunction or judicial or administrative order or legally binding determination from any Governmental Authority.

(bbbbbbb) “Other Benefits” has the meaning ascribed to it in Section 7.7(c).

(ccccccc) “Outstanding Common Stock” has the meaning ascribed to it in the Recitals.

(ddddddd) “Outstanding Preferred Stock” has the meaning ascribed to it in the Recitals.

(eeeeeee) “Parent” has the meaning ascribed to it in the Preamble.

(fffffff) “Parent Indemnified Parties” has the meaning ascribed to it in Section 9.2(a).

(ggggggg) “Parent Notice” has the meaning ascribed to it in Section 7.12(c).

(hhhhhhh) “Participant Agreement” means a Participant Agreement substantially in the form of Exhibit L hereto.

(iiiiiii) “Participant Cancellation Letter” means a Participant Cancellation Letter in the form of Exhibit I hereto.

(jjjjjjj) “Patient Privacy Requirements” has the meaning ascribed to it in Section 5.11(e).

(kkkkkkk) “Party” or “Parties” has the meaning ascribed to it in the Preamble.

(lllllll) “Payoff Letter” has the meaning ascribed to it in Section 8.2(l).

(mmmmmmm) “Permitted Encumbrances” mean (i) liens for Taxes or of landlords, in each case as imposed by Law, arising in the ordinary course of business for sums not yet due and payable, (ii) other liens or imperfections on property which do not adversely affect title to, detract in any material respects from the value or marketability of, or impair in any material respects the existing use of, the property affected by such lien or imperfection, provided that none of such liens or imperfections secure any payments or other financial interests, and (iii) the Encumbrances listed on Schedule 1.1(mmmmmmm) hereto.

(nnnnnnn) “Person” means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any Governmental Authority.

(ooooooo) “Per Share Amount” has the meaning ascribed to it in Section 2.4(c).

(ppppppp) “Physician” means any licensed doctor of medicine or osteopathy, doctor of dental surgery or dental medicine, doctor of podiatric medicine, doctor of optometry, or chiropractor, or any group, partnership, corporation, of whatever form, made up of one more such Persons.

(qqqqqqq) “Physician Contract” has the meaning ascribed to it in Section 5.8(a)(xix).

(rrrrrrr) “Plan” has the meaning ascribed to it in Section 7.7(a).

(sssssss) “Plan Participant” means each Person who is a participant in or who is otherwise owed any amounts under the Bonus Plan.

(ttttttt) “Post-Closing Taxes” means any Tax Liabilities of any of the Centerre Companies for any Post-Closing Tax Periods except for any Tax Liabilities related to any breach of any representations, warranties, covenants or other agreements of the Company or any of the Executing Stockholders set forth in this Agreement that constitute Losses that the Parent Indemnified Parties are indemnified for under Article IX either as part of Pre-Closing Taxes or Losses.

(uuuuuuu) “Post-Closing Tax Period” means all taxable periods beginning on or after the Effective Time and the post-Closing portion of any Straddle Period.

(vvvvvvv) “Pre-Closing Straddle Period” has the meaning ascribed to it in Section 7.4(a).

(wwwwwww) “Pre-Closing Taxes” means (i) any Income Tax Liabilities of any of the Centerre Companies for any Pre-Closing Tax Periods; (ii) without duplication, any Taxes imposed on a Parent Indemnified Party as a result of (A) a breach of a representation or warranty set forth in Section 5.4 of this Agreement or (B) a breach of a pre-Closing covenant or obligation of the Company or a breach of a covenant or obligation of any Executing Stockholder set forth in this Agreement; (iii) any Taxes arising out of or related to the consummation of any transactions contemplated by this Agreement, including any Transfer Taxes and any Taxes related to Cancellation Payments, Closing Cancellation Payments or Change of Control Payments; (iv) the loss, return or reimbursement by any of the Centerre Companies of any Income Tax refunds or credits received prior to the Closing; and (v) any Income Taxes or Income Tax reimbursements required to be paid after the Closing by any of the Centerre Companies to any other Person in connection with any pre-Closing operations. For the avoidance of doubt, all JV Level Taxes and other non-Income Taxes included in the definition of Net Working Capital shall not be Pre-Closing Taxes.

(xxxxxxx) “Pre-Closing Tax Period” means all taxable periods ending on or before the Effective Time and the pre-Closing portion of any Straddle Period.

(yyyyyyy) “Preferred Stock” has the meaning ascribed to it in the Recitals.

(zzzzzzz) “Preferential Amount” means the Series A Preferential Amount, the Series B Preferential Amount or the Series C Preferential Amount, as applicable.

(aaaaaaaa) “Principal Stockholder Group” means Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Sterling Venture Partners, LP, Sightline Healthcare Fund IV, L.P., Pacific Venture Group II, L.P, PVG Associates II, L.P., RiverVest Venture Fund I, LP, River Cities Capital Funds II, L.P. and River Cities SBIC III, L.P.

(bbbbbbbb) “Privileged Communications” has the meaning ascribed to it in Section 11.14.

(cccccccc) “Pro Rata Share” means, with respect to any Executing Stockholder, Executing Option Holder or Non-Owner Participant, a fraction, (a) the numerator of which is the Closing Date Merger Consideration payable to such Person less any Preferential Amounts payable to such Person, and (b) the denominator of which is the Closing Date Merger Consideration payable to all Executing Stockholders, Executing Option Holders and Non-Owner Participants less all Preferential Amounts payable to all Executing Stockholders. Each such Person’s Pro Rata Share will be set forth on Exhibit K hereto delivered by the Stockholder Representative to Parent at or prior to Closing.

(dddddddd) “Protected Health Information” has the meaning ascribed to it in Section 5.11(e).

(eeeeeeee) “Provider Agreements” has the meaning ascribed to it in Section 5.11(a)(i).

(ffffffff) “Real Property Lease” has the meaning ascribed to it in Section 5.5(a).

(gggggggg) “Referral Laws” means Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn and related regulations (Prohibition Against Certain Referrals), commonly referred to as “Stark Law”, 42 U.S.C. Section 1320a-7a(a)(5), the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq.; and other state Laws that address the subject matter of the foregoing.

(hhhhhhhh) “Registered Marks” has the meaning ascribed to it in Section 5.7(c).

(iiiiiiii) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, leaching, or migrating into the Environment.

(jjjjjjjj) “Resolution Deadline” has the meaning ascribed to it in Section 2.7(a)(iii).

(kkkkkkkk) “Returns” means any and all returns, reports, information statements and certifications with respect to any and all Taxes that are required to be filed with the IRS or any other federal, state, local or foreign Governmental Authority, including consolidated, combined and unitary Returns, and any and all returns, reports, and information statements required to be so filed in connection with any Employee Benefit Plan.

(llllllll) “Revised Closing Balance Sheet” has the meaning ascribed to it in Section 2.7(a)(iii).

(mmmmmmmm) “Run-Off Insurance Policy” has the meaning ascribed to it in Section 7.9(b).

(nnnnnnnn) “Section 280G” has the meaning ascribed to it in Section 7.7(c).

(oooooooo) “Securities Act” means the Securities Act of 1933, as amended.

(pppppppp) “Series A Preferential Amount” means an amount per share of Series A Preferred Stock equal to $1.00 plus all declared but unpaid dividends with respect thereto.

(qqqqqqqq) “Series A Preferred Stock” has the meaning ascribed to it in the Recitals.

(rrrrrrrr) “Series A-1 Preferred Stock” has the meaning ascribed to it in the Recitals.

(ssssssss) “Series B Preferential Amount” means an amount per share of Series B Preferred Stock equal to $0.7636 plus all declared but unpaid dividends with respect thereto.

(tttttttt) “Series B Preferred Stock” has the meaning ascribed to it in the Recitals.

(uuuuuuuu) “Series C Preferential Amount” means an amount per share of Series C Preferred Stock equal to $0.7636 plus all declared but unpaid dividends with respect thereto.

(vvvvvvvv) “Series C Preferred Stock” has the meaning ascribed to it in the Recitals.

(wwwwwwww) “Series C Warrants” has the meaning ascribed to it in the Recitals.

(xxxxxxxx) “Stockholder” means any holder of Company Shares.

(yyyyyyyy) “Stockholder Consent” has the meaning ascribed to it in Section 7.14(a).

(zzzzzzzz) “Stockholder Indemnified Parties” has the meaning ascribed to it in Section 9.4.

(aaaaaaaaa) “Stockholder Group Members” means the Stockholder Representative, each Stockholder or holder of Stock Options or Warrants or Non-Owner Participant and each of their respective Affiliates, stockholders, directors, officers, members, managers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing.

(bbbbbbbbb) “Stockholder Representative” has the meaning ascribed to it in the Preamble.

(ccccccccc) “Stockholder Representative Agreement” has the meaning ascribed to it in Section 7.8(b).

(ddddddddd) “Stockholder Representative Expenses” has the meaning ascribed to it in Section 7.8(b).

(eeeeeeeee) “Stockholder Representative Group” has the meaning ascribed to it in Section 7.8(b).

(fffffffff) “Stockholder Representative Reserve” has the meaning ascribed to it in Section 2.6(c)(v).

(ggggggggg) “Stockholders Agreement” has the meaning ascribed to it in the Recitals.

(hhhhhhhhh) “Stock Options” has the meaning ascribed to it in the Recitals.

(iiiiiiiii) “Straddle Period” has the meaning ascribed to it in Section 7.4(a).

(jjjjjjjjj) “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more subsidiaries (i) owns at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (ii) holds at least fifty percent (50%) of the partnership, limited liability company, joint venture or similar interests or (iii) is a general partner, managing member or joint venture, provided, however, the Joint Ventures shall not be considered a Subsidiary of any of the Centerre Companies.

(kkkkkkkkk) “Surviving Corporation” has the meaning ascribed to it in the Recitals.

(lllllllll) “Target Entities” has the meaning ascribed to it in the Recitals.

(mmmmmmmmm) “Target Entity Operation” or “Target Entity Operations” means any one or more of the Centerre Company Operations and/or the Hospital Operations.

(nnnnnnnnn) “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind payable to any federal, state, local or foreign Governmental Authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, estimated, social security, workers’ compensation, unemployment compensation or insurance contributions, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, gains, business and occupation, disability, quality assurance fee, bed tax, provider tax, unclaimed property or other tax, duty or charge of any kind whatsoever, however denominated, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

(ooooooooo) “Termination Date” has the meaning ascribed to it in Section 10.1(f).

(ppppppppp) “TJC” means The Joint Commission.

(qqqqqqqqq) “Transaction” has the meaning ascribed to it in Section 11.14.

(rrrrrrrrr) “Transaction Documents” means this Agreement, the Escrow Agreement, the Letters of Transmittal and any other certificates, agreements or documents required to be executed or delivered under this Agreement (but excluding any documents that the Company or the Executing Stockholders are only required to provide or make available to Parent under this Agreement).

(sssssssss) “Transaction Expenses” means, collectively, the fees, commissions, bonuses, expenses and other amounts that have been incurred or are incurred prior to the Effective Time by the Centerre Companies in connection with the Transaction Documents or any of the transactions contemplated by the Transaction Documents (including research, preparation, drafting documents, negotiations, due diligence assistance, consultations, assessments or valuations), including (a) the fees and expenses of any consultants, financial advisors, brokers, attorneys, accountants, management companies or other agents and representatives engaged by any of the Centerre Companies or the Executing Stockholders on behalf of the Centerre Companies, (b) the one-time payment for premiums for the Run-Off Insurance Policy, and (c) any payments payable by any of the Centerre Companies upon termination of contractual arrangements in connection with this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, (i) the Cancellation Payments shall not be Transaction Expenses, (ii) Change of Control Payments shall not be Transaction Expenses, (iii) the Preferential Amounts shall not be Transaction Expenses and (iv) the filing fees for all filings required under the HSR Act shall not be Transaction Expenses.

(ttttttttt) “Transfer Taxes” has the meaning ascribed to it in Section 7.4(g).

(uuuuuuuuu) “Unconsolidated Joint Ventures” means the Joint Ventures set forth on Exhibit B whose financial results are not consolidated with the Centerre Companies.

(vvvvvvvvv) “U.S.” means the United States of America.

(wwwwwwwww) “Voting Agreement” means that certain voting agreement by and among the Company and the Principal Stockholder Group, pursuant to which each Executing Stockholder included in the Principal Stockholder Group has agreed to consent to, approve and vote all Company Shares held by such Executing Stockholder in favor of the Merger and this Agreement, and not to revoke, rescind or modify such consent and approval, and has waived any and all rights that such Executing Stockholder might otherwise have to dissent from this Agreement and to demand appraisal for the Company Shares held by such Executing Stockholder in accordance with the DGCL.

(xxxxxxxxx) “WARN Act” has the meaning ascribed to it in Section 5.12(m).

(yyyyyyyyy) “Waived 280G Benefits” has the meaning ascribed to it in Section 7.7(a).

(zzzzzzzzz) “Warrants” has the meaning ascribed to it in the Recitals.

(aaaaaaaaaa) “Working Capital Deficiency” has the meaning ascribed to it in Section 2.7(b)(ii).

(bbbbbbbbbb) “Working Capital Surplus” has the meaning ascribed to it in Section 2.7(b)(i).

(cccccccccc) “280G Approval” has the meaning ascribed to it in Section 7.7(a).

1.2 Terms Generally.

(a) The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or any Law are to such agreement, instrument or Law as the same may be amended and supplemented from time to time (and, in the case of any Law, to any successor provisions). Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the words “or,” “either” and “any” in this Agreement shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(b) With respect to the incurrence or amounts of Joint Venture Indebtedness, any references to “consistent with past practice” (including any variant thereof) shall mean (i) with respect to a Joint Venture that has conducted operations for less than one year, consistent with the past practice of the Joint Ventures taken as a whole, and (ii) with respect to any other Joint Venture, consistent with the past practice of such Joint Venture.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms contained in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger. The name of the Surviving Corporation shall be Centerre Healthcare Corporation. The Merger shall become effective upon the date and time when the filing of the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware becomes effective or upon such later date and time as may be designated in the Certificate of Merger (the “Effective Time”).

2.2 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, (a) all the property, rights, privileges, and powers of Merger Sub and the Company (but subject to Section 11.14) shall vest in the Surviving Corporation, (b) all claims, obligations, liabilities, debts and duties of Merger Sub and the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation and (c) Parent shall own all of the issued and outstanding shares of capital stock of the Surviving Corporation.

2.3 Charter, Bylaws, Officers and Directors. At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by applicable Law; (b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by applicable Law; and (c) the directors and officers of the Surviving Corporation shall be the persons listed on Schedule 2.3 hereto, in each case until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed or qualified, as the case may be.

2.4 Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or their respective shareholders, the capital stock of Merger Sub and the Company shall be treated as follows:

(a) Cancellation of Treasury Shares of the Company. Each share of capital stock of the Company that is owned by the Company and held in treasury immediately prior to the Effective Time shall automatically be canceled or retired and shall cease to exist, without any consideration delivered in exchange thereof.

(b) Company Stock Certificates. From and after the Effective Time, all of the certificates representing the Company Shares shall be deemed to be no longer outstanding, not be transferable on the books of the Surviving Corporation, and represent solely the right to receive the portion of the Merger Consideration payable with respect to such Company Shares pursuant to this Article II.

(c) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation and Parent, at the time(s) and in the manner set forth in this Agreement, the Per Share Amount (on an as if converted to Common Stock basis) plus, if such Company Share is Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the applicable Preferential Amount with respect thereto. “Per Share Amount” means an amount equal to the quotient of (i) the Net Closing Date Merger Consideration divided by (ii) the Fully Diluted Shares. In addition to the foregoing, but subject to the provisions of Section 7.8, each Executing Stockholder shall be entitled to receive its Pro Rata Share of (A) the amount released from the Escrow Amount to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants and (B) the amounts released from the Stockholder Representative Reserve to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants.

(d) Capital Stock of Merger Sub. Each share of common stock of the Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Common Stock of the Surviving Corporation.

2.5 Treatment of Stock Options and Warrants.

(a) Each Series C Warrant outstanding immediately prior to Closing shall automatically, and without further action by any Person, be deemed to be exercised in full pursuant to a cashless net exercise (“Net Exercise”) in the manner set forth in the applicable Warrant to Purchase Stock entered into between the Company and the holder of such Series C Warrant. Upon such Net Exercise, each holder of Series C Warrants shall be deemed to be a Stockholder with respect to the shares of Series C Preferred Stock issuable pursuant to the Net Exercise. Upon execution and delivery of a Letter of Transmittal by such holder of Series C Warrants, each such share of Series C Preferred Stock issuable to such holder of Series C Warrants shall be converted into the right to receive from the Surviving Corporation and Parent, at the time(s) and in the manner set forth in this Agreement, the consideration payable with respect to such Company Share described in Section 2.4(c) of this Agreement. For the avoidance of doubt, a holder of Series C Warrants who executes and delivers a Letter of Transmittal with respect to each such share of Series C Preferred Stock issuable to such holder of Series C Warrants shall be deemed to be an “Executing Stockholder.”

(b) Each Common Warrant outstanding immediately prior to Closing shall automatically, and without further action by any Person, be deemed to be exercised in full pursuant to a Net Exercise in the manner set forth in the applicable Warrant to Purchase Shares of Common Stock entered into between the Company and the holder of such Common Warrant. Upon such Net Exercise, each holder of Common Warrants shall be deemed to be a Stockholder with respect to the shares of Common Stock issuable pursuant to the Net Exercise. Upon execution and delivery of a Letter of Transmittal by such holder of Common Warrants, each such share of Common Stock issuable to such holder of Common Warrants shall be converted into the right to receive from the Surviving Corporation and Parent, at the time(s) and in the manner set forth in this Agreement, the consideration payable with respect to such Company Share described in Section 2.4(c) of this Agreement. For the avoidance of doubt, a holder of Common Warrants who executes and delivers a Letter of Transmittal with respect to each such share of Common Stock issuable to such holder of Common Warrants shall be deemed to be an “Executing Stockholder.”

(c) Upon execution of each of the Cancellation Letters by the Company and the holders of Stock Options, all of the Stock Options shall automatically be canceled, without further action by any Person, as of the Closing Date in exchange for the applicable payment(s) (a “Cancellation Payment”) to be made with respect thereto to be set forth in such Cancellation Letters. The Cancellation Payment payable to each Executing Option Holder less (i) such Executing Option Holder’s Pro Rata Share of the Escrow Amount and (ii) such Executing Option Holder’s Pro Rata Share of the Stockholder Representative Reserve, is referred to herein as a “Closing Cancellation Payment.”

2.6 Merger Consideration and Escrow.

(a) Merger Consideration. The aggregate merger consideration shall be equal to (i) an amount equal to One Hundred Ninety-Five Million Dollars ($195,000,000), (ii) plus the Estimated Closing Cash, (iii) less the Estimated Closing Debt, (iv) less the Estimated Closing Transaction Expenses and (v) subject to the other adjustments as described in Section 2.7(b) below (such net amount, the “Merger Consideration”).

(b) Escrow.

(i) Notwithstanding the provisions of Section 2.6(a), as security for certain of the indemnification obligations of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants set forth in this Agreement and the other Transaction Documents, Parent shall retain from the Merger Consideration otherwise deliverable pursuant to Section 2.6(a), (i) an amount of cash equal to Fifteen Million Dollars ($15,000,000) (the “Indemnification Escrow Amount”), (ii) an amount of cash equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Adjustment Escrow Amount”), and (iii) an amount of cash equal to One Million Dollars ($1,000,000) (the “Identified Matters Escrow Amount”, and collectively with the Indemnification Escrow Amount, the Adjustment Escrow Amount and, if applicable pursuant to Section 7.16, the JV Buyout Escrow Amount, the “Escrow Amount”), and shall deposit such amounts at Closing into an account or accounts (the “Escrow Account”) with U.S. Bank, N.A. (the “Escrow Agent”). The Escrow Amount shall be released to the Parties according to the terms and conditions of an escrow agreement dated as of the Closing Date by and among the Escrow Agent, Parent and the Stockholder Representative on behalf of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, in a reasonable form mutually agreed upon in good faith by the Escrow Agent, Parent and the Stockholder Representative (the “Escrow Agreement”).

(ii) An amount equal to Five Million Dollars ($5,000,000) (the “Documentation Escrow Amount”) shall be allocated from the Indemnification Escrow Amount to address Losses of Parent Indemnified Parties that result from a Target Entity’s failure to comply with Legal Requirements regarding patient medical record documentation prior to Closing (“Documentation Matters”); provided, however, that nothing contained herein shall prevent a Parent Indemnified Party’s recovery from the Indemnification Escrow Amount in respect of indemnification claims made pursuant to Article IX.

(iii) Eighteen (18) months following the Closing Date, the then-remaining balance of the Indemnification Escrow Amount, less the Documentation Escrow Amount, shall be released to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, subject to the terms and conditions as set forth in the Escrow Agreement.

(iv) Thirty-six (36) months following the Closing Date, the then-remaining balance of the Documentation Escrow Amount shall be released to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, subject to the terms and conditions as set forth in the Escrow Agreement.

(v) Upon the earlier of (A) five (5) years following the Closing Date or (B) the final resolution and settlement of all matters and Actions related to the Identified Matters, the then-remaining balance of the Identified Matters Escrow Amount shall be released to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders, Executing Option Holders and Non-Owner Participants, subject to the terms and conditions as set forth in the Escrow Agreement.

(vi) On the Adjustment Payment Date, the then-remaining balance of the Adjustment Escrow Amount (after deducting the net amount, if any, that is payable to Parent pursuant to Section 2.7(b)) shall be released to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, subject to the terms and conditions as set forth in the Escrow Agreement.

(vii) If applicable, the then-remaining balance of the JV Buyout Escrow Amount shall be paid or released in accordance with Section 7.16, subject to the terms and conditions as set forth in the Escrow Agreement.

(viii) When paid in accordance with Section 2.6(c)(iv), Parent shall be deemed to have contributed on behalf of each Executing Stockholder, each Executing Option Holder and each Non-Owner Participant, each such Person’s Pro Rata Share of the Escrow Account. Notwithstanding anything herein to the contrary, any such amounts payable from the Escrow Account and any amounts payable from the Stockholder Representative Reserve to or for the benefit of an Executing Stockholder, Executing Option Holder or Non-Owner Participant who is employed by a Target Entity prior to or following the Closing Date shall be paid to the Company, and the Company shall pay the applicable recipient the amount to which he or she is entitled (less any applicable withholding taxes, which the Company shall remit to the applicable Governmental Authority) as soon as practicable (but in no event later than the Company’s next payroll date after the date of the release from the Escrow Account or Stockholder Representative Reserve, as applicable) through the Company’s payroll.

(c) Payment of Merger Consideration. The Merger Consideration, Estimated Closing Debt and Estimated Closing Transaction Expenses shall be paid at Closing as follows:

(i) Parent will pay, by wire transfer of immediately available funds on behalf of the Company, all amounts necessary to discharge fully the Estimated Closing Debt, in accordance with the Payoff Letters delivered pursuant to Section 8.2(l).

(ii) Parent shall pay, on behalf of the Company and the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, all amounts necessary to discharge fully the Estimated Closing Transaction Expenses, by wire transfer of immediately available funds to the accounts designated by the payees of such Transaction Expenses; provided, however, any such Transaction Expenses payable to a Person who is employed by a Target Entity prior to or following the Closing Date shall be paid to the Company, and the Company shall pay the applicable recipient such Transaction Expenses (less any applicable withholding taxes, which the Company shall remit to the applicable Governmental Authority) as soon as practicable (but in no event later than the Company’s next payroll date) through the Company’s payroll, provided that, if such amount becomes payable within three (3) Business Days prior to a Company payroll date, such amount shall be paid on or prior to the subsequent Company payroll date.

(iii) Parent shall pay, on behalf of the Company and the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, all amounts necessary to discharge fully the Change of Control Payments (excluding the portion of any such Change of Control Payments attributable to the Escrow Account or Stockholder Representative Reserve), by wire transfer of immediately available funds to the accounts designated by the payees of such Change of Control Payments; provided, however, any such Change of Control Payments payable to a Person who is employed by a Target Entity prior to or following the Closing Date shall be paid to the Company, and the Company shall pay the applicable recipient such Change of Control Payment (less any applicable withholding taxes, which the Company shall remit to the applicable Governmental Authority) as soon as practicable (but in no event later than the Company’s next payroll date) through the Company’s payroll, provided that, if such amount becomes payable within three (3) Business Days prior to a Company payroll date, such amount shall be paid on or prior to the subsequent Company payroll date.

(iv) Parent shall pay to the Escrow Agent the Escrow Amount.

(v) Parent shall pay to the Stockholder Representative, as a source of funds upon which the Stockholder Representative shall be entitled to draw in the Stockholder Representative’s discretion to pay for any costs and expenses incurred by the Stockholder Representative in the performance of the Stockholder Representative’s duties and obligations under this Agreement, an amount equal to One Hundred Thousand Dollars ($100,000) (the “Stockholder Representative Reserve”), by transfer of immediately available funds to an account designated in writing prior to the Closing to Parent by the Stockholder Representative.

(vi) Parent shall pay to each Executing Option Holder who is not a Plan Participant, an amount equal to the applicable Closing Cancellation Payment payable to such holder, by transfer of immediately available funds to an account designed in writing prior to the Closing to Parent; provided, however, any such Closing Cancellation Payment payable to a Person who is employed by a Target Entity prior to or following the Closing Date shall be paid to the Company, and the Company shall pay the applicable holder such Closing Cancellation Payment (less any applicable withholding taxes, which the Company shall remit to the applicable Governmental Authority) as soon as practicable (but in no event later than the Company’s next payroll date) through the Company’s payroll, provided that, if such amount becomes payable within three (3) Business Days prior to a Company payroll date, such amount shall be paid on or prior to the subsequent Company payroll date.

(vii) Parent shall pay the balance of the Merger Consideration (after deducting the amounts paid in (i) through (vi) above) to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders by wire transfer of immediately available funds to an account designated in writing prior to Closing to Parent by the Stockholder Representative, for further distribution by the Stockholder Representative (or its designee) to the Stockholders that have delivered a Letter of Transmittal in respect of their Company Shares. The Executing Stockholders hereby acknowledge and agree that the payment by Parent to the Stockholder Representative pursuant to this Section 2.6(c)(vii) satisfies Parent’s obligation to make the applicable payment of the remaining Merger Consideration pursuant to this Section 2.6(vii) for the benefit of the Executing Stockholders and that, following such payment, but subject to Section 2.7 hereof, Parent shall have no further obligation to any Executing Stockholder to make any additional payment pursuant to this Section 2.6(vii).

2.7 Post-Closing Adjustments.

(a) Closing Balance Sheet.

(i) Preparation of Estimated Closing Balance Sheet. At least five (5) days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the Company’s past practices setting forth its good faith estimate of the calculation of (i) the unpaid Debt as of the Effective Time (the “Estimated

Closing Debt”), (ii) the unpaid Transaction Expenses as of the Effective Time (the “Estimated Closing Transaction Expenses”), (iii) the consolidated Cash of the Centerre Companies as of the Effective Time (the “Estimated Closing Cash”) and (iv) the Net Working Capital as of the Effective Time. In connection with the preparation of the Estimated Closing Balance Sheet, the Company shall provide to Parent such information, detail and support as Parent shall reasonably request.

(ii) Preparation of Closing Balance Sheet. As promptly as practicable, but in any event within one hundred twenty (120) days after the Closing Date, Parent shall cause the Company to prepare and deliver to the Stockholder Representative the Closing Balance Sheet setting forth its calculation of (i) the unpaid Debt as of the Effective Time, (ii) the unpaid Transaction Expenses as of the Effective Time, (iii) the consolidated Cash of the Centerre Companies as of the Effective Time and (iv) the Net Working Capital as of the Effective Time, which Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the Company’s past practice. Parent shall provide the Stockholder Representative and its representatives reasonable access at reasonable times and upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company to reasonably cooperate with the Stockholder Representative in connection with its review of the Closing Balance Sheet.

(iii) Closing Balance Sheet Disputes. The Stockholder Representative, on behalf of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants, may dispute the Closing Balance Sheet delivered by Parent pursuant to Section 2.7(a)(ii) by sending a written notice (a “Dispute Notice”) to Parent within twenty (20) Business Days of Parent’s delivery of such Closing Balance Sheet to the Stockholder Representative. The Dispute Notice shall identify each disputed item on the Closing Balance Sheet, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. In the event of such a dispute, Parent and the Stockholder Representative shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the Parties and shall be evidenced by a writing signed by Parent and the Stockholder Representative, including, as appropriate, a revised Closing Balance Sheet (a “Revised Closing Balance Sheet”) reflecting such resolution. If Parent and the Stockholder Representative are unable to reach such resolution by the fifteenth (15th) Business Day following delivery of the Dispute Notice by the Stockholder Representative to Parent (the “Resolution Deadline”), then Parent and the Stockholder Representative shall promptly submit any remaining disputed items for final binding resolution to Grant Thornton LLP, or if Grant Thornton LLP is unwilling or unable to serve in such capacity, to such other a nationally- or regionally-recognized independent accounting firm mutually acceptable to Parent and the Stockholder Representative (which accounting firm has not, within the prior sixty (60) months thereto, provided services to Parent or any Centerre Company or any of their respective Affiliates for an aggregate amount in excess of $100,000 (hereinafter referred to as the “Independent Accounting Firm”)). Parent and the Stockholder Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve all remaining disagreements with respect to the Final Closing Balance Sheet as soon as practicable, but in any event shall direct the Independent Accounting Firm to render a determination within sixty (60) days after its retention. The Independent Accounting Firm shall consider only those items and amounts described in the Dispute Notice to which Parent and the Stockholder Representative were unable to agree upon prior to the retention of the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accounting Firm’s determination of the disputed items shall be based solely on written materials submitted by Parent and the Stockholder Representative (i.e., not on an independent review) and on the applicable definitions and sections in this Agreement related to the Closing Balance Sheet. The determination by the Independent Accounting Firm shall be final, binding and conclusive on the Parties and a Revised Closing Balance Sheet shall be prepared reflecting such determinations of the Independent Accounting Firm and, if applicable, those disputed items which were resolved by Parent and the Stockholder Representative prior to the retention of the Independent Accounting Firm. The fees and disbursements of the Independent Accounting Firm shall be borne (and paid) by the Executing Stockholders, the Executing Option Holders and Non-Owner Participants based on their Pro Rata Shares (or at the Stockholder Representative’s discretion, from the Stockholder Representative Reserve) or Parent, as applicable, depending on whether the Executing Stockholders, the Executing Option Holders and Non-Owner Participants or Parent, as applicable, are determined to be less successful in advancing their respective case, as determined by the Independent Accounting Firm based upon the success or failure (in terms of percentages) of such Party’s claims, as determined by the Independent Accounting Firm. For example, if the final determination reflects a 60%-40% determination of the Parties’ claims pursuant to which the Executing Stockholders, the Executing Option Holders and Non-Owner Participants are deemed to be 60% successful, the Independent Accounting Firm shall allocate 60% of the expenses to Parent and 40% of the expenses to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants.

(iv) Final Closing Balance Sheet. The Closing Balance Sheet or, if it has been adopted or finally determined pursuant to Section 2.7(a)(iii), the Revised Closing Balance Sheet, as appropriate, shall be deemed to be final, binding and conclusive on Parent and the Executing Stockholders, the Executing Option Holders and Non-Owner Participants (the “Final Closing Balance Sheet”) upon the earliest of (A) the failure of the Stockholder Representative to deliver to Parent the Dispute Notice by the twentieth (20th) Business Day following Parent’s delivery of the Closing Balance Sheet to the Stockholder Representative; (B) the resolution of all disputes by Parent and the Stockholder Representative, as evidenced by, if appropriate, a Revised Closing Balance Sheet certified in writing by the Stockholder Representative and Parent; or (C) the resolution of all disputes by the Independent Accounting Firm, and, if applicable, Parent and the Stockholder Representative, in accordance with Section 2.7(a)(iii), as evidenced by written certification by the Stockholder Representative and Parent including, if appropriate, a Revised Closing Balance Sheet. Subject to Section 2.7(b)(ix), any adjustment of the Merger Consideration based on the Final Closing Balance Sheet shall be made on the fifth (5th) Business Day following the determination of the Final Closing Balance Sheet (the “Adjustment Payment Date”) in accordance with Section 2.7(b) below. The unpaid Debt as of the Effective Time as reflected in the Final Closing Balance Sheet is referred to herein as the “Final Closing Debt”. The unpaid Transaction Expenses as of the Effective Time as reflected in the Final Closing Balance Sheet is referred to herein as the “Final Closing Transaction Expenses”. The consolidated Cash of the Centerre Companies as of the Effective Time as reflected in the Final Closing Balance Sheet is referred to herein as the “Final Closing Cash”.

(b) Post-Closing Merger Consideration Adjustments. Upon the Final Closing Balance Sheet being deemed final, binding and conclusive in accordance with Section 2.7(a) hereof, adjustments to the Merger Consideration as a result of the Net Working Capital reflected on the Final Closing Balance Sheet shall be made as follows:

(i) In the event that (A) the sum of the Net Working Capital reflected on the Final Closing Balance Sheet exceeds (B) Fourteen Million Dollars ($14,000,000) (such amount, the “Working Capital Surplus”), then Parent shall be obligated to pay to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants on the Adjustment Payment Date an amount in cash equal to the Working Capital Surplus, in immediately available funds by wire transfer to the bank account specified in writing by the Stockholder Representative;

(ii) In the event that (A) the sum of the Net Working Capital reflected on the Final Closing Balance Sheet is less than (B) Twelve Million Dollars ($12,000,000) (such amount, the “Working Capital Deficiency”), then the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall be obligated, severally based on their respective Pro Rata Shares, to pay Parent on the Adjustment Payment Date an amount in cash equal to the Working Capital Deficiency, in immediately available funds by wire transfer to the bank account specified in writing by Parent;

(iii) If the Final Closing Debt is greater than the Estimated Closing Debt, then the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall be obligated, severally based on their respective Pro Rata Shares, to pay the amount equal to such difference to Parent;

(iv) If the Final Closing Debt is less than the Estimated Closing Debt, then Parent shall be obligated to pay the amount equal to such difference to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants;

(v) If the Final Closing Transaction Expenses are greater than the Estimated Closing Transaction Expenses, then the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall be obligated, severally based on their respective Pro Rata Shares, to pay the amount equal to such difference to Parent;

(vi) If the Final Closing Transaction Expenses are less than the Estimated Closing Transaction Expenses, then Parent shall be obligated to pay the amount equal to such difference to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants;

(vii) If the Final Closing Cash is greater than the Estimated Closing Cash, then Parent shall be obligated to pay the amount equal to such difference to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants;

(viii) If the Final Closing Cash is less than the Estimated Closing Cash, then the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall be obligated, severally based on their respective Pro Rata Shares, to pay the amount equal to such difference to Parent; and

(ix) Any adjustments to the Merger Consideration and required payments between Parent and the Executing Stockholders, the Executing Option Holders and Non-Owner Participants pursuant to this Section 2.7(b) shall be netted against each other as applicable. Any net amounts then due by the Executing Stockholders, the Executing Option Holders and Non-Owner Participants hereunder shall first be paid from the Adjustment Escrow Amount, provided that if the Adjustment Escrow Amount is insufficient to satisfy the full amount due under this Section 2.7(b) to Parent, then Parent shall next recover the remaining amount due under this Section 2.7(b) from the Indemnification Escrow Amount in accordance with the terms and conditions of the Escrow Agreement, and if the Indemnification Amount is insufficient to satisfy the remaining amount due under this Section 2.7(b) to Parent, then Parent may seek the remaining amount due under this Section 2.7(b) directly from the Executing Stockholders, the Executing Option Holders and Non-Owner Participants severally based on their respective Pro Rata Shares; provided, however, that any amount so recovered by Parent shall be disregarded for purposes of the Indemnification Cap. The Executing Stockholders hereby acknowledge and agree that the payment of the net amount owed by Parent under this Section 2.7(b), if any, to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders, the Executing

Option Holders and Non-Owner Participants satisfies Parent’s obligation, if any, to make the applicable payments pursuant to this Section 2.7(b) for the benefit of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants and that, following such payment, Parent shall have no further obligation to any Executing Stockholder, Executing Option Holder or Non-Owner Participant to make any additional payment pursuant to this Section 2.7(b).

2.8 Appraisal Rights. The Executing Stockholders, upon delivery of the Stockholder Consent and the executed Letters of Transmittal and Voting Agreement in accordance with Section 7.14, shall have approved this Agreement and the Merger and shall have waived any and all rights that they might otherwise have to dissent from this Agreement and to demand appraisal for their Company Shares in accordance with the DGCL. Notwithstanding anything in this Agreement to the contrary, those Company Shares which are issued and outstanding immediately prior to the Effective Time and are held by a Dissenting Stockholder shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such Company Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such rights, such holder’s Company Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the portion of the Merger Consideration, if any, to which such holder is entitled, without interest thereon. The Stockholder Representative shall be entitled to retain any portion of the Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such Dissenting Stockholders, and no holder of Company Shares shall be entitled to any portion of such retained Merger Consideration. The Company and the Stockholder Representative shall give Parent: (i) prompt notice of any demands with respect to any appraisal of Company Shares received by the Company or the Stockholder Representative, as applicable, including withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL and received by the Company prior to the Effective Time in connection therewith; and (ii) the opportunity to participate (at Parent’s own expense) in all negotiations and proceedings with respect to any such demands for appraisal or other instruments or notices.

ARTICLE III

CLOSING

3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Waller Lansden Dortch and Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219 on the last Business Day of the month in which the Closing Conditions are satisfied or waived, or at such other place and on such other date as may be agreed to by the Parties. The date on which the Closing occurs is herein referred to as the “Closing Date” and the Closing shall be deemed effective as of the Effective Time. At the election of the Parties, the Closing may take place through an exchange of consideration and documents using wire transfers, overnight courier service, electronic mail and/or facsimile transmission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE EXECUTING

STOCKHOLDERS

Each Executing Stockholder, severally and not jointly and with respect to such Executing Stockholder only, hereby represents and warrants to Parent that the following representations and warranties are true and complete as of the date hereof.

4.1 Ownership of Stock. Such Executing Stockholder holds, and has good and marketable title to, and sole record and beneficial ownership of, that class and number of Company Shares set forth opposite his, her or its name on Exhibit E attached hereto, free and clear of any Encumbrances (other than Encumbrances as may be imposed by Parent). Such Executing Stockholder has the full capacity, right, power and authority to enter into this Agreement and to transfer, convey and sell to Parent at the Closing that number and class of the Company Shares set forth opposite his, her or its name on Exhibit E hereto. Such Executing Stockholder has not assigned or pledged any rights related to his, her or its Company Shares.

4.2 Violation of Law. There is no Action pending or, to the Knowledge of such Executing Stockholder, threatened, against such Executing Stockholder or his, her or its Affiliates that would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby or that questions the legality or propriety of the transactions contemplated hereby or of the ownership of any Company Shares by such Executing Stockholder.

4.3 Due Authorization, Execution and Delivery; Enforceability. Such Executing Stockholder has full power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Executing Stockholder is a party and to perform his, her or its respective obligations hereunder and thereunder. This Agreement and any other Transaction Documents to which such Executing Stockholder is a party constitute the valid and legally binding obligation of such Executing Stockholder, enforceable in accordance with their respective terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar legal requirements now or hereafter in effect affecting the enforcement of creditors’ rights generally and except that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”). Such Executing Stockholder need not give any notice to, make any filing with, or obtain any Approval in order for such Executing Stockholder to consummate the transactions contemplated hereby.

4.4 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case, by such Executing Stockholder violates or will violate, or results or will result in a breach of, any of the terms and provisions of, or constitutes or will constitute a default under, or conflicts or will conflict with, or results or will result in any augmentation or acceleration of rights, benefits or obligations of any party under, the Stockholders Agreement or any contract to which such Executing Stockholder is a party or is bound, or any Order applicable to such Executing Stockholder.

4.5 Acknowledgment. Such Executing Stockholder hereby acknowledges that such Executing Stockholder has read this Agreement and the other documents to be delivered by such Executing Stockholder in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). Such Executing Stockholder further acknowledges that such Executing Stockholder has had an opportunity to consult with and has relied upon the advice, if any, of such Executing Stockholder’s legal counsel, financial advisors or accountants with respect to the transactions contemplated hereby to the extent such Executing Stockholder has deemed necessary, and has not been advised or directed by Parent, the Company or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such Parties in connection with this Agreement and the transactions contemplated hereby.

4.6 Brokers and Finders. Such Executing Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent (each, a “Broker” and collectively, the “Brokers”) with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING

THE TARGET ENTITIES

The Company hereby represents and warrants to Parent that the following representations and warranties are true and complete as of the date hereof.

5.1 Entity Status.

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the other Centerre Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction as set forth on Schedule 5.1(a) of the Disclosure Schedules. Each of the Joint Ventures is a general partnership, limited liability company, limited liability partnership or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction as set forth on Schedule 5.1(a) of the Disclosure Schedules.

(b) Power and Authority. Each Target Entity has full corporate, general partnership, limited liability company, limited liability partnership or limited partnership, as applicable, power and authority to own, operate and lease its respective properties and assets and to carry on its respective businesses as and where such is now being conducted, including, without limitation, the Target Entity Operations. Each Centerre Company has full corporate or limited liability company, as applicable, power and authority to enter into the documents and instruments to be executed and delivered by such Centerre Company pursuant hereto and, subject to receipt of all Approvals from Governmental Authorities and the consents and set forth on Schedule 5.1(d) of the Disclosure Schedules, to carry out the transactions contemplated hereby.

(c) Qualification; Minutes and Records. Each Target Entity is duly qualified or licensed to do business as a foreign corporation, general partnership, limited liability company, limited liability partnership or limited partnership, as applicable, and is in good standing, in all jurisdictions (domestic and foreign) in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires such licensing or qualification. All of the minutes and records, of the Target Entities have been made available, or will be made available prior to Closing to Parent and are true, complete and accurate in all material respects. All of the ownership ledger and transfer records of the Target Entities have been made available, or will be made available prior to Closing, to Parent and are true, complete and accurate in all material respects.

(d) No Conflicts or Violations. Except for Approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement or as set forth on Schedule 5.1(d) of the Disclosure Schedules, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof by the Company will (i) violate or result in a breach of any of the material terms and provisions of, constitute a default under, conflict with, or result in any acceleration of rights, benefits or obligations of any party under, any agreement (including, but not limited to, any Material Contract), mortgage, bond, indenture, franchise or other instrument or obligation to which any Target Entity is a party or by which it is bound; (ii) violate any Order or award of any Governmental Authority applicable to any Target Entity; (iii) result in the creation of any Encumbrance upon any asset of any Target Entity or the Company Shares pursuant to the terms of any such mortgage, bond, indenture, lease, franchise or other instrument or obligation; (iv) constitute a violation by any Target Entity of any applicable Law; (v) result in the breach of any of the material terms or conditions of, or constitute a default under, or otherwise cause any impairment of, any permit, license or other governmental authorization held by any Target Entity, (vi) result in any liability or expense to any Target Entity under any collective bargaining agreements, if any, to which any Target Entity is a party, or (vii) conflict with or violate any charter document, operating agreement or partnership agreement of any Target Entity. True, correct and complete copies of each Target Entity’s organizational and governance documents in effect on the date hereof have been made available to Parent, and none of the Target Entities is in violation or default, in any material respect, of any provision of any such documents.

(e) Capitalization.

(i) As of the date hereof, all of the authorized and issued and outstanding shares of capital stock of the Company are set forth on Schedule 5.1(e)(i) of the Disclosure Schedules. Exhibit E hereto sets forth the names of the record owners of the Company Shares and the number and class of the Company Shares held by each such owner. All Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Except as set forth on Schedule 5.1(e)(i) of the Disclosure Schedules, the Company does not operate any equity incentive plan or profit sharing plan for the benefit of the officers, directors, employees or consultants of any of the Target Entities.

(ii) Except as set forth above or on Schedule 5.1(e)(ii) of the Disclosure Schedules, (A) the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock or any other ownership interests, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any shares of capital stock, membership interests, warrants or securities convertible into or exchangeable for any capital stock of the Company or any other ownership interests and (B) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of the Company or other ownership interests and there are no voting trusts or proxies outstanding with respect to any of the Company Shares or any other ownership interest, if any, of the Company. Other than as set forth on Schedule 5.1(e)(ii) of the Disclosure Schedules, there are no options, debentures, warrants, rights of first refusal or other rights to purchase or otherwise acquire an interest (whether equity or economic) outstanding in the Company. All outstanding securities of the Target Entities owned by Centerre Companies have been validly issued by the applicable Target Entity, and are fully paid and nonassessable.

(iii) The Company owns, directly or indirectly, all of the outstanding ownership interests and/or securities of CHC and each of the CHC JV Subsidiaries. There are no options, debentures, warrants, rights of first refusal or other rights to purchase or otherwise acquire an interest (whether equity or economic) outstanding in CHC or any of the CHC JV Subsidiaries. Except as set forth on Schedule 5.1(e)(iii) of the Disclosure Schedules, none of the Centerre Companies has assigned any of its rights related to the ownership interests that it holds in another Centerre Company or in any of the Joint Ventures. Except as set forth on Schedule 5.1(e)(iii) of the Disclosure Schedules, (x) each Target Entity does not now own any interest, beneficially or otherwise, in any corporation, limited liability company, partnership or other entity nor is it a party to any joint venture and (y) each Target Entity has not agreed to, and is not legally obligated under any Contractual Obligation to make any future investment in, any entities other than capital contributions in accordance with the terms of the organizational and governing documents of such entities. Schedule 5.1(e)(iii) of the Disclosure Schedules sets forth a list of (A) any Person that has ever merged with or into any Target Entity, (B) any Person, a majority of whose capital stock (or similar outstanding ownership interests) or equity securities has ever been sold, transferred or assigned by any Target Entity and (C) any Person, all, or substantially all, of whose assets, or whose division or separate business line, has ever been acquired by any Target Entity.

(iv) Schedule 5.1(e)(iv) lists the JV Partners and their respective ownership, membership, equity or other interests in the Joint Ventures.

5.2 Financial Statements; Undisclosed Liabilities.

(a) The Company has furnished to Parent, prior to the date hereof, the Company Financial Statements and the Company Interim Financial Statements (collectively, the “Company Financials”), copies of which are attached hereto as Schedule 5.2(a)(i) of the Disclosure Schedules. Except as set forth on Schedule 5.2(a)(ii) of the Disclosure Schedules, the Company Financials have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, in all material respects, the consolidated financial condition of the Centerre Companies and the Consolidated Joint Ventures as of such dates and the consolidated results of operations of the Company (including the Business), for the periods covered thereby; provided, however, that the Company Interim Financial Statements for such periods (i) are consistent, in all material respects, with the books and records of the Centerre Companies and the Consolidated Joint Ventures (which books and records are correct and complete in all material respects), (ii) may not include all notes required by GAAP, provided that such notes, if included, would not differ materially from those included in the Company Financial Statements, and (iii) are subject to normal year-end adjustments. The books of account and other financial records of each Centerre Company and each Consolidated Joint Venture, all of which have been made available to Parent, are correct and complete in all material respects and have been maintained in accordance with commercially reasonable business and accounting practices.

(b) The Company has furnished to Parent, prior to the date hereof, the JV Financial Statements and the JV Interim Financial Statements (collectively, the “JV Financials”), copies of which are attached hereto as Schedule 5.2(b)(i) of the Disclosure Schedules. Except as set forth on Schedule 5.2(b)(ii) of the Disclosure Schedules, the JV Financials have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, in all material respects, the consolidated financial condition of each Unconsolidated Joint Venture as of such dates and the consolidated results of operations of each Unconsolidated Joint Venture, for the periods covered thereby; provided, however, that the JV Interim Financial Statements for such periods (i) are consistent, in all material respects, with the books and records of each Unconsolidated Joint Venture (which books and records are correct and complete in all material respects), (ii) may not include all notes required by GAAP, provided that such notes, if included, would not differ materially from those included in the JV Financial Statements, and (iii) are subject to normal year-end adjustments. The books of account and other financial records of each Unconsolidated Joint Venture, all of which have been made available to Parent, are correct and complete in all material respects and have been maintained in accordance with commercially reasonable business and accounting practices.

(c) Except as set forth on Schedule 5.2(c) of the Disclosure Schedules and/or the Estimated Closing Balance Sheet, as of the date of delivery of the Estimated Closing Balance Sheet in accordance with Section 2.7(a)(i) above, the Centerre Companies do not have any Liabilities, other than Liabilities: (i) under the executory portion of any Contractual Obligation by which any of the Centerre Companies is bound and that was entered into in the ordinary course of the business consistent with past practices; (ii) incurred under this Agreement or any of the other Transaction Documents; (iii) incurred in the ordinary course of the business after the date of the delivery of the Estimated Closing Balance Sheet in accordance with Section 2.7(a)(i) above, which shall be reflected in the Final Closing Balance Sheet; and/or (iv) Liabilities of an immaterial nature and amount incurred in the ordinary course of business.

5.3 Debt. Schedule 5.3(a) of the Disclosure Schedules correctly sets forth a complete list of all of the Centerre Company Indebtedness as of September 30, 2014, and Schedule 5.3(b) of the Disclosure Schedules correctly sets forth a complete list of all of the Joint Venture Indebtedness as of September 30, 2014. The Company has provided to Parent, prior to the date hereof, copies of the major loan documents related to the Centerre Company Indebtedness and the Joint Venture Indebtedness. All of the Joint Venture Indebtedness was incurred in the ordinary course of business consistent with past practice of the Joint Ventures.

5.4 Taxes.

(a) Timely Filing of Returns. Each of the Target Entities has filed or caused to be filed all Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of consolidated companies, prior to the Closing pursuant to applicable Law. All Returns filed by (or that include on a consolidated or combined basis) any of the Target Entities were (and, as to Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

(b) Payment of Taxes. Each of the Target Entities, within the time and in the manner prescribed by applicable Law, paid (and until Closing will pay within the time and in the manner prescribed by applicable Law) all Taxes that are due and payable (whether or not shown as due on a filed Return) prior to the Closing. Any Taxes, except for Income Taxes, of the Target Entities for any Pre-Closing Tax Periods not due and payable prior to the Closing have been accrued for and are reflected in full in the Net Working Capital set forth on the Estimated Closing Balance Sheet.

(c) Withholding Taxes. Each of the Target Entities has complied (and until the Closing will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049, and similar provisions under any other requirements under applicable Law) and have, within the times and in the manner prescribed by applicable Law, withheld from employee wages and paid over to proper Governmental Authorities on a timely basis all amounts required.

(d) Audits. Except as set forth on Schedule 5.4(d) of the Disclosure Schedules, no Return of any of the Target Entities is under audit or examination by any Governmental Authority, and no written or unwritten notice of such an audit or examination has been received by any of the Target Entities, and the Company has no Knowledge of any threatened audits, investigations or claims for or relating to Taxes. Except as set forth on Schedule 5.4(d) of the Disclosure Schedules, no Return of any of the Target Entities has been under or subject to audit or examination by any Governmental Authority with the past five (5) years. The Company has delivered to Parent copies of all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the Target Entities from any Governmental Authority since December 31, 2010.

(e) Tax Reserves. The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Target Entities have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Target Entities for U.S. federal income tax purposes. Except as disclosed in the Disclosure Schedules, there exists no proposed assessment of Taxes against any of the Target Entities.

(f) Tax Liens. No Encumbrance for Taxes exists with respect to any assets or properties of any of the Target Entities, nor will any such Encumbrance exist at Closing except in each case for statutory liens for Taxes not yet due and payable.

(g) Tax Sharing Agreements. Schedule 5.4(g) of the Disclosure Schedules list, and the Company has delivered to Parent copies of any Tax sharing agreement, Tax allocation agreement, or similar written agreement the principal purpose of which relates to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) to which any of the Target Entities is a party or by which any of the Target Entities is bound. No such agreement shall be modified or terminated prior to Closing without the consent of Parent.

(h) Extensions of Time for Filing Returns. None of the Target Entities has requested any extension of time within which to file any Return, which Return has not since been filed.

(i) Waiver of Statutes of Limitations. Except as set forth on Schedule 5.4(i) of the Disclosure Schedules, none of the Target Entities has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(j) Powers of Attorney. Except as set forth on Schedule 5.4(j) of the Disclosure Schedules, no power of attorney currently in force has been granted by any of the Target Entities concerning any Taxes or Return.

(k) Tax Rulings. Except as set forth on Schedule 5.4(k) of the Disclosure Schedules, none of the Target Entities has received or been the subject of a private Tax ruling or a request for private Tax ruling. None of the Target Entities has entered into a closing agreement with any Governmental Authority with respect to Taxes that would have a continuing effect after the Closing Date.

(l) Availability of Returns. The Disclosure Schedules list, and the Company has made available to Parent complete and accurate copies of, all Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Target Entities, for the three (3) most recent tax years prior to the Closing Date.

(m) Section 481 Adjustments. None of the Target Entities is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Target Entities prior to the Closing, and the Internal Revenue Service has not proposed any such change in accounting method.

(n) Net Operating Loss Carryovers. The amount of each Target Entity’s net operating losses as of December 31, 2013, and the dates on which they arose, are set forth on Schedule 5.4(n) of the Disclosure Schedules.

(o) Tax Credit Carryovers. The amount of each Target Entity’s tax credit carryover as of December 31, 2013, and the nature of those tax credits and years in which they arose, are set forth on Schedule 5.4(o) of the Disclosure Schedules.

(p) Section 338 Election. No election under Section 338 has been made by or with respect to any of the Target Entities or any of their respective assets or properties.

(q) Intercompany Transactions. None of the Target Entities has engaged in any transactions with Affiliates which would require the recognition of income by any of the Target Entities with respect to such transaction for any period ending on or after the Closing Date, except for transactions between the Centerre Companies and other Target Entities in the ordinary course of business.

(r) Real Property Transfer Tax. None of the Target Entities owns any interest in real estate as a result of which ownership, the transactions or any related transaction contemplated by this Agreement would be subject to any realty transfer Tax or similar Tax.

(s) Section 162(m). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Target Entities under any Target Entities contract, benefit plan, program, arrangement or understanding currently in effect.

(t) Section 280G. Except as set forth on Schedule 5.4(t), none of the Target Entities is a party to any agreement, contract or arrangement that could result separately or in the aggregate, whether based solely on the transactions contemplated under this Agreement or in combination with any other event, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(u) Tax Gross-Up Payments. There is no agreement, plan or arrangement under which any Target Entity may be required to pay a Tax gross-up, reimbursement, equalization or similar payment to any Person with respect to any Tax-related payments, including without limitation, with respect to any Taxes arising under Section 409A or Section 280G of the Code.

(v) Claims by Governmental Authorities. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Target Entities do not file Returns that any Target Entity is or may be subject to taxation by that jurisdiction or the Target Entity’s assets are or may be subject to such taxation. Except as set forth on Schedule 5.4(v) of the Disclosure Schedules, none of the Target Entities has entered into any voluntary disclosure agreements with any Governmental Authority regarding Taxes.

(w) Liability for Taxes of Other Persons. None of the Target Entities has any liability for the Taxes of any other Person, other than another Target Entity, under United States Treasury Regulations Section 1.1502–6 (or any similar provision of United States state, local, or foreign Law), as a result of being a member of a consolidated or combined group (other than a consolidated or combined group the common parent of which is the Company), as a transferee, by contract, or otherwise.

(x) Taxable Nexus/Permanent Establishment. CHC has not engaged in any activity in a state of the United States or political subdivision of a state of the United States (which activity creates a taxable nexus or permanent establishment) where Returns have not been filed.

(y) Reportable Transactions. None of the Target Entities has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of United States Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of United States state, local or foreign Tax Law.

(z) U.S. Real Property Holding Corporation, CFCs, PFICs, etc. None of the Target Entities (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(aa) Amended Returns, Tax Elections, etc. None of the Target Entities has made any amendment to any Returns, or made any election, adopted any accounting method or fiscal year, or taken any position in any Returns relating to any of the Target Entities that is inconsistent with any such election, accounting method, fiscal year or position previously made, adopted or taken with respect to any Target Entity, if such election, adoption or position taken would have the effect of increasing the Tax Liability of any Target Entity for any period ending after the Closing Date or decreasing any Tax attribute of any Target Entity existing on the Closing Date.

5.5 Real Property.

(a) None of the Target Entities owns any real property. Schedule 5.5(a) of the Disclosure Schedules contains a complete list by address of all real property leased, licensed, operated or used by the Target Entities (the “Leased Real Property”), and identifies, if applicable, each lease or any other Contractual Obligation under which any Real Property is leased or licensed, including without limitation all amendments thereto (together with all amendments, supplements, waivers, subordination, non-disturbance and attornment agreements, and side letters thereto, each a “Real Property Lease “), the lessor or licensor thereunder, the Joint Venture to which such Leased Real Property relates and the monthly and annual rent thereunder. To the actual Knowledge of the Company, (i) no material physical or mechanical defects exist in any building or improvements (each a “Facility”) located on any Leased Real Property, and (ii) each such Facility is in good condition and repair, normal wear and tear excepted, and in compliance in all material respects with all applicable Laws. To the actual Knowledge of the Company, all agreements or contracts made by any Target Entity for any improvements to a Facility or the Leased Real Property have been fully paid and there are no mechanic’s or materialman’s liens arising from any labor or material furnished to such Facility or Real Property.

(b) With respect to each parcel of Leased Real Property:

(i) The Target Entities have a valid leasehold estate under each Real Property Lease, free and clear of any liens or encumbrances other than Permitted Encumbrances. All Real Property Leases were negotiated at arms-length with the lessor or licensor of such Leased Real Property. Except for any Permitted Encumbrances and except as set forth on Schedule 5.5(a) of the Disclosure Schedules, to the Knowledge of the Company, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Leased Real Property or any portion thereof and there is no Person in possession of the Leased Real Property or any portion thereof other than the applicable Target Entity. No Executing Stockholder or Affiliate of an Executing Stockholder holds any ownership interest in any lessor or licensor of any of the Leased Real Property.

(ii) The Company has delivered to Parent true, accurate and complete copies of each Real Property Lease, in each case, as amended or otherwise modified.

(iii) There exists no default, breach or dispute on the part of any Target Entity under any Real Property Lease nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach by a Target Entity under a Real Property Lease.

(iv) To the Knowledge of the Company, there exists no default or breach by the landlord, sublessor, licensor or other obligor under each Real Property Lease nor, to the Knowledge of the Company, has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach by any such Person under a Real Property Lease.

(v) To the Knowledge of the Company, there has been no underpayment of expense pass-throughs with respect to a Real Property Lease that could result in the requirement that an additional payment be made to the landlord thereunder.

(c) To the actual Knowledge of the Company, no part of the Leased Real Property nor the Facility located on any Leased Real Property is currently subject to condemnation proceedings and no such condemnation or taking is threatened or contemplated. To the actual Knowledge of the Company, no public improvements exist that may result in special assessments against or otherwise affect the Leased Real Property or any Facility. The Company does not have actual Knowledge of any facts that would adversely affect the possession, use or occupancy of any Leased Real Property or any Facility by Parent. To the actual Knowledge of the Company, (i) no Leased Real Property nor any Facility is in material violation of any zoning, public health, building code or other similar Laws applicable to such property or to the ownership, occupancy and/or operation thereof, nor (ii) does there exist any waiver, variance, special permit, special exception or other exemption relating to any Leased Real Property or any Facility with respect to any non-conforming use or other zoning or building code matters. All utilities serving the Leased Real Property and each Facility are adequate to operate each in the manner it is currently operated.

5.6 Title to Properties; Absence of Encumbrances.

(a) Each Target Entity has good, valid and marketable title to, or, in the case of personal property held under a lease or other Contractual Obligation, an enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether tangible or intangible, that it owns or purports to own or lease (as applicable) reflected on its books and records and on its balance sheet in the Financial Statements (except those sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice) (in each case, collectively, the “Assets”). Except as disclosed on Schedule 5.6(a) of the Disclosure Schedules, none of the Assets are subject to any Encumbrance other than Permitted Encumbrances. The Assets constitute all of the assets necessary to operate the Target Entity Operations as currently operated.

(b) All of the tangible Assets of the Target Entities are in good working order, operating condition and state of repair (subject to reasonable wear and tear).

(c) Except as set forth on Schedule 5.6(c), none of the Target Entities holds any Assets on consignment, nor are any Assets of the Target Entities held at any location other than at the addresses of the Leased Real Property set forth on Schedule 5.5(a).

5.7 Intellectual Property.

(a) Each Target Entity owns or possesses all licenses or other rights to use all Intellectual Property necessary to conduct its respective business, including, without limitation, the Target Entity Operations.

(b) The Intellectual Property rights claimed or used by the Target Entities do not conflict with or infringe upon any Intellectual Property rights of others.

(c) Schedule 5.7(c) of the Disclosure Schedules sets forth a complete and accurate list of all trademarks, service marks and domain names in which any Target Entity purports to have an ownership interest and all material trademarks licensed from a third party. Such schedule includes the title of the mark or domain name and, in the case of trademarks and service marks that are registered in the United States Patent and Trademark Office (the “Registered Marks”), the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the registered holder thereof. None of the Target Entities owns or exclusively licenses any patents.

(d) Schedule 5.7(d) of the Disclosure Schedules sets forth a complete and accurate list of all Contractual Obligations pursuant to which any Target Entity licenses any of its trademarks, tradenames, service marks and domain names.

(e) The Target Entities have registered, maintained and renewed all Registered Marks that are included in its Intellectual Property.

(f) To the Knowledge of the Company, no third party is infringing any Intellectual Property of any Target Entity.

(g) No Actions are pending or, to the Knowledge of the Company, threatened, that (i) assert that any Intellectual Property claimed or used by any Target Entity or any action taken by any Target Entity infringes any Intellectual Property of any person or that any Intellectual Property claimed or used by any Target Entity or (ii) challenge the validity or enforceability of, or the rights of any Target Entity in any of its Intellectual Property.

(h) Except as set forth in Schedule 5.7(h) of the Disclosure Schedules, the consummation of the transactions contemplated hereby will not adversely affect any right or interest of any Target Entity in any Intellectual Property claimed or used by such Target Entity.

(i) No stockholder or current or former employee or consultant, officer or director of the Target Entities or any distributor, reseller or customer of the Target Entities owns, directly or indirectly, or has any right, title or interest, in whole or in part, in any Intellectual Property owned or used by the Target Entities.

5.8 Material Contracts.

(a) Schedule 5.8(a) of the Disclosure Schedules lists (in subparts corresponding to each of the subparts below) the following contracts and other agreements, whether written or oral and whether express or implied, to which any Target Entity is a party and remains liable or obligated to perform any obligations or has any rights thereunder (collectively, the “Material Contracts”):

(i) any Contractual Obligation (or group of related Contractual Obligations), in each case, which provides for a payment to or by any Target Entity in excess of Fifty Thousand Dollars ($50,000) or multiple payments to or by any Target Entity within a one-year period in excess of an aggregate of One Hundred Fifty Thousand Dollars ($150,000);

(ii) (A) any capital lease or (B) any other lease or other Contractual Obligation relating to the Equipment, under which any Equipment is held or used by any Target Entity and which provides for a payment to or by any Target Entity in excess of Fifty Thousand Dollars ($50,000) or multiple payments to or by any Target Entity within a one-year period in excess of an aggregate of One Hundred Fifty Thousand Dollars ($150,000);

(iii) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, in each case, which provides for a payment to or by any Target Entity in excess of Fifty Thousand Dollars ($50,000) or multiple payments to or by any Target Entity within a one-year period in excess of an aggregate of One Hundred Fifty Thousand Dollars ($150,000);

(iv) any Contractual Obligation relating to the acquisition or disposition of (i) any business of any Target Entity (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any Asset other than in the ordinary course of business;

(v) any collective bargaining agreement;

(vi) any Contractual Obligation under which any Target Entity is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities (other than the sale of inventory in the ordinary course of business), (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vii) any Contractual Obligation with an Affiliate or any stockholder or other equity interest holder in any Target Entity, or with any entity in which an officer or director of any Target Entity holds an interest including any agreement whereby such Target Entity or one of its Affiliates has advanced or loaned any amount to any director, officer, employee or any of its stockholders or other equity interest holders;

(viii) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(ix) any Contractual Obligation (or group of related Contractual Obligations) related to the creation, incurrence or assumption of any Centerre Company Indebtedness or Joint Venture Indebtedness;

(x) any Contractual Obligation (or group of related Contractual Obligations) under which any Target Entity has guaranteed any obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(xi) any Contractual Obligation pursuant to which any Target Entity is a lessor of, or permits any third party to operate, any real or personal property of such Target Entity;

(xii) any Contractual Obligation relating to confidentiality, non-competition or non-solicitation (whether any Target Entity is subject to or the beneficiary of such obligations) or otherwise restricting the ability of any Target Entity to conduct or transact business;

(xiii) any Contractual Obligation under which any Target Entity is, or may become, obligated to incur any severance pay or special compensation obligations which would become payable by reason of this Agreement and any other transaction contemplated hereby;

(xiv) any Contractual Obligation under which any Target Entity has or may have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement and any other transaction contemplated hereby);

(xv) any profit sharing, incentive plan, equity purchase, equity appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of any Target Entity;

(xvi) any Contractual Obligation providing for the employment or consultancy with a Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant (other than an Employee Benefit Plan listed on Schedule 5.13(a) of the Disclosure Schedules);

(xvii) any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(xviii) any Contractual Obligation under which any Target Entity has outstanding loans to any of its Affiliates or employees other than in the ordinary course of business;

(xix) any Contractual Obligation to which a Physician, an “immediate family member” of a physician (as such term is defined for purposes of the Stark Law), or a “physician organization” (as such term is defined for purposes of the Stark Law) is a party, whether or not such Contractual Obligation relates to medical services, (each, a “Physician Contract”);

(xx) any Contractual Obligation with any insurance company, prepaid health plan, health maintenance organization, preferred provider organization, independent practice association, accountable care organization, clinically-integrated network, private or public healthcare program, or any other entity to provide services to enrollees, beneficiaries or patients (“Managed Care Contracts”); and

(xxi) any Contractual Obligation for the provision of administrative or management services to a Hospital or a Joint Venture by one or more of the Target Entities or their Affiliates (each, a “Management Agreement”).

(b) Except for the Managed Care Contracts, the Company has delivered to Parent true, accurate and complete copies of each Material Contract, in each case, as amended or otherwise modified and in effect. Prior to Closing, the Company will deliver to Parent true, accurate and complete copies of each of the Physician Contracts, as amended or otherwise modified and in effect within six (6) years before the date hereof. The Company has delivered to Parent an accurate written summary setting forth the terms and conditions of each oral Contractual Obligation listed on Schedule 5.8(a) of the Disclosure Schedules.

(c) Enforceability. Each Contractual Obligation required to be disclosed on Schedules 5.5(a) (Real Property Leases), 5.7(d) (Intellectual Property), 5.8(a) (Material Contracts), 5.9(a) (Insurance), or 5.13(a) (Employee Benefit Plans) of the Disclosure Schedules is, subject to the Enforceability Exceptions, enforceable against the applicable Target Entity and, to the Knowledge of the Company, the applicable counter-parties for such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents or delivering any necessary notices as disclosed on Schedule 5.1(d) of the Disclosure Schedules or as otherwise contemplated by this Agreement, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(d) Breach, etc. None of the Target Entities, nor, to the Company’s Knowledge, any other party to any Material Contract is in breach or violation of, or default under, or has repudiated any provision of, any Material Contract. None of the Target Entities has engaged in any act that would have the effect, before or after the Closing, of triggering any “most favored nation” or similar preferential treatment clause in any Material Contract to which such Target Entity is a party.

5.9 Insurance.

(a) Schedule 5.9(a) of the Disclosure Schedules sets forth all insurance policies (including fire, liability, malpractice, directors’ and officers’, product liability, property, umbrella, automobile, workers compensation, health, fidelity bond and other forms of insurance) currently maintained by the Target Entities covering ownership of the Assets and/or the Target Entity Operations, and copies of such policies have been previously made available to Parent.

(b) To the Knowledge of the Company, all such policies and/or bonds are valid, outstanding and, subject to the respective terms thereof, enforceable policies and provide insurance coverage as specified therein for the properties, assets and operations of the Target Entities (including the Target Entity Operations). No notice of cancellation or termination has been received with respect to any such policy, and there have been no acts or omissions of any Target Entity that could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date. Schedule 5.9(b) of the Disclosure Schedules contains a description of each claim made by the Target Entities under any policy of insurance since December 31, 2011. There is no claim by any Target Entity pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies, and the Company has no Knowledge of any basis for denial of any claim by any Target Entity pending under any such policy. The transactions contemplated by this Agreement will not result (x) in the cancellation of any of the insurance policies set forth on Schedule 5.9(a) of the Disclosure Schedules or (y) in any other adverse effect on such insurance policies, including, without limitation, any shortening of coverage periods or reduction in coverage limits.

5.10 Litigation. Except as set forth on Schedule 5.10 of the Disclosure Schedules, (a) there is no lawsuit, governmental investigation or other Action pending or, to the Knowledge of the Company, threatened against any Target Entity or any of their respective properties or assets, or any of their respective managers, general partners, directors, limited partners, members officers or employees, in its, his or her capacity as such, (b) to the Knowledge of the Company, no materially adverse event has occurred that could reasonably be expected to result in any material lawsuit, governmental investigation or other material Action and (c) none of the Target Entities is identified as a party subject to any restrictions or limitations under any Order of any Governmental Authority. All Actions set forth on Schedule 5.10 of the Disclosure Schedules (x) have been adequately reserved for by the applicable Target Entity and (y) are adequately covered by the insurance policies listed on Schedule 5.9(a) of the Disclosure Schedules.

5.11 Certain Healthcare Matters; Compliance with Laws.

(a) Government Reimbursement Programs.

(i) Except as set forth on Schedule 5.11(a)(i) of the Disclosure Schedules, each of the Joint Ventures is (A) qualified for participation in, and has current and valid provider contracts with, the Medicare program and the Medicaid program for the State in which such Joint Venture Operates and/or their fiscal intermediaries or paying agents and is in compliance in all material respects with the terms of such contracts and with the conditions of participation or requirements applicable with respect to such participation and (B) eligible for payment under such programs for services rendered to qualified beneficiaries. Attached as Schedule 5.11(a)(i) is a list of all National Provider Identifiers and all Medicare and Medicaid provider agreements and numbers held by the Joint Ventures, all of which are in full force and effect (collectively, the “Provider Agreements”). Each Provider Agreement to which any Joint Venture is a party is in full force and effect, and, to the Knowledge of the Company, no event or facts exist that would cause any Provider Agreement to be suspended, terminated, rescinded, withdrawn, subjected to an administrative hold or otherwise not remain in effect following the Closing. Other than the Joint Ventures, no Target Entity is or ever has been enrolled in or accepts or ever accepted any payments under any Government Reimbursement Program nor is or ever was a party to any Provider Agreement.

(ii) Except as set forth on Schedule 5.11(a)(ii), the Cost Reports for each of the Target Entity Operations that provides services to beneficiaries of Government Reimbursement Programs were filed when due, and have been audited (with Notices of Program Reimbursement issued), for the Cost Report periods particularly described on Schedule 5.11(a)(ii) of the Disclosure Schedules. All such Cost Reports were complete and accurate in all material respects when filed and were prepared in compliance in all material respects with all the applicable requirements of Government Reimbursement Programs.

(iii) Except as set forth on Schedule 5.11(a)(iii) of the Disclosure Schedules, all amounts shown as due from any of the Target Entity Operations in the Cost Reports either were remitted with such Cost Reports or will be remitted when required by applicable Law and are appropriately reflected in the Financial Statements. All amounts shown in the Notices of Program Reimbursement as due are either the subject of a good faith dispute or appropriately reflected in the Financial Statements. No Target Entity has received notice of, and to the Knowledge of the Company there is no, pending dispute between any Target Entity and any Government Reimbursement Program or Medicare Administrative Contractor regarding any open Cost Report.

(iv) Except for any payments or other amounts that have been repaid by the Joint Ventures to the applicable Government Reimbursement Program or private third party payor or as set forth on Schedule 5.11(a)(iv) of the Disclosure Schedules, the Joint Ventures have not submitted any claim for payment to the Government Reimbursement Programs (or their Medicare Administrative Contractors, fiscal intermediaries or paying agents) or private third-party payor or received any payment with respect to any Hospital Operation not permitted by, or in excess of the amount provided by, applicable Law or applicable provider contract, and the Target Entities have not received any written notice of any dispute or claim by any Governmental Authority, Medicare Administrative Contractor, fiscal intermediary or other Person regarding any of the Target Entity Operations and the Government Reimbursement Programs or any private third-party payor programs or the participation by any of the Target Entity Operations in such Government Reimbursement Programs or private third-party payor programs. All claims submitted to any Government Reimbursement Program or private third-party payor program by, and the coding and billing practices of, the Target Entities have been in compliance in all material respects with all applicable Laws, applicable contracts and applicable private payor billing guidelines. Except as set forth on Schedule 5.11(a)(iv) of the Disclosure Schedules, within the past three (3) years, none of the Target Entities has been the subject of any focused reviews, Recovery Audit Contractor audits, Medicaid Integrity Program audits or other audits with respect to any Government Reimbursement Program or other private payor program.

(v) Each Hospital meets, and has met, the requirements for exclusion from the Medicare hospital inpatient prospective payment system specified in 42 C.F.R. § 412.1(a)(1) by complying with the requirements set forth at 42 C.F.R. § 412.23(b), 42 C.F.R. 412.29, including, without limitation, the compliance threshold face-to-face and direction requirements set forth in 42 C.F.R. §412.29(b), (e) and (f), and 42 C.F.R. §412.604.

(b) Accreditation; Survey Reports. Except as set forth on Schedule 5.11(b) of the Disclosure Schedules, each Hospital has deemed status accreditation by TJC for the period set forth on Schedule 5.11(b) of the Disclosure Schedules. Except as set forth on Schedule 5.11(b) of the Disclosure

Schedules, none of the Hospitals has received any notices of deficiency from TJC with respect to such Hospital’s current accreditation period that require or request any action or response by such Joint Venture, or any such deficiencies have been corrected or otherwise remedied. With respect to each Joint Venture, the Company has delivered to Parent a true and complete copy of such Joint Venture’s most recent TJC accreditation survey report and deficiency list, if any; the most recent Statement and Deficiencies and Plan of Correction; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal’s survey and deficiency list, if any, and the corresponding plans of correction or other responses. There are no ongoing, or to Company’s Knowledge, threatened actions that could materially impair such accreditations.

(c) Licenses. A complete and accurate list of all licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits of any Target Entity issued by, from, on behalf of, as required by or in connection with any Governmental Authority (collectively, the “Licenses”) are listed on Schedule 5.11(c) of the Disclosure Schedules. The Licenses are all of the material licenses necessary for each Target Entity’s ownership and operation of its respective properties and assets and the conduct and operation of their respective businesses (including the Target Entity Operations). The Licenses are in full force and effect; and no proceeding is pending or, to the Knowledge of the Company, threatened, seeking the revocation, suspension, termination or limitation of any such License. To the Knowledge of the Company, there exists no state of facts that any of the Target Entities believes could cause any Governmental Authority to limit, revoke or fail to renew any License related to or in connection with any business as currently conducted or operated by any Target Entity.

(d) Certificate of Need. Except as set forth on Schedule 5.11(d) of the Disclosure Schedules, no application for any Certificate of Need, Exemption Certificate or declaratory ruling (each, an “Application”) has been made by any Target Entity that is currently pending or open, and no such Application filed by any Target Entity within the past three (3) years has been ultimately denied by any Governmental Authority or withdrawn by the applicable Target Entity. Except as set forth on Schedule 5.11(d), no Target Entity has any Applications pending or any approved Applications that relate to projects not yet completed.

(e) Patient Information Privacy and Security. Each of the Target Entities has been, and is currently, in compliance in all material respects, with the applicable provisions of Public Law 104-191 of August 21, 1996, known as the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act of the American Recovery and Reinvestment Act of 2009 and its implementing regulations, including without limitation, the Standards for Electronic Transaction and Code Set (45 C.F.R. Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164), Breach Notification for Unsecured Protected Health Information Rules (45 C.F.R. Parts 164.402 through 164.408) and such other regulations that may, from time to time, be promulgated thereunder (collectively, “HIPAA”) and any similar state laws (the “Patient Privacy Requirements”). No Target Entity has received any written notice from any Governmental Authority that such Governmental Authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA or its implementing regulations, codes or ordinances, and, to the Knowledge of the Company, no Target Entity is in violation of the requirements of any business associate or other similar agreement entered into at the request of a HIPAA covered entity. Except as set forth on Schedule 5.11(e), as of the date hereof, to the Knowledge of the Company, no Breach has occurred with respect to any unsecured Protected Health Information maintained by or for any of the Target Entity Operations that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D. For purposes of this paragraph, “Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. Section 164.401, and “Protected Health Information” means individually identifiable information defined as “protected health information” under HIPAA.

(f) Referral Laws. At all times, each Target Entity, each of the Target Entity Operations and each Physician Contract has been in compliance with the Referral Laws. No Joint Venture is owned, directly or indirectly, by any Physician or Immediate Family Member of a Physician.

(g) Compliance Generally. Each Target Entity and its respective operations are and have been in compliance in all material respects with all applicable Laws, including all applicable Healthcare Requirements, Orders governing the conduct or operation of its business (including the Target Entity Operations), and all of its Licenses. No Target Entity has received any written notice of any violation of any such Law, Order or License, and, to the Knowledge of the Company, no notice of such violation has been threatened.

(h) Reports. Except as set forth on Schedule 5.11(h) of the Disclosure Schedules, each Target Entity has timely filed all material reports, data and other information related to the Assets and/or the Target Entity Operations required to be filed by such Person with Governmental Authorities.

(i) Proceedings. None of the Target Entities has received written notice from any Person of, and, to the Knowledge of the Company, is not threatened by any Person with, any proceeding or investigation by Governmental Authorities (including any alleged qui tam relator) alleging or based upon a violation by such Target Entity of any Law, including all Healthcare Requirements, in connection with the Assets and/or the Target Entity Operations.

(j) Conviction. Neither any Target Entity nor any of its directors, officers, employees, agents, medical staff members or direct or indirect five percent (5%) or greater owners:

(i) has been convicted of or, to the Knowledge of the Company, charged with any violation of any Laws related to any Government Reimbursement Program;

(ii) has been convicted of or, to the Knowledge of the Company, charged with or investigated for, any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances;

(iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Government Reimbursement Program or, to the Knowledge of the Company, has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(k) Related Party Transactions. Except as set forth on Schedule 5.11(k) of the Disclosure Schedules, no stockholder or other equity interest holder or employee, officer, director or Affiliate of any Target Entity, nor, to the Knowledge of the Company, any individual, related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest is a party to any agreement, contract, commitment or transaction with any Target Entity or any Target Entity Operation, or has any interest in any property, tangible or intangible, used by any Target Entity or any Target Entity Operation. The agreements, contracts, commitments or transactions set forth on Schedule 5.11(k) of the Disclosure Schedules are set forth in writing, signed by the parties thereto and were negotiated at arms-length by the applicable Target Entity or the applicable Target Entity Operation, as the case may be, with the other party thereto and the terms and conditions in such agreement, contract, commitment or transaction were consistent with fair market value and were fair and reasonable to such Target Entity or such Target Entity Operation, as the case may be, in light of the prevailing market conditions at the time that such agreement, contract, commitment or transaction was agreed to by the parties thereto.

(l) Absence of Certain Business Practices. Neither the Executing Stockholders, nor to the Knowledge of the Company, any employees or agents of any Target Entity, have directly or indirectly (i) made any contribution or gift which contribution or gift is in violation of any applicable Law, (ii) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of any Target Entity or any Affiliate thereof, or (iii) in violation of any applicable Law, including the applicable Healthcare Requirements, established or maintained any fund or asset of any Target Entity that has not been recorded in the books and records of such Target Entity.

(m) Employees.

(i) All employees and consultants of each Target Entity are properly licensed and in good standing, as required or applicable, with the applicable Governmental Authority.

(ii) As required by applicable Laws, except as set forth on Schedule 5.11(m)(ii) of the Disclosure Schedules, each Target Entity has (A) verified that all employees providing clinical services have valid and current licenses, permits and credentials, (B) conducted criminal background checks on all applicable employees and independent contractors, and (C) screened all officers, directors, employees and independent contractors under the HHS/OIG List of Excluded Individuals/Entities.

(n) Billings. All billings by the Joint Ventures during the past four (4) years were for goods and services actually provided by the applicable Joint Venture, and at appropriate and permissible charges or costs, to patients qualified and eligible to receive benefits from the applicable Government Reimbursement Programs or private third-party payor programs and the Joint Ventures have all necessary and appropriate documentation reasonably necessary to support such billings, except with respect to any payments or amounts that have been repaid by the Joint Ventures to the applicable Governmental Reimbursement Program or private third party payor or as set forth on Schedule 5.11(n) of the Disclosure Schedules. All billings have been timely filed and are complete and accurate in all material respects and prepared in accordance with applicable Law, including the applicable Healthcare Requirements, except for any items or amounts that have been refunded and/or rebilled by the Joint Ventures.

(o) Compliance Program. Each Joint Venture maintains a compliance program that addresses the core elements for hospitals recommended by the OIG. The Company has provided to Parent a correct and complete copy of each Joint Venture’s current compliance and HIPAA compliance plans, and each of the Joint Ventures is, and since December 31, 2010 has been, in compliance in all material respects with such plans. All such compliance plans substantially address the elements described in the compliance guidance for hospitals promulgated by the OIG.

(p) Controlled Substances. Neither any Target Entity nor any Target Entity Operation has engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. Section 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301 et seq., or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances (collectively, the “Drug Laws”).

(q) Governmental Actions. Except as set forth in Schedule 5.11(q), the Target Entities have not (i) to the Company’s Knowledge, been the subject of any governmental investigation; (ii) been a defendant in any qui tam, False Claims Act or similar action; (iii) been served with or received any search warrant, subpoena, civil investigative demand or other contact or notice from any Governmental Authority regarding any alleged or actual violation of any Healthcare Requirements; (iv) to the Knowledge of the Company, received any written complaints from any employee, independent contractor, vendor, physician, patient or other Person alleging that any of the Target Entities have violated, or is currently in violation of, any Healthcare Requirements; or (v) made any voluntary disclosure (or refund in lieu of disclosure) to the Office of Inspector General of the Department of Health and Human Services (“OIG”), or any Medicare Administrative Contractor, Medicaid program or other Governmental Authority relating to any Government Reimbursement Program, except for overpayments and other amounts that have been refunded by the Joint Ventures in the ordinary course of business. None of the Target Entities (i) is a party to a corporate integrity agreement with OIG or any similar agreement with any Governmental Authority or (ii) has reporting obligations pursuant to any settlement agreement or compliance programs, plans, or agreements entered into with the OIG or any Governmental Authority.

(r) Medical Staff. Except as set forth on Schedule 5.11(r), there are no pending or, to the Company’s Knowledge, threatened appeals, challenges, disciplinary or corrective actions, or disputes with or under any Governmental Authority involving applicants to any of the Hospitals’ medical staffs, current members of any of the Hospitals’ medical staffs or affiliated health professionals.

5.12 Employees.

(a) Schedule 5.12(a)(i) of the Disclosure Schedules contains a true and correct list of all of the current employees, including titles, “exempt”/“nonexempt” classification, employment dates, base compensation, bonus, commission and other incentive compensation arrangements with respect to each Centerre Company. The Company has made available to or provided Parent a true and correct copy of each such employee’s employment contract, if any, and all such employment agreements, if any, are listed on Schedule 5.12(a)(ii) of the Disclosure Schedules. To the extent permitted by applicable Law, Schedule 5.12(a)(i) of the Disclosure Schedules also identifies each employee of the Centerre Companies who is out of work on a leave of absence, including due to disability and sets forth the basis of such leave and the anticipated date of return to work. None of the Centerre Companies has received services from (i) any individual whom such Centerre Company did not treat as a common-law employee, including any individual treated as an independent contractor, but who should have been treated as a common-law employee, or (ii) any individual who constituted a leased employee of such Centerre Company under Section 414(n) of the Code. Each Centerre Company has provided Parent with a copy of each agreement between such Centerre Company and any of its employees and independent contractors, and a description of all benefits, including, without limitation, salaries, directors’ fees, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (the “Benefits”) payable or which such Centerre Company provides to each employee, contractor and director. None of the Centerre Companies has adopted any policy or custom with respect to any Benefit that would change the terms of such Benefit to which an employee, contractor or director is entitled, under an employment or retention agreement or applicable Law.

(b) Each Centerre Company (i) is and, at all times since December 31, 2010, has been in compliance in all material respects with all applicable Laws, agreements and contracts relating to their respective former, current, and prospective employees, workplace practices, and terms and conditions of employment with or retention by the applicable Centerre Company, including all such Laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge, (ii) is and, at all times since December 31, 2010, has been in all material respects in compliance with all applicable Laws, agreements and contracts relating to independent contractors, temporary agency employees and “leased” employees (within the meaning of Section 414(n) of the Code), and (iii) has timely obtained or prepared and, if applicable, filed all appropriate forms (including United States Citizenship and Immigration Services Form I-9) required by any applicable Law or Governmental Authority. None of the Target Entities is engaged in any unfair labor practice.

(c) No collective bargaining agreement with respect to the business of the Target Entities (including the Target Entity Operations) is currently in effect or being negotiated between such Target Entity and its employees. No Target Entity has any obligation to negotiate any collective bargaining agreement, nor does the Company have any Knowledge of any attempts to organize or establish any labor union or employee association with respect to any employees of any of the Target Entities.

(d) No strike, slowdown or work stoppage is occurring or has occurred with respect to the Target Entities at any time since December 31, 2010, nor, to the Knowledge of the Company, is threatened or has been threatened within the last year, with respect to the employees of any Target Entity.

(e) There is no representation claim or petition pending before the U.S. National Labor Relations Board or any similar foreign, state or local labor agency with respect to any employees of the Centerre Companies of which the Company has Knowledge, and no question concerning representation has been raised or, to the Knowledge of the Company, threatened respecting the employees of any Centerre Company.

(f) Except as set forth on Schedule 5.12(f) of the Disclosure Schedules, since December 31, 2010, no written notice has been received by any Centerre Company, of any complaint or proceeding filed against such Centerre Company claiming that such Centerre Company has violated any applicable employment standards, labor legislation or employment Laws, or of any complaints or proceedings of any kind involving any Centerre Company or, to the Knowledge of the Company, against any of the employees of any Centerre Company or threatened to be filed against any Centerre Company before any federal, state, county, local or foreign court, tribunal, arbitrator, commission, agency or labor relations board, including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, and any applicable similar state agencies or boards.

(g) There are no outstanding Orders or charges against any Centerre Company under any occupational health or safety legislation, and, to the Knowledge of the Company, none have been threatened. Except as set forth on Schedule 5.12(g) of the Disclosure Schedules, to the Knowledge of the Company, there are no pending worker compensation claims against the Centerre Companies.

(h) Schedule 5.12(h) of the Disclosure Schedules sets forth a complete and correct list of all management, consulting and other agreements with any Persons retained by any Centerre Company as “leased employees” (within the meaning of Section 414(n) of the Code), complete and correct copies of which have been made available to Parent.

(i) Schedule 5.12(i) of the Disclosure Schedules sets forth all severance or continuing payment Contractual Obligations of any Centerre Company, as well as all unpaid severance or continuing payments of any kind (other than pursuant to a plan or program described in Section 5.13 hereof) which are due or claimed to be due from such Centerre Company to any Person whose employment with such Centerre Company has been terminated or who has given or received notice of termination of such employment. No executive management personnel of any Centerre Company has notified any Centerre Company that he or she intends to terminate his or her employment with such

Centerre Company. To the Knowledge of the Company, no executive management personnel of any Centerre Company is a party to or is bound by any employment Contractual Obligation, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other Contractual Obligation with any Person other than a Centerre Company that would be likely to restrict in any way (i) the performance by such Person of any of his or her current duties or responsibilities as an employee of such Centerre Company or (ii) the Centerre Company Operations.

(j) Schedule 5.12(j) of the Disclosure Schedules sets forth all accrued, but unused, vacation time, sick time, paid time off, or similarly compensated non-service time of each employee of the Centerre Companies as of August 31, 2014 and as of the Closing Date.

(k) To the Knowledge of the Company, no officer, director or authorized agent of any Centerre Company has made any written or oral representations to any employees of any Centerre Company regarding continued employment or terms of employment of such Centerre Company’s employees subsequent to the date hereof or the Closing Date.

(l) To the Knowledge of the Company, no current or former employee, consultant, officer, director of the Target Entities, while performing their duties for such Target Entity, has used or disclosed confidential, proprietary or trade secret information obtained from other prior employers or third parties to the Target Entities or on behalf of the Target Entities without the written consent of such prior employers or third parties.

(m) To the Knowledge of the Company, no fact or event exists that could give rise to liability under the Worker Adjustment Retraining Notification Act (the “WARN Act”), other than in connection with any matters arising from or after the Closing.

(n) For purposes of this Section 5.12, “employee or employees of the Centerre Companies” and other descriptions of similar import shall be deemed to (i) include any employee or employees leased by any of the Centerre Companies to any of the Joint Ventures and (ii) exclude any employee or employees of a Joint Venture who is or are leased to such Joint Venture by the applicable JV Partner.

5.13 Employee Benefit Plans.

(a) Schedule 5.13(a) of the Disclosure Schedules sets forth a true, accurate and correct list of all Employee Benefit Plans (but only including current Employee Benefit Plans with respect to subsection (iv) of the definition of Employee Benefit Plan) With respect to each Employee Benefit Plan, the Company has made available to Parent true, accurate and complete copies of each of the following (to the extent applicable): (i) if the Employee Benefit Plan has been reduced to writing, the plan document, as currently in effect including all amendments, and any prior versions of the plan document under which any unpaid benefits have accrued, (ii) if the Employee Benefit Plan has not been reduced to writing, a written summary of all material current plan terms, (iii) copies of any current trust agreements, custodial agreements, insurance policies, administrative agreements, investment policies, and investment management and investment advisory agreements, (iv) the most recent summary plan description, together with any summaries of material modifications related thereto, distributed to participants, (v) in the case of any Employee Benefit Plan that is intended to be qualified under Code Section 401(a), the most recent determination letter from the IRS, if any, and a copy of any pending request for such determination, or any IRS prototype or volume submitter plan opinion or advisory letter upon which the Target Entities may rely, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (vii) in the case of any Employee Benefit Plan for which Forms 5500 are required to be filed, a copy of the three (3) most recently filed Forms 5500, with schedules attached. None of the Target Entities nor any ERISA Affiliate has any announced plan or commitment, whether or not legally binding, to create any additional Employee Benefit Plan or to amend or modify any existing Employee Benefit Plan, except to the extent required by applicable Law or necessary to bring an existing Employee Benefit Plan into compliance with applicable Law.

(b) No Target Entity or ERISA Affiliate has been liable at any time for contributions to a plan that is or has been at any time subject to Code Section 412, Section 302 of ERISA and/or Title IV of ERISA. There is no “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or “multiple employer plan” subject to Section 4063 or 4064 of ERISA under which any current or former employee of any Target Entity or ERISA Affiliate has any present or future right to benefits which accrued within the six-year period ending on the Closing Date or under which any Target Entity or ERISA Affiliate has any present or future liability. Except as set forth in Schedule 5.13(b) of the Disclosure Schedules, no Target Entity has sponsored, contributed to, or been required to contribute to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(c) Each current Employee Benefit Plan that is intended to be qualified under Code Section 401(a) (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has a timely filed request for such a determination letter pending with the IRS or has remaining a period of time under the Code or applicable United States Treasury Regulations or IRS pronouncements in which to request, and to adopt any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan; none of the Target Entities nor, to the Company’s Knowledge, any fiduciary of any such Employee Benefit Plan has been advised by the IRS or Department of Labor of any plan defects in its form or operation; to the Company’s Knowledge, no circumstances exist that could reasonably be expected to result in revocation of such favorable determination letter, if any, or the loss of the Employee Benefit Plan’s tax qualified status. Each Target Entity and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Benefit Plan and applicable Law (including ERISA, the Code and the Patient Protection and Affordable Care Act). Each Employee Benefit Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Law, and, to the Company’s Knowledge, nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject any Target Entity to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could reasonably be expected to subject any Target Entity, any Employee Benefit Plan, or any participant in, or beneficiary of, an Employee Benefit Plan to a tax under any of Code Sections 4971 through 4980H, except as set forth in Schedule 5.13(c) of the Disclosure Schedules.

(d) Except as set forth in Schedule 5.13(d) of the Disclosure Schedules, all contributions, premium payments and benefit payments relating to each Employee Benefit Plan, whether required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto, for any period through the date hereof, have been made or paid in full on a timely basis or, to the extent not required to be made or paid on or before the date hereof, have been reflected in the Financial Statements.

(e) There is no pending or, to the Company’s Knowledge, threatened Action relating to any Employee Benefit Plan, other than routine claims for benefits provided by the Employee Benefit Plans and domestic relations orders. To the Company’s Knowledge, no Employee Benefit Plan is the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, any government-sponsored amnesty, voluntary compliance, self-correction or similar program, except as set forth in Schedule 5.13(e) of the Disclosure Schedules.

(f) Except as set forth in Schedule 5.13(f) of the Disclosure Schedules, no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance or other welfare benefits (within the meaning of ERISA Section 3(1)) to current or former employees of any Target Entity for any period extending beyond retirement or other termination of employment, except (i) as required by applicable Law, including, without limitation, Code Section 4980B, Section 601 et seq. of ERISA and similar provisions of applicable state Law, (ii) conversion rights, and (iii) disability benefits attributable to a disability occurring prior to retirement or other termination of employment. The Target Entities and their ERISA Affiliates are in compliance in all material respects with the applicable requirements of (i) Code Section 4980B, Section 601 et seq. of ERISA and any similar state Law, (ii) HIPAA and (iii) the Patient Protection and Affordable Care Act and the regulations thereunder (the “Affordable Care Act”).

(g) The Company has provided Parent a list of all “qualified beneficiaries” (as defined in Section 4980B of the Code) who are covered by, or eligible for, COBRA continuation coverage. As of the Closing, the Company will provide an updated list of all such beneficiaries through the Closing Date.

(h) Except as set forth in Schedule 5.13(h) of the Disclosure Schedules, none of the Target Entities nor, to the Company’s Knowledge, any other Person has engaged with respect to any Employee Benefit Plan in a “prohibited transaction” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist, and the consummation of the transactions contemplated hereby will not result in any such prohibited transaction.

(i) No Employee Benefit Plan is established and maintained outside the United States, is subject to the laws of any jurisdiction outside of the United States, or provides compensation or benefits to any current or former employee, director, consultant or independent contractor of any Target Entity (or any dependent of any such Person) that are subject to the laws of any jurisdiction outside of the United States.

(j) Except as set forth on Schedule 5.13(j) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from any Target Entity, Parent (or its Affiliate), or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive any debt owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit (including, without limitation, with regard to the ownership interests of any Target Entity) under any Employee Benefit Plan, except to the extent required by Code Section 411(d)(3), or (iv) require any Target Entity or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any Person.

(k) Each Target Entity and each of the Benefit Plans has properly classified individuals providing services to any Target Entity as independent contractors or employees, as the case may be.

(l) Each Employee Benefit Plan that constitutes in whole or in part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is evidenced by a writing that complies in form and has been operated and maintained in a manner that complies with the applicable requirements of Section 409A of the Code and the applicable provisions of United States Treasury Regulations and other IRS guidance, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by any participant in any such Employee Benefit Plan.

(m) Each Employee Benefit Plan that is a “group health plan” under the Affordable Care Act (i) is in material compliance with the group market reforms and employer shared responsibility provisions of the Affordable Care Act and (ii) is preparing to determine and offer coverage to full-time employees as required to avoid the excise taxes under Section 4980H of the Code and the Treasury Regulations issued thereunder effective January 1, 2015 (or such date in 2015 that is fully compliant with the transition relief under the final regulations for non-calendar year plans and identified on Schedule 5.13(m) of the Disclosure Schedules). Each Target Entity’s group health plan employs the standard measurement and stability periods, as set forth on Schedule 5.13(m) of the Disclosure Schedules, for purposes of determining any employer shared responsibility penalties. The Company is not aware of any facts or circumstances that would cause it or any other Target Entity to be potentially subject to fines, penalties or sanctions under the provisions of the Affordable Care Act.

5.14 Environmental Matters. Except as set forth on Schedule 5.14 of the Disclosure Schedules:

(a) Each Target Entity has been and continues to be in compliance in all material respects with all Environmental Laws applicable to their operations and to their use of any owned or leased Real Property, including, but not limited to, maintaining all permits required under applicable Environmental Laws for the continued operation of its business.

(b) To the Knowledge of the Company, there are no current facts, circumstances or conditions arising out of or relating to the Target Entity Operations, the Leased Real Property or former owned, leased or operated real property that would reasonably be expected to result in any Target Entity incurring material liability under any Environmental Laws, including, but not limited to, with regard to the Release, threatened Release, presence, handling, generation, transport, storage, disposal or treatment of any Hazardous Substance. None of the Target Entities uses, generates, transports, treats, stores, or disposes of any Hazardous Substance, except as is reasonably necessary for the Target Entity Operations and in compliance with applicable Environmental Laws and the Real Property Leases, and, to the Knowledge of the Company, there has been no release of any Hazardous Substance by any of the Target Entities at or on any owned or leased real property that requires notification, investigation, remediation or other action by the Target Entities pursuant to any applicable Environmental Law.

(c) Except for those matters that are no longer pending on the date hereof, none of the Target Entities has (i) received any request for information, notice, demand, administrative inquiry, lawsuit, judgment, order, complaint or claim under any Environmental Law or regarding Hazardous Substances; (ii) been subject to or, to the Knowledge of the Company, threatened in writing with any governmental, private or citizen enforcement action, order, investigation or any remediation or compliance with respect to any Environmental Law or regarding Hazardous Substances; or (iii) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law or regarding Hazardous Substances.

(d) None of the Target Entities has assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

(e) The Company has delivered to Parent true, accurate and complete copies of all environmental reports or assessments within the possession of the Target Entities relating to the Target Entity Operations, the Leased Real Property or other real property formerly owned, leased or operated by the Target Entities.

5.15 Bank Accounts and Powers of Attorney. Schedule 5.15 of the Disclosure Schedules sets forth the name of each bank in which any Centerre Company has an account, lock box or safe deposit box and the number of each such account, lock box and safe deposit box. Except as set forth on Schedule 5.15 of the Disclosure Schedules, no Person holds any power of attorney from any Centerre Company.

5.16 Absence of Certain Changes. Since June 30, 2014, except as set forth on Schedule 5.16 of the Disclosure Schedules, each Target Entity has operated its business in the ordinary course and has used commercially reasonable efforts to maintain its relationships with customers, vendors, suppliers, employees, agents and others consistent with past practice, and there has not occurred any event, development or change that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence and since that date, except as set forth on Schedule 5.16 of the Disclosure Schedules, none of the Target Entities has:

(i) amended or otherwise modified its articles of organization, certificate of limited partnership, operating agreement or partnership agreement (or similar organizational documents) or altered, through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(ii) permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(iii) redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) increased the compensation of any of its employees, including any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment, in each case other than in the ordinary course of business consistent with past practice;

(v) adopted or, except as required by Law, amended, any Employee Benefit Plan;

(vi) extended, terminated or modified any Material Contract or received any written notice of termination of any Material Contract, except for terminations of Material Contracts upon their expiration during such period in accordance with their terms in the ordinary course of business;

(vii) entered into any cancellation, waiver, compromise or release of any material debts, rights or claims under a Material Contract, including any write-off or other compromise of any account receivable of such Target Entity other than in the ordinary course of business;

(viii) entered into any commitment or transaction by such Target Entity (including any borrowing, capital expenditure, or becoming liable in respect of any Centerre Company Indebtedness or Joint Venture Indebtedness, as applicable, or guarantee) other than in the ordinary course of business consistent with past practice;

(ix) paid any obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements or incurred since December 31, 2013 in the ordinary course of business consistent with past practice;

(x) sold, transferred, leased to others or otherwise disposed of any Assets or made a lien (other than a Permitted Encumbrance) on any of the properties or Assets of any Target Entity, other than in the ordinary course of business;

(xi) suffered any material damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets not covered by insurance;

(xii) lost the employment services of any executive officer;

(xiii) made any loan or advance of any material amount to any officer, employee or Affiliate of the Target Entities, other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(xiv) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(xv) made any capital expenditures or capital additions or betterments in amounts which exceeded One Fifty Thousand Dollars ($150,000) in the aggregate;

(xvi) changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to revenue recognition or the establishment of reserves for accounts receivable, utilized in the preparation of the Financial Statements, other than as required by GAAP in a manner consistent with past practice;

(xvii) instituted or settled any litigation or been subject to an Action by any Person or before any court or Governmental Authority alleging a violation of any Law, Contractual Obligation, Debt, Environmental Law, Tax or other violation by such Target Entity relating to it or any of its properties or Assets or the Target Entity Operations;

(xviii) made any new elections or changed any current elections with respect to its Taxes, if such action would reasonably be expected to have the effect of increasing the Tax liability of such Target Entity for any period ending after the Closing Date;

(xix) entered into or terminated any Physician Contract or any Contractual Obligation with any Executing Stockholder or Affiliate of any Executing Stockholder;

(xx) entered into any Material Contract, except those made in the ordinary course of business consistent with past practice;

(xxi) made any distribution of cash outside the ordinary course of business consistent with past practice;

(xxii) conducted its cash management customs and practices in any manner other than in the ordinary course of business consistent with past practice (including with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally); or

(xxiii) entered into any agreement or commitment to do any of the foregoing.

5.17 Restrictions on Business Activities. There is no Order binding upon any Target Entity or, to the Knowledge of the Company, threatened against any Target Entity, that has or is reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business of any Target Entity as currently conducted or any material business practice of any Target Entity, including the Target Entity Operations, the acquisition of property, the provision of services, the hiring of employees, and the solicitation of customers, in each case either individually or in the aggregate.

5.18 Payables. All accounts payable of the Centerre Companies have arisen in bona fide arm’s length transactions in the ordinary course of business and are reflected in the applicable Financial Statements in accordance with GAAP or arose after the date of the Financial Statements.

5.19 Receivables. All accounts receivable of the Centerre Companies have arisen in the ordinary course of business and represent valid obligations to the applicable Centerre Company arising from bona fide transactions. The Company has made available to Parent a complete and accurate aging list of all receivables of the Centerre Companies as of August 31, 2014.

5.20 Accounting Records. Each Target Entity maintains records that accurately and validly reflect their respective transactions in all material respects, and has in place accounting controls sufficient to ensure that such transactions are: (a) executed in accordance with management’s general or specific authorization; and (b) recorded in conformity with GAAP so as to maintain accountability for assets.

5.21 Brokers and Finders. Except as set forth on Schedule 5.21 of the Disclosure Schedules, no Target Entity has engaged, or is liable to pay any fees or commissions to, any Broker in connection with the transactions contemplated hereby.

5.22 Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV and Article V, respectively, the Executing Stockholders and the Company make no representation or warranty, express or implied, at law or in equity, in respect of the Company Shares, the Target Entities, and any of their assets liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations and warranties are hereby expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Parent hereby represents and warrants to the Company, the Executing Stockholders, the Executing Option Holders and the Non-Owner Participants that the following representations are true and complete as of the date hereof.

6.1 Organization and Good Standing. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into and carry out its obligations under this Agreement. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into and carry out its obligations under this Agreement. Each of Parent and Merger Sub has full power and authority to own, operate and lease its properties and assets, to carry on its business as and where such is now being conducted, to enter into the documents and instruments to be executed and delivered by Parent or Merger Sub, as applicable, pursuant hereto and to carry out the transactions contemplated hereby.

6.2 Authorization. The execution, delivery and performance of this Agreement by Parent has been duly and validly authorized by Parent and by all other necessary corporate action on the part of Parent. The execution, delivery and performance of this Agreement by Merger Sub has been duly and validly authorized by Merger Sub and by all other necessary corporate action on the part of Merger Sub. This Agreement and the Transaction Documents constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions. Each of the Transaction Documents to which Parent is intended to be a party has been duly authorized by Parent and all other necessary corporate action on the part of Parent. Each of the Transaction Documents to which Merger Sub is intended to be a party has been duly authorized by Merger Sub and all other necessary corporate action on the part of Merger Sub.

6.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement, the Transaction Documents and any related agreements by Parent and Merger Sub will not violate the provisions of, constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise, or require the consent of or notice to any Person under (a) the certificate of incorporation or any other organizational document or Contractual Obligation of Parent or Merger Sub, (b) any Law or regulation to which Parent or Merger Sub is subject, except to the extent Parent must obtain any Licenses in connection with the transactions contemplated by this Agreement as set forth on Schedule 6.3 hereto, or (c) any of the terms or conditions, in any material respect, of any permit or license or other governmental authorization held by Parent.

6.4 Investment Representations. Parent has such knowledge and expertise in financial and business matters, including the transactions contemplated hereby, that Parent is capable of evaluating the merits and risks of acquiring the Company Shares, and Parent has the ability to bear the economic risk of an investment in the Company Shares. Parent is acquiring the Company Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Parent understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act, or qualified under applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of such laws. Parent understands that the Company Shares have not been, and will not be upon the consummation of the Merger, registered or qualified under any securities Laws, by reason of their transfer in a transaction exempt from the registration or qualification requirements of such Laws, and may not be resold unless such resale is registered under the Securities Act and qualified under applicable state laws or an exemption from such registration or qualification is available and that the certificates evidencing the Company Shares will contain a legend to such effect unless such a legend is not required under applicable Law.

6.5 Litigation. No lawsuit, governmental investigation or legal, administrative, or arbitration action or proceeding is pending or threatened against Parent or Merger Sub, that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

6.6 Brokers and Finders. No Broker has been engaged by Parent or Merger Sub in connection with the transactions contemplated hereby.

6.7 Financial Resources. Parent has, and until Closing shall maintain, all funds or access to all funds required in order to consummate the transactions contemplated hereby, including, without limitation, payment of the Merger Consideration.

ARTICLE VII

COVENANTS

7.1 Conduct of Business of the Company.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, with respect to itself, and shall cause the other Centerre Companies, with respect to such Centerre Company, to, and shall use commercially reasonable efforts to cause each other Target Entity, with respect to such Target Entity, to, (i) carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) deliver any notifications required to be made to any licensing authorities in connection with the transactions contemplated hereby, (iii) pay its debts and obligations (including, without limitation, payables and other recurring obligations) and Taxes when due subject to good faith disputes over such debts or Taxes, (iv) pay or perform other its obligations when due, (v) preserve intact its present business organization, (vi) use commercially reasonable efforts to keep available the services of its present officers and employees, and (vii) use commercially reasonable efforts to preserve its relationships with customers, suppliers, Physicians, distributors, licensors, licensees, and others having business dealings with it. The Company shall and shall use commercially reasonable efforts to cause each of the other Target Entities to promptly notify Parent of any event or occurrence not in the ordinary course of such entity’s business, and of any event which would reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as otherwise contemplated by this Agreement or as set forth on Schedule 7.1, the Company shall and shall use commercially reasonable efforts to cause each Target Entity not to do, cause or permit any of the following, without the prior written consent of Parent:

(i) cause or permit any amendments to its certificate of incorporation, certificate of formation, certificate of limited partnership or other formation document, or operating agreement or partnership agreement, as applicable;

(ii) except pursuant to agreements with respect to Warrants or Stock Options outstanding as of the date hereof, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or partnership or membership interests or securities exercisable or convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or interests or other convertible securities;

(iii) (A) declare or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock or otherwise, except for distributions made by any Target Entity to its respective members, partners or stockholders in the ordinary course of business consistent with past practice, (B) transfer any Assets to or enter into any transactions with its stockholders, members, partners or their respective Affiliates, (C) split, combine or reclassify any of its capital stock (D) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (E) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with existing agreements providing for the repurchase of shares in connection with any termination of service to any Target Entity;

(iv) except with respect to Stock Options and Warrants outstanding as of the date hereof, or in connection with the Cancellation Payments or Change of Control Payments, accelerate, amend or change the period of exercisability or vesting of options, profit shares or other rights granted under its equity incentive plans or authorize cash payments in exchange for any options, profit shares or other rights granted under any of such plans;

(v) (A) enter into any contract, arrangement or commitment that exceeds One Hundred Fifty Thousand Dollars ($150,000) in aggregate annual value, or (B) violate, amend or otherwise modify or waive any of the material terms of any of its Material Contracts or Real Property Leases, including without limitation exercising any extension option thereunder;

(vi) transfer to any Person any rights to its Intellectual Property;

(vii) sell, lease, sublease, license, sublicense or otherwise dispose of, encumber or otherwise transfer any of its properties or Assets, except in the ordinary course of business consistent with past practice;

(viii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than indebtedness incurred by the Joint Ventures in the ordinary course of business;

(ix) enter into any operating lease, which provides for annual payments to or by any Target Entity in excess of One Hundred Fifty Thousand Dollars ($150,000);

(x) pay, discharge or satisfy in an amount in excess of Fifty Thousand Dollars ($50,000) in any one case or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Debt or Transaction Expenses or liabilities reflected or reserved against in the Financial Statements;

(xi) make any capital expenditures, capital additions or capital improvements (or incur any obligation to do so) in excess of One Hundred Thousand Dollars ($100,000) except in the ordinary course of business;

(xii) terminate or, to the extent within the Company’s control applying commercially reasonable efforts, fail to renew or materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xiii) except with respect to Stock Options and Warrants outstanding as of the date hereof or as otherwise contemplated by this Agreement, adopt or amend any employee benefit plan, stock purchase plan, equity incentive plan, option plan or similar plan or arrangement, or pay any bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than in the ordinary course of business consistent with past practice;

(xiv) hire any new employee, except in the ordinary course of business;

(xv) except with respect to Change of Control Payments or in the ordinary course of business, grant any severance or termination pay to any director, officer or other employee;

(xvi) commence a lawsuit other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that failure to commence suit is reasonably likely to result in the material impairment of a valuable aspect of its business, provided that, to the extent practicable, it consults with Parent prior to the filing of such a suit;

(xvii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or enter into any joint venture or partnership agreement with, any business or corporation, partnership, association or other business organization or division thereof;

(xviii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or enter into any joint venture or partnership agreement with, any business or corporation, partnership, association or other business organization or division thereof;

(xix) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xx) remove from the Company’s premises or modify any books or records of any Target Entity, other than in the ordinary course of business;

(xxi) conduct its cash management customs and practices in any manner other than in the ordinary course of business consistent with past practice (including with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally); or

(xxii) take, or agree in writing or otherwise to take, any of the actions described in Sections 7.1(a)(i) through (a)(xxi) above.

(b) The operations conducted or to be conducted by each Target Entity shall at all times, at a minimum, be conducted in compliance in all material respects with the applicable Healthcare Requirements and, in connection therewith, the Company covenants that it shall use commercially reasonably efforts to cause the other Target Entities to be operated in a prudent manner in compliance with applicable Laws and all Licenses, Contractual Obligations, and any other agreements necessary for the certification, licensure, or operation of such company as may be necessary for such company to operate in the manner it has operated prior to the date hereof.

7.2 Access to Information. Subject to the terms and conditions set forth in the Confidentiality Agreement, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, to the extent permitted by applicable Law, the Company: (a) to the extent not prohibited by JV Partners, shall, upon reasonable prior notice and during normal business hours, afford to the officers and authorized representatives and agents of Parent full access to and the right to inspect the properties, books and records of each of the Centerre Companies; (b) will furnish the officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives of Parent with such additional financial and operating data and other information as to the Target Entities and the Target Entity Operations as Parent may from time to time reasonably request; and (c) will furnish to the officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives of Parent full access, upon reasonable prior notice and during normal business hours, to the officers, employees and agents of the Centerre Companies; provided, however, Parent shall be responsible and shall indemnify and hold harmless the Target Entities from and against all Losses suffered or incurred by the Target Entities as a result of any physical damage caused by Parent in its inspection of the properties of the Target Entities pursuant to this Section 7.2. Parent’s right of access and inspection shall be exercised in such a manner as not to unreasonably interfere with the operations of the Target Entities. No inspection performed pursuant to this Section 7.2 shall affect any obligations, representations or warranties of the Executing Stockholders and the Company or the right of Parent to rely on the representations and warranties of the Executing Stockholders and the Company set forth in Article V.

7.3 Conduct of the Executing Stockholders. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, no Executing Stockholder shall (a) transfer all or any portion of its Company Shares (other than to another Executing Stockholder or an Affiliate of Executing Stockholder who shall sign a joinder to this Agreement) or (b) permit any Encumbrance on any of its Company Shares without the prior written consent of Parent.

7.4 Certain Tax Matters.

(a) If any taxable period of a Centerre Company (with respect to any Income Taxes) begins prior to the Effective Time but does not terminate on the Closing Date (a “Straddle Period”), the Parties will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat the pre-Closing portion of any Straddle Period as a short taxable period ending on or as of the Closing Date (the “Pre-Closing Straddle Period”), and such short taxable period shall be treated as a Pre-Closing Tax Period for purposes of this Agreement. In any instance where applicable Law does not permit such an election to be made, then for purposes of this Agreement, the amount of such Taxes that relates to the Pre-Closing Straddle Period shall be computed as if the entire Straddle Period ended on or as of the Closing Date; provided, however, that any credits, allowances or similar Tax attributes that are properly allocable to the entire Straddle Period shall be allocated to the Pre-Closing Straddle Period based on the number of calendar days in the Pre-Closing Straddle Period relative to the total number of calendar days in the Straddle Period.

(b) Parent shall cause the Company to timely and properly prepare and file, after giving the Stockholder Representative the opportunity to review and reasonably approve, all Income Tax Returns of the Centerre Companies for all Pre-Closing Tax Periods, to the extent such Return was not filed prior to the Effective Time, including for those jurisdictions and Governmental Authorities that permit or require a short period Return for Income Taxes. The Stockholder Representative shall review and provide any comments to such Returns as soon as reasonably practical, but in no event later than twenty (20) days following receipt of such Return. The Stockholder Representative and the Company shall act in good faith to resolve any disputes with respect to a Return as soon as reasonably practical. If the Stockholder Representative and Parent are unable to resolve all such disagreements within thirty (30) days following the Stockholder Representative’s receipt of the applicable Return, the Stockholder Representative and the Company shall submit such remaining disagreements to the Independent Accounting Firm, to be selected in the manner provided in Section 2.7(a)(iii). The Independent Accounting Firm shall then resolve and determine such disputed items in the manner provided in Section 2.7(a)(iii), except that references therein to the “Final Closing Balance Sheet” shall be deemed to be references to such Return, and the reference therein to “applicable definitions and sections in this Agreement related to the Final Closing Balance Sheet” shall be deemed to be a reference to this Section 7.4 and the definitions and schedules related hereto. The determination by the Independent Accounting Firm shall be conclusive and binding upon the Parties and judgment may be entered on such decision in a court of competent jurisdiction. The costs and expenses of the Independent Accounting Firm in resolving the disputed items shall be borne in the manner provided in Section 2.7(a)(iii). Not later than three (3) Business Days following the final resolution of any Return related to Pre-Closing Taxes for a Pre-Closing Tax Period in accordance with this Section 7.4(b), and provided that such Pre-Closing Taxes were not reflected in the Final Closing Balance Sheet or previously paid pursuant to an indemnification claim under Article IX hereto, Parent shall be entitled to payment in an amount equal to the amount of the Pre-Closing Taxes shown on the applicable Return as being chargeable to the Executing Stockholders pursuant to this Section 7.4 in accordance with the terms, and subject to the limitations, set forth in Article IX of this Agreement, which payment Parent shall, or shall cause the Company to, remit to the applicable Governmental Authority with respect to such Taxes.

(c) Any net Income Tax refunds that are actually received by Parent or a Centerre Company, and any amounts actually credited against Income Taxes to which Parent or a Centerre Company become entitled after the Closing Date, which relate to Pre-Closing Tax Periods, shall be for the account of the Executing Stockholders. Parent shall pay to the Stockholder Representative (or its designee) for the benefit of the Executing Stockholders any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto.

(d) Whenever any taxing authority, in writing, asserts a claim, makes an assessment or otherwise disputes the amount of Income Taxes for which the Executing Stockholders are or may be liable under this Agreement or otherwise, Parent shall inform the Stockholder Representative within fifteen (15) Business Days of such assertion and the Stockholder Representative shall have the right to participate in any resulting proceedings and to approve, the settlement of any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Income Taxes for which the Executing Stockholders may be liable under this Agreement or otherwise.

(e) Subject to the terms of Section 7.4(d) above, Parent and the Executing Stockholders shall each cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Returns pursuant to this Section 7.4 and any audit, litigation or other proceeding with respect to any Income Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company (before the Closing) and Parent (after the Closing) shall each cause each Centerre Company (i) to retain all books and records with respect to Income Tax matters pertinent to each Centerre Company relating to any taxable period beginning before the Effective Time until the expiration of the statutory period of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Executing Stockholders or Parent, as the case may be, shall allow the other Party to take possession of such books and records and the Party taking possession of such books and records agrees to keep the information therein confidential with respect to third parties.

(f) Parent and the Stockholder Representative further agree, upon request, to use good faith commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) for any Pre-Closing Tax Period or any Tax period following the Closing.

(g) All sales, transfer, stamp, documentary, filing, recordation and other similar Taxes, together with interest, additions or penalties with respect thereto resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the Executing Stockholders.

7.5 Announcement. Without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, each Party agrees that, it will not, and will direct its representatives, agents, Affiliates and employees not to, disclose to any Person (other than its representatives, agents, Affiliates and employees who have a need to know and who similarly agree to be bound by this confidentiality provision) any facts relating to this Agreement and the discussions, negotiations and any agreements or understandings reached by the Parties related to this Agreement and prior to the request for such prior written consent and upon at least forty-eight (48) hours to review and comment on any such proposed disclosure, the disclosing Party shall provide the other Party with a draft of the proposed disclosure prior to the distribution thereof. Notwithstanding the foregoing, Parent may disclose the execution of this Agreement and/or the Closing of the transactions contemplated hereby, as applicable, as required under applicable Law, provided that (i) Parent gives the Company and the Stockholder Representative prior written notice of any such disclosure and a draft of the proposed disclosure prior to the distribution thereof with at least forty-eight (48) hours to review and comment on any such proposed disclosure and (ii) such disclosure does not include any information (including, without limitation, quotations or other statements for marketing purposes) that is not required under such applicable Law, in the reasonable determination of Parent after consultation with its securities counsel.

7.6 Non-Negotiation Period. During the period from the date hereof and continuing until the earlier of (i) the Effective Time and (ii) the termination of this Agreement, (the “Non-Negotiation Period”), the Company and each Executing Stockholder shall not, and the Company shall cause its Subsidiaries not to, and each of the Company and the Executing Stockholders shall cause its, his or her (as applicable) respective representatives not to:

(a) negotiate or discuss acquisition terms or conditions, or participate in any negotiations or discussions to discuss acquisition terms or conditions, with any other potential acquirer of any Target Entity, any Target Entity Operation, the Assets or the Company Shares;

(b) solicit or encourage submission of any proposal or offer to acquire or lease all or any portion of any Target Entity, any Target Entity Operation, the Assets or the Company Shares;

(c) furnish to any person other than Parent and its representatives any confidential information regarding any Target Entity, any Target Entity Operation or the Assets except as required by Law, to satisfy the obligations of the Executing Stockholders, the Company and each of the Target Entities pursuant to Section 7.1, or in the ordinary course of business of the Target Entities; or

(d) assist or participate in any proposal or offer from any person other than Parent, to acquire or lease all or any substantial portion of any Target Entity, any Target Entity Operation, the Assets or the Company Shares, other than a JV Partner set forth on Schedule 7.16 with respect to the sale or purchase of a Centerre’s Company’s or such JV Partner’s interest in a Joint Venture set forth on Schedule 7.16.

If, during the Non-Negotiation Period, the Company or any of its Subsidiaries or any of their respective Affiliates or representatives, receives any unsolicited offer or proposal from any Person other than Parent to acquire or lease all or any substantial portion of any Target Entity, any Target Entity Operation, the Assets or the Company Shares, the Company shall promptly notify Parent in writing of its receipt of such offer or proposal and of the material terms thereof.

Notwithstanding any of the foregoing, nothing in this Section 7.6 shall prohibit or otherwise limit (x) the transfer of any Company Shares from any Executing Stockholder to any other Executing Stockholders or to any Affiliate of such Executing Stockholder who signs a joinder to this Agreement, or (y) any actions (or omissions) in anticipation of or preparation for any debt refinancing of the Company or any other Target Entity or any acquisition by the Company or any other Target Entity, provided that none of the Company or its Subsidiaries shall enter into any binding commitment to consummate any such transaction without the prior written consent of Parent.

7.7 Termination of Employee Benefit Plans; 280G Approval.

(a) Prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable Employee Benefit Plans (including any underlying insurance policies or service agreements), Parent may request the Company to terminate prior to the Effective Time certain current

Employee Benefit Plans of the Centerre Companies set forth on Schedule 7.7, as updated as of the Effective Time, any such updates to Schedule 7.7 to be provided as soon as reasonably practicable following the date of this Agreement, but in no event later than thirty (30) days prior to the Closing. Each current Employee Benefit Plan of the Centerre Companies that is not so terminated shall be amended to the extent necessary to provide that no employees of Parent or any of its Subsidiaries other than a Centerre Company shall participate therein on or after the Effective Time unless Parent explicitly authorizes such participation. The Company shall cause the applicable Centerre Company to adopt resolutions and take all other actions necessary to effect the termination or amendment of all such current Employee Benefit Plans of the Centerre Companies referenced above to be effective no later than the Effective Time and shall provide to Parent evidence of the adoption of such resolutions by the board of directors or other authorized person(s) on behalf of the applicable Centerre Company.

(b) On or before December 31, 2014, the Company shall (i) amend the Centerre Healthcare Corporation 401(k) Plan (the “Plan”) to suspend safe harbor contributions as of December 31, 2014, under the Plan and provide such amendment to Parent at least three (3) business days prior to adoption; and (ii) refrain from sending the safe harbor notice to participants for the 2015 plan year (or, if the 2015 safe harbor notice has already been sent to participants, to revoke such notice by subsequent notice). The Company may provide in such Plan amendment that the Company (A) will make a fixed nonelective contribution of 3% to eligible participants with characteristics correlating to prior years’ safe harbor contributions (i.e., fully vested when made and subject to distribution limitations), provided that such Plan amendment makes explicit that such provision may be subsequently amended at any time without advance notice to participants (which subsequent amendment the Company shall adopt upon Parent’s request); or (B) that the Company may make discretionary nonelective contributions to the Plan in 2015, the amount of which may be determined at a future date.

(c) If requested by Parent, the Company will, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing, (i) secure from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver of such Person’s rights to all of such payments and/or benefits to the minimum extent necessary (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of the stockholders of the Company, to the extent and in a manner required under Code Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) and the regulations promulgated thereunder, of any Waived 280G Benefits and other potential payments and/or benefits that, if paid or made by the Company could, in the absence of the approval described in this Section 7.7(c) constitute “excess parachute payments” within the meaning of Section 280G (“Other Benefits”). If any of the Waived 280G Benefits or Other Benefits fail to be approved by the stockholders of the Company as contemplated above, such Waived 280G Benefits and Other Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 7.7(c) and that either (iii) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits and Other Benefits (the “280G Approval”), or (iv) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits and the Other Benefits shall not be made or provided.

7.8 Stockholder Representative.

(a) The Executing Stockholders hereby appoint and designate the Stockholder Representative as the exclusive agent and attorney-in-fact for and on behalf of the Executing Stockholders to give and receive any and all notices and communications under this Agreement (including, without limitation, all notices and communications pursuant to Article IX) and the other Transaction Documents, to otherwise act on behalf of the Executing Stockholders as provided in, or required by, this Agreement and the other Transaction Documents, including, without limitation, the right to receive the Merger Consideration and distribute it in accordance with this Agreement, to enter into the Escrow Agreement on behalf of the Executing Stockholders, to agree to the Estimated Balance Sheet and the Final Closing Balance Sheet, to participate in and agree to the adjustment process set forth in Section 2.7, to waive any condition to the Executing Stockholders’ obligation to consummate the transactions contemplated under Sections 8.1 or 8.3, to agree to, negotiate, prosecute, defend, enter into settlements and compromises of, or take any other action with respect to any indemnification claims by or against any of the Executing Stockholders under this Agreement, demand arbitration and comply with Orders of Governmental Authorities and awards of arbitrators with respect to such claims, to negotiate, execute and deliver amendments to this Agreement if the Stockholder Representative receives consent to enter into such amendment by Executing Stockholders holding a majority of the Company Shares held by all Stockholders on an as converted to Common Stock basis and such amendment does not adversely affect the rights, benefits or obligations of an Executing Stockholder without adversely affecting the rights, benefits or obligations of all other Executing Stockholders in a substantially similar manner, to execute, date and deliver the Transaction Documents, to use the Stockholder Representative Reserve in connection with the performance of its duties and the exercise of its authority hereunder, to retain funds for reasonably anticipated expenses and liabilities to the extent the Stockholder Representative Reserve is not sufficient, and to take all other actions necessary or appropriate in the judgment of the Stockholder Representative in connection with this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Executing Stockholders, except as expressly provided herein and in the other Transaction Documents. Such agency may be changed by the holders of a majority in interest of the Executing Stockholders (based on their portion of the Company Shares to be sold hereunder on an as if converted to Common Stock basis) from time to time upon not less than ten (10) days’ prior written notice to Parent. The powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Executing Stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Executing Stockholder of the whole or any fraction of his, her or its interest in the Indemnification Escrow Amount. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Executing Stockholders.

(b) Certain Executing Stockholders have entered into a letter agreement (the “Stockholder Representative Agreement”) with the Stockholder Representative for certain representatives of such Executing Stockholders (the “Advisory Group”) to provide direction to the Stockholder Representative in connection with the performance of its services under this Agreement and the other Transaction Documents. Neither the Stockholder Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group or its Affiliates (including, the Executing Stockholders appointing such Advisory Group) (collectively, the “Stockholder Representative Group”) shall be liable for any act done or omitted hereunder as Stockholder Representative or in its capacity as the Advisory Group while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of good faith. The Executing Stockholders shall severally, based on such Executing Stockholder’s Pro Rata Share, indemnify, defend and hold harmless the Stockholder Representative Group against any loss, liability, claim, damage, fee, cost, fine, judgment, amount paid in settlement or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) incurred without bad faith, gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement (collectively, the “Stockholder Representative Expenses”). Such Stockholder Representative Expenses shall be recovered first, from the Stockholder Representative Reserve, second, from any distribution of the Indemnification Escrow Amount otherwise distributable to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants at the time of distribution (in accordance with their Pro Rata Shares), and third, directly from the Executing Stockholders, the Executing Option Holders and Non-Owner Participants (in accordance with their Pro Rata Shares). The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Stockholder Representative Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. The Executing Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(c) The Stockholder Representative will hold the Stockholder Representative Reserve separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Reserve other than as a result of its bad faith, gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Reserve, and has no tax reporting or income distribution obligations hereunder.

(d) In the event that a Parent Indemnified Party receives payment from the remaining Indemnification Escrow Amount and/or Indentified Matters Escrow Amount as a result of an indemnification claim against an Executing Stockholder (such Executing Stockholder being referred to herein as the “Breaching Stockholder”) pursuant to Section 9.2(b) of this Agreement (any such payment being referred to herein as a “Disproportionate Payment”), each Executing Stockholder agrees that the Stockholder Representative, at its election, shall be entitled to (i) withhold from any amounts otherwise due to such Breaching Stockholder under this Agreement or the Transaction Documents (including, without limitation, the portion of the Escrow Amount and the Stockholder Representative Reserve that would have otherwise been released to such Breaching Stockholder) an amount equal to the Disproportionate Payment and any costs, fees and expenses incurred by or on behalf of the Stockholder Representative in connection with such Disproportionate Payment or (ii) require such Breaching Stockholder to pay an amount equal to the Disproportionate Payment, plus all costs, fees and expenses incurred by or on behalf of the Stockholder Representative in connection with such Disproportionate Payment, to the Stockholder Representative for the benefit of the other Executing Stockholders, the Executing Option Holders and Non-Owner Participants.

(e) The Stockholder Representative shall be entitled to rely upon any signature believed by it to be genuine and reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Executing Stockholder or other party. A written decision, consent, notice or instruction of the Stockholder Representative related to any of the Transaction Documents or any of the transactions contemplated thereby shall constitute a decision, consent, notice or instruction, as applicable, of all of the Executing Stockholders and shall be final, binding and conclusive upon each of the Executing Stockholders and such Executing Stockholder’s successors as if expressly confirmed and ratified in writing by such Executing Stockholder, and Parent may rely upon any such written decision, consent, notice or instruction of the Stockholder Representative as being the decision, consent, notice or instruction of each and every Executing Stockholder. Each Executing Stockholder waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or the other Transaction Documents. Parent and its Affiliates are hereby relieved from any liability to any Person for any acts done by them in accordance with such written decision, consent, notice or instruction of the Stockholder Representative.

7.9 Insurance Matters.

(a) The Company shall and shall use commercially reasonable efforts to cause the other Target Entities to maintain through the Closing adequate general liability and casualty insurance coverage for the Company and its Subsidiaries, their assets and their operations, in amounts that are materially consistent with their existing insurance coverage. Subject to Section 7.12, the risk of loss or damage to the assets of the Target Entities by fire, other casualty or condemnation prior to the Closing is retained by the Company.

(b) For a period of six (6) years after the Closing Date, Parent will cause the Centerre Companies or their successors to maintain in effect the Centerre Companies’ current directors’ and officers’ liability insurance covering those persons who are currently covered by each of the Centerre Company’s directors’ and officers’ liability insurance policy (copies of which have been made available by the Company to Parent prior to the date hereof) for acts or omissions occurring prior to the Closing on terms comparable to those of such policy in effect on the date hereof; provided, however, that the Company shall purchase, prior to or concurrent with the Closing (if concurrent with the Closing and not previously paid by the Company, as part of the Estimated Closing Transaction Expenses), a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) that will remain in effect for a period of six (6) years after the Closing Date (the “Run-Off Insurance Policy”), the material terms of which, including coverage and amount, are comparable to those of such policy currently in effect on the date hereof for the Centerre Companies (but not the other Target Entities).

7.10 Cooperation on Consents and Approvals.

(a) The Executing Stockholders, the Company and Parent shall reasonably cooperate with each other, and the Company shall use commercially reasonable efforts to cause the other Target Entities to cooperate, in connection with all applications, documents and other steps needed in connection with making (i) any filings and applications needed to obtain, or otherwise required to be made in connection with, the Consents and Approvals of the Company, (ii) any notifications required to be made to any licensing authorities prior to the Closing, and (iii) other required filings, notifications and declarations related to the transactions pursuant to this Agreement, as soon as practicable; provided, however, that, notwithstanding any of the foregoing, none of the covenants, representations and warranties made by the Company or the Executing Stockholders in this Agreement, or any agreements contemplated herein, shall in any manner be interpreted to speak to any approvals, authorizations, clearances and filings which may be required for, or in connection with, the operation of the Business subsequent to the Closing.

(b) On the terms and subject to the conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, and to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates (including the Target Entities) with respect to the Closing. Parent shall use its commercially reasonable efforts to provide cooperation and assistance with the foregoing. The Company shall, and shall cause the other Target Entities to, use commercially reasonable efforts to obtain a Lessor Estoppel with respect to each Real Property Lease prior to the Closing. From and after the Closing, Parent shall be responsible for obtaining any other consents and waivers required in connection with the operation of the Business following the Closing.

(c) The Company shall promptly notify Parent of any communication it or any of its Affiliates (including the Target Entities) receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and permit Parent to review in advance any proposed communication by or on behalf of the recipient to any Governmental Authority. The Company shall not agree to participate and shall use commercially reasonable efforts to cause the other Target Entities to not participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority, gives Parent the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Parent will pay the filing fees for all filings required by the Parties under the HSR Act. The Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Affiliates, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) Parent shall use commercially reasonable efforts to obtain the consents and waivers set forth on Schedule 8.2(q) prior to Closing.

7.11 Post-Closing Distributions. If, at any time within one year following the Closing Date, any Joint Venture makes a distribution to a Centerre Company of Cash (other than a distribution of Cash to cover Tax Liabilities of such Centerre Company) that was generated from the results of operations of the applicable Joint Venture prior to the Closing Date and such Cash was not reflected (whether as Cash or as part of Net Working Capital) on the Final Closing Balance Sheet, the Company shall pay to the Stockholder Representative, for the benefit of the Executing Stockholders, the Executing Option Holders and the Non-Owner Participants (in accordance with their Pro Rata Shares), an amount equal to such Cash that was not so reflected; provided, however, to the extent that any Joint Venture maintained, as of the Effective Time, an amount of Cash less than the minimum amount customarily maintained by such Joint Ventures pursuant to its standard operating practice (which amount is equal to the average of thirty (30) days operating expenses for the trailing six (6) months), any amounts payable pursuant to this Section 7.11 shall be first offset against the amount of such Cash deficit to the extent such deficit was not actually recovered in full pursuant to Section 2.7. During such one year period, Parent shall not take any actions, and shall cause the Centerre Companies not to take any actions, to cause any Joint Venture to make distributions of such Joint Venture’s excess Cash on a schedule other than that which is consistent with past practice of such Joint Venture.

7.12 Material Hospital Destruction.

(a) If any material part or portion of any of the Hospitals is damaged, condemned, lost or destroyed (whether by fire or other casualty event or by condemnation or eminent domain) prior to the Effective Time (a “Material Hospital Destruction”), the Company shall notify Parent in writing (the “Casualty Notice”) as soon as possible of such Material Hospital Destruction. The Casualty Notice shall set forth the Company’s good faith, reasonable estimate (the “Destruction Estimate”) of the applicable Target Entity’s or Target Entities’, as the case may be, uninsured, unreimbursed or uncompensated (in the event of a condemnation) cost to repair, replace or restore, as applicable, such Material Hospital Destruction (the “Aggregate Damage”).

(b) In the event that the Destruction Estimate is equal to or greater than Two Million Dollars ($2,000,000) with respect to any one Hospital or Five Million Dollars ($5,000,000) in the aggregate across all Hospitals (a “Material Loss”), Parent may, within fifteen (15) Business Days after receipt of the Casualty Notice, terminate this Agreement by written notice to the Company, and thereafter all Parties shall be released and relieved of all further obligations, liabilities or claims hereunder.

(c) In the event that Parent objects to the Destruction Estimate, Parent shall notify the Company of such objection in writing (the “Parent Notice”) within fifteen (15) Business Days after receipt of the Casualty Notice. If the Parties are unable to resolve their disagreement concerning the value of the Aggregate Damage within ten (10) Business Days after the Company’s receipt of the Parent Notice, then the Independent Accounting Firm (selected in accordance with Section 2.7(a)) shall determine, as promptly as possible, the Aggregate Damage and confirm in writing that the value of the Aggregate Damage either is less than a Material Loss or equals or exceeds a Material Loss. If the Independent Accounting Firm’s report indicates that the value of the Aggregate Damage is equal to or exceeds a Material Loss, Parent may submit a written termination notice within five (5) Business Days after the receipt of the Independent Accounting Firm’s report. In the event that Parent does not elect to terminate this Agreement in respect of such Material Loss, the rights and obligations of the Parties with respect to such Material Loss shall be governed by Section 7.12(e) and Section 7.12(f). In either event, thereafter all Parties shall be released and relieved of all further obligations, liabilities or claims hereunder. The Independent Accounting Firm’s determination shall be final and binding on the Parties, absent manifest error. The fees and costs of the Independent Accounting Firm’s determination shall be borne equally by the Company and Parent.

(d) If a Material Hospital Destruction occurs prior to the Effective Time that does not result in a Material Loss, the Parties shall consummate the transactions contemplated in this Agreement, subject to the other terms and conditions of this Agreement, and, subject to Section 7.12(f) below, the Merger Consideration shall be reduced by an amount equal to the product of (A) the Aggregate Damage multiplied by (B) a fraction equal to the Centerre Companies’ ownership percentage in the Joint Venture that owns the Hospital.

(e) If a Material Hospital Destruction occurs prior to the Effective Time that results in a Material Loss and Parent elects not to terminate this Agreement, upon the consent of the Stockholder Representative and the Company, which consent may be withheld in their sole discretion, the Parties shall consummate the transactions contemplated in this Agreement, subject to the other terms and conditions of this Agreement, provided that, subject to Section 7.12(f) below, the Merger Consideration shall be reduced by an amount equal to the product of (A) the Aggregate Damage multiplied by (B) a fraction equal to the Centerre Companies’ ownership percentage in the Joint Venture that owns the Hospital.

(f) If a Material Hospital Destruction occurs prior to the Effective Time in respect of which Parent does not elect, or does not have the right, to terminate this Agreement pursuant to this Section 7.12, the Company shall, or shall use commercially reasonable efforts to cause the other Target Entities to, and after the Closing the Parent shall, or shall cause the Company to and to use its commercially reasonable efforts to cause the other Target Entities to, diligently seek by appropriate procedures any recovery to which they may be entitled under any applicable insurance policies in respect of the Aggregate Damage, and the Centerre Companies shall retain such insurance proceeds on their books and records; provided that, after the Effective Time, Parent shall, or shall cause the Company or the other Target Entities to, promptly pay an amount equal to such insurance proceeds less the actual costs incurred in recovering such proceeds to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, the Executing Option Holders and Non-Owner Participants in accordance with their respective Pro Rata Shares (less any applicable withholding taxes, which the Company shall remit to the applicable Governmental Authority).

(g) The Parties rights and obligations under this Agreement with respect to any Material Hospital Destruction are governed exclusively by Section 7.12 (it being understood that such event shall not constitute a Material Adverse Effect or cause a failure of any of the Closing Conditions to be satisfied).

7.13 WARN Act. Parent shall not carry out, after the Closing, any plant closing or mass layoff that would require notification under or violate the WARN Act at any facility of the Centerre Companies or any similar state or local Law requiring notice to employees and their appropriate union representatives of a plant closing, mass layoff or similar action, that does or could reasonably be expected to result in any Losses that are incurred by any of the Executing Stockholders, the Executing Option Holders or Non-Owner Participants.

7.14 Stockholder Consent and Company Deliverables; Stockholder Deliverables; Appraisal Notice; Other Deliverables.

(a) The Company shall, promptly following the execution and delivery hereof, take all actions necessary in accordance with the DGCL to obtain, and shall obtain, irrevocable written consents approving the Merger and this Agreement from the Stockholders holding the requisite ownership percentage of the Company required to approve the Merger and this Agreement (the “Stockholder Consent”) and shall deliver such Stockholder Consent, together with the executed Voting Agreement, to Parent within twenty four (24) hours following the execution hereof by all signatories thereto. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, at or prior to the Closing, (i) Letters of Transmittal executed by each holder of Company Shares, (ii) Cancellation Letters or Participant Agreements, as applicable, executed by each holder of Stock Options and each Non-Owner Plan Participant, and (iii) Non-Solicitation and Non-Disclosure Agreements executed by each Executing Stockholder, such Non-Solicitation and Non-Disclosure Agreements to be effective as of the Effective Time. Notwithstanding the foregoing, with respect to each holder of Stock Options or Warrants or Non-Owner Participant set forth on Schedule 7.14(a), the Company shall (i) deliver for execution, prior to the Closing Date, a Cancellation Letter to such Person and (ii) use its reasonable best efforts to deliver or cause to be delivered to Parent, not less than seven (7) days prior to the Closing Date, a Cancellation Letter executed by such Person.

(b) Each Executing Stockholder shall deliver or cause to be delivered to Parent, at or prior to the Closing, such Executing Stockholder’s (i) executed Letter of Transmittal, (ii) executed Cancellation Letter, if applicable, and (iii) executed Non-Solicitation and Non-Disclosure Agreement, such Non-Solicitation and Non-Disclosure Agreement to be effective as of the Effective Time.

(c) Within ten (10) Business Days following the effective date of the Stockholder Consent, the Company shall deliver, by any manner permitted by applicable Law, the notice required pursuant to Sections 228 and 262(d) of the DGCL to each Dissenting Stockholder who or that is entitled to such notice under the DGCL (the “Appraisal Notice”). Parent and its counsel shall have a reasonable opportunity to review and comment on the Appraisal Notice prior to the delivery of such Appraisal Notice to Dissenting Stockholders and the Company shall consider in good faith the reasonable comments of Parent or Parent’s counsel. The Appraisal Notice shall comply in all material respects with the DGCL. The Company shall take all actions, and do or cause to be done, all things reasonably necessary to deliver the Appraisal Notice and any subsequent notice required to be delivered, or subsequent action to be taken by the Company with respect to Dissenting Shares, pursuant to the DGCL.

(d) The Company shall deliver, not more than three (3) Business Days prior to the Closing Date, its good faith estimate, in the form of Schedule 5.3(b), of the Joint Venture Indebtedness as of the Closing Date.

(e) The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, at or prior to the Closing, a cancellation letter in form and substance reasonably acceptable to Parent executed by each Plan Participant who is not an Executing Stockholder, a holder or Stock Options or a Non-Owner Participant.

7.15 Regulatory Disclosure.

(a) Between the execution of this Agreement and the Closing Date, the Company and Parent shall cooperate with one another to evaluate each of the items set forth on Schedule 7.15(a) (the “Identified Matters”) for compliance with Healthcare Requirements. In the event that Parent determines in its sole discretion that a self-disclosure with respect to any or all of the Identified Matters to the Centers for Medicare and Medicaid Services (“CMS”), the OIG or other applicable Governmental Authority is required or is a prudent course of action, the Company shall cause the applicable Target Entity to take such action prior to the Closing; provided, however, that notwithstanding the foregoing, in the event the Company or such Target Entity determines that any of the Identified Matters may be appropriately resolved by a voluntary refund to the applicable Government Reimbursement Program(s) and Parent agrees with such determination, which agreement may be withheld in Parent’s sole and absolute discretion, the Company or such Target Entity may, in lieu of a self-disclosure, file a voluntary refund with respect to such violations or items with CMS, the OIG, the applicable Medicare Administrative Contractor or other applicable Governmental Authority prior to the Closing.

(b) Any such self-disclosures or voluntary refunds made pursuant to this Section 7.15 shall be in form and substance reasonably acceptable to Parent. The Company shall, or shall cause the applicable Target Entity to, provide Parent with a reasonable opportunity to review and comment on filings prepared in connection with such self-disclosures or voluntary refunds (including any information and materials reasonably requested by Parent related to such self-disclosures or voluntary refunds) prior to submission to the applicable Governmental Authority. After any such self-disclosure or voluntary refund is filed, the Company shall, or shall cause the applicable Target Entity to, amend any such filed self-disclosures or voluntary refunds if the Company and Parent jointly determine in good faith that additional self-disclosure or information is necessary to comply with applicable Healthcare Requirements or the applicable self-disclosure protocol or voluntary refund process. The Company shall, or shall cause such Target Entity to, promptly furnish to Parent any written or electronic communication, or a narrative description of any verbal communication to the applicable Target Entity from the applicable Governmental Authority with respect to such self-disclosures and voluntary refunds, and permit Parent to review and comment on, in advance, any proposed written response from the applicable Target Entity to the applicable Governmental Authority.

(c) Between the date hereof and the Closing Date, Parent and the Company agree to reasonably cooperate with one another and provide the other and the Stockholder Representative with continued access to all information, documents, people, and other resources directly or indirectly related to the Identified Matters and any self-disclosure or voluntary refund. Between the date hereof and the Closing Date, Parent and the Company shall work together in good faith to complete the ongoing evaluation of the Identified Matters.

(d) The Company and Parent agree that they have certain common interests in evaluating the Identified Matters, making any self-disclosure or voluntary refund, and resolving any potential issues related thereto, as contemplated by this Section 7.15. As such, the Company, Parent and their respective counsel shall execute a joint defense agreement or common interest agreement upon mutually acceptable terms in connection with carrying out the obligations under this Section 7.15.

7.16 Exercise of Put and Call Rights by JV Partners.

(a) Following the execution and delivery hereof, the Centerre Companies shall deliver any notices required under any joint venture agreement with any of the JV Partners in respect of the transactions contemplated hereby. Following delivery of any such notice, in the event that a Centerre Company is required to offer to purchase, purchase or make any other offer with respect to any JV Partner’s ownership interest in a Joint Venture, such Centerre Company shall cooperate with Parent in determining the terms and conditions of such offer, including the purchase price, and such Centerre Company shall obtain the approval of Parent of such offer, including the purchase price, prior to the making or delivery of such offer.

(b) In the event that, prior to the Closing, the JV Partner listed as item 1 on Schedule 7.16 exercises its option or other similar rights to purchase any CHC JV Subsidiary’s ownership interest in the Joint Venture listed as item 1 on Schedule 7.16 (a “JV Interest Sale”), then the parties shall consummate the transactions contemplated in this Agreement, and if the Centerre Companies receive any proceeds from the JV Interest Sale prior to Closing, then the Merger Consideration shall be reduced by the amount of such proceeds received by the Centerre Companies prior to Closing in respect of such JV Interest Sale.

(c) In the event that, prior to the Closing, the JV Partner listed as item 2 on Schedule 7.16 exercises its option or other similar rights to purchase any CHC JV Subsidiary’s ownership interest in the Joint Venture listed as item 2 on Schedule 7.16 (a “JV Partner Buyout”), then the parties shall consummate the transactions contemplated in this Agreement, subject to the other terms and conditions of this Agreement, provided that the Merger Consideration shall be reduced by the applicable amount set forth on Schedule 7.16 attached hereto (the “JV Buyout Reduction”), and to the extent the consummation of such JV Partner Buyout does not occur prior to the Closing, Parent shall pay, at Closing, an amount equal to the JV Buyout Reduction to the Escrow Agent (the “JV Buyout Escrow Amount”), such amount to be held in escrow in accordance with the terms and conditions of the Escrow Agreement until the earlier of (i) the abandonment of the JV Partner Buyout by the applicable JV Partner, (ii) the consummation of such JV Partner Buyout or (iii) nine (9) months following the Closing Date. If the JV Buyout Escrow Amount is to be released pursuant to (i) or (iii) above, Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement, pay the JV Buyout Escrow Amount to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, Executing Option Holders and the Non-Owner Participants (in accordance with their Pro Rata Shares). If the JV Buyout Escrow Amount is to be released pursuant to (ii) above, then the JV Buyout Escrow Amount shall be released as follows:

(i) If the proceeds of such JV Partner Buyout less the actual costs incurred by Parent in consummating such JV Partner Buyout (the “Net Buyout Amount”) is less than or equal to the JV Buyout Escrow Amount, then the Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement, pay (X) the Net Buyout Amount to the Stockholder Representative (or its designee) for further distribution to the Executing Stockholders, Executing Option Holders and Non-Owner Participants (in accordance with their Pro Rata Shares) and (Y) the remainder of the JV Buyout Escrow to Parent.

(ii) If the Net Buyout Amount is greater than the JV Buyout Escrow Amount, then (X) the Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement, pay JV Buyout Escrow Amount to the Stockholder Representative (or its designee) and (Y) Parent shall pay the amount by which the Net Buyout Amount exceeds the JV Buyout Escrow to the Stockholder Representative (or its designee), in each case for further distribution to the Executing Stockholders, Executing Option Holders and Non-Owner Participants (in accordance with their Pro Rata Shares).

(iii) In the event of a JV Interest Sale or JV Partner Buyout, the Centerre Companies and Parent shall cooperate with each other in determining the terms and conditions of such JV Partner Buyout, including the purchase price, and the applicable Centerre Company shall obtain the approval of Parent of such buyout, including the purchase price, prior to the consummation of the transactions contemplated thereby.

7.17 Identified Cases. Prior to the date of this Agreement, Parent has engaged LW Consulting, Inc. (“LW”) to review certain medical records of the Hospitals as described on Schedule 7.17, for the purpose of determining their compliance with applicable medical records documentation requirements. Within five (5) Business Days after the date of this Agreement, Parent shall cause LW to provide the Company and Parent with a detailed accounting of its findings, including the identification of any patient cases for which LW concluded that the medical records documentation is reasonably unlikely to prevail through the Medicare appeals process (“Identified Cases”), and a reasonably detailed explanation of LW’s determination of why an Identified Case failed to meet the applicable documentation requirements. If the Company agrees with LW’s determination with respect to any such Identified Case, the Company will rebill or refund the underlying claim with the Medicare program in accordance with applicable requirements and in a form acceptable to Parent. In the event the Company disagrees with LW’s determination of an Identified Case or the dollar amount to be refunded with respect thereto, the Company shall provide notice to Parent of such disagreement within five (5) Business Days of LW’s findings with respect to such Identified Case (the “Identified Case Dispute Notice”). The Company and Parent shall, and Parent shall use commercially reasonable efforts to cause LW to, work in good faith to resolve such dispute during the five (5) Business Days following receipt of the Identified Case Dispute Notice, and any resolution by them as to such dispute shall be final, binding and conclusive on the Parties. If the Company, Parent and LW agree on the amount to be refunded by the Company with respect to an Identified Case, then the Company shall voluntary refund such agreed upon amount on or prior to Closing. If within five (5) Business Days following Parent’s receipt of the Identified Case Dispute Notice, the Company, Parent and LW are unable to reach an agreement with respect to such dispute, then the Company and Parent shall submit such dispute to a mutually agreeable third party expert in the subject matter of such dispute (the “Identified Cases Arbiter”). Parent and the Company shall use commercially reasonable efforts to cause the Identified Cases Arbiter to resolve all remaining disagreements set forth in the Identified Case Dispute Notice as soon as practicable, but in any event shall direct the Identified Cases Arbiter to render a determination within ten (10) Business Days after its retention. The determination by the Identified Cases Arbiter with respect to an Identified Case submitted to it pursuant to this Section 7.17 shall be final, binding and conclusive on the Parties. If the Identified Cases Arbiter determines that a refund is required to be made by the Company with respect to an Identified Case, then the Company shall voluntarily refund such amount on or prior to Closing. The fees and disbursements of the Identified Cases Arbiter shall be borne (and paid) one half (1/2) by the Company and one half (1/2) by Parent. This Section 7.17 shall exclusively govern the Parties’ rights and obligations under this Agreement with respect to the Identified Cases.

7.18 Withholding Taxes. For the avoidance of doubt, Parent and/or the Company shall be entitled to withhold from any post-Closing payments to the Stockholder Representative (or its designee) for further distribution to the Executing Option Holders or Non-Owner Participants any Taxes owed by Parent and/or the Company arising out of or relating to such payments.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Obligations of Each Party to Consummate the Transactions. The respective obligations of the Executing Stockholders, on the one hand, and Parent, on the other hand, to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any of which may be waived by the mutual agreement of the Executing Stockholders (acting through the Stockholder Representative), on the one hand, and Parent, on the other hand, in whole or in part):

(a) no Action by or before any Governmental Authority shall have been instituted or threatened that would reasonably be expected to enjoin, restrain or prohibit this Agreement or consummation of the Closing and the transactions contemplated hereby;

(b) no Law shall have been enacted or promulgated by any Governmental Authority that directly prohibits the consummation of the Closing and the transactions contemplated hereby;

(c) there shall be no Order in effect expressly precluding consummation of the transactions contemplated hereby;

(d) the Company shall have received the approval of Stockholders holding the requisite ownership percentage of the Company required to approve the Merger and this Agreement and shall have delivered the Stockholder Consent, each in accordance with Section 7.14; and

(e) the waiting period (and any extension thereof) under the HSR Act and any waiting period or comparable period under similar state or foreign antitrust or competition Laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

8.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the Closing and the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

(a) all the representations and warranties of the Executing Stockholders and the Company contained in this Agreement shall be true and correct in all material respects or, if such representations and warranties are qualified by materiality, in all respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date (except to the extent expressly made only as of an earlier date, in which case only as of such earlier date);

(b) all of the covenants set forth in this Agreement to be performed or complied with by the Executing Stockholders and the Company on or before the Closing Date shall have been performed and complied with in all material respects on or before the Closing Date;

(c) the Company and the Executing Stockholders shall have delivered the notices and shall have obtained and delivered to Parent the consents and waivers with respect to the transactions contemplated herein that are set forth on Schedule 8.2(c) hereto;

(d) Parent shall have received copies of each Transaction Document executed by the other Parties, as applicable, and such other Persons who are parties thereto;

(e) Parent shall have received a Non-Solicitation and Non-Disclosure Agreement, in the form attached hereto as Exhibit F, executed by each Executing Stockholder;

(f) each director, manager and officer of each of the Centerre Companies requested by Parent shall have delivered to Parent a letter of resignation and release effective as of Closing Date;

(g) with respect to the Real Property Lease for Texas Rehabilitation Hospital, Parent shall have received an estoppel certificate (“Lessor Estoppel”) executed by the landlord or licensor thereunder in substantially the form attached hereto as Exhibit H;

(h) the chief executive officer of the Company shall have delivered to Parent at the Closing a certificate stating that (i) the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled with respect to the Company, and (ii) no Material Adverse Effect shall have occurred since June 30, 2014; and each Executing Stockholder that has executed this Agreement shall have delivered to Parent a Closing Certificate stating that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled with respect to such Executing Stockholder;

(i) the Company shall have delivered to Parent a certification (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of U.S. Treasury Regulation Section 1.897-2(h) and 1.1445-3(c);

(j) the secretary or other comparable officer of each Centerre Company shall have delivered to Parent a certificate dated the Closing Date certifying (i) the certificate of incorporation, articles of organization or comparable formation document of such Centerre Company, as in effect at the time of the Closing, (ii) the current bylaws, operating agreement or comparable governing document of such Centerre Company, as in effect at the time of the Closing, (iii) only with respect to the Company, true and complete copies of resolutions adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement, and (iv) certificates issued by the Secretary of State of the state where such Centerre Company was incorporated or formed certifying that the Centerre Company has legal existence and is in good standing in such state as of a date that is no earlier than fifteen (15) Business Days prior to the Closing Date. The items referenced above will be attached to such secretary’s certificate;

(k) Parent shall have obtained new operating licenses, permits, registrations, certifications, accreditations and authorizations from Governmental Authorities that are necessary or required for the operation (in the manner currently operated) of the Target Entity Operations after completion of the transactions contemplated by this Agreement as of the Effective Time (that is, under the indirect ownership of Parent) or Parent shall have obtained assurances, satisfactory to Parent in its reasonably discretion, that new material operating licenses, permits, registrations, certifications, accreditations and authorizations from Governmental Authorities are not required because of the structure of the transactions contemplated by this Agreement;

(l) (i) all Debt shall have been satisfied in full or will be satisfied in full in accordance with a payoff letter issued by the lender of such Debt (a “Payoff Letter”), and (ii) all Encumbrances (other than Permitted Encumbrances) by or on behalf of the lenders thereunder shall have been released and or waived in writing in accordance with a Payoff Letter, all of which shall be satisfactory to Parent in its reasonable discretion;

(m) Parent shall have received evidence, in form and substance reasonably acceptable to it, of the termination of any of the Contractual Obligations, agreements or other transactions set forth on Schedule 8.2(m);

(n) Parent shall have received evidence, in form and substance reasonably acceptable to it, of the Company’s purchase of the Run-Off Insurance Policy;

(o) no Material Adverse Effect shall have occurred since August 31, 2014 with respect to the Company, CHC or any of the following Hospitals: Mercy Rehabilitation Hospital-OKC, Mercy Rehabilitation Hospital-Springfield, Mercy Rehabilitation Hospital-St. Louis, Methodist Rehabilitation Hospital and Texas Rehabilitation Hospital; and subject to Section 7.12, none of such Hospitals shall have experienced a Material Loss;

(p) Parent shall have received satisfactory evidence that the Persons identified on Schedule 5.15 of the Disclosure Schedules as having authority to draw upon or otherwise have access to the bank accounts listed thereon shall no longer have any authority over or access to such bank accounts effective upon the Closing;

(q) Parent shall have received evidence, in form and substance reasonably acceptable to it, the consents and waivers with respect to the transactions contemplated herein that are set forth on Schedule 8.2(q) hereto;

(r) during the period commencing as of the date of this Agreement and ending on the Closing Date, none of the Joint Ventures shall have made any distributions to its respective members outside the ordinary course of business consistent with past practice;

(s) each holder of Stock Options who is a Plan Participant shall have executed and delivered to Parent a Participant Cancellation Letter, duly executed by each such holder and the Company;

(t) each holder of Stock Options who is not a Plan Participant shall have executed and delivered to Parent a Non-Participant Cancellation Letter, duly executed by each such holder and the Company;

(u) each Non-Owner Participant shall have executed and delivered to Parent a Participant Agreement, duly executed by each such holder and the Company;

(v) each Person in the Principal Stockholder Group shall have executed and delivered to Parent a Letter of Transmittal and the Voting Agreement in accordance with Section 7.14;

(w) not more than five percent (5%) of the Company Shares shall be Dissenting Shares; and

(x) the applicable Target Entity(ies) shall have made each self-disclosure or voluntary refund required to be made by them to the extent required pursuant to Section 7.15(a) or Section 7.17.

8.3 Additional Conditions to Obligations of the Executing Stockholders. The obligations of the Company and the Executing Stockholders to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

(a) all the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent expressly made only as of an earlier date, in which case only as of such earlier date);

(b) all of the covenants set forth in this Agreement to be performed or complied with by Parent or Merger Sub on or before the Closing Date shall have been performed and complied with in all material respects on or before the Closing Date;

(c) Parent and Merger Sub shall have obtained and shall have delivered to the Company evidence reasonably satisfactory to the Company that it has obtained, all consents and approvals of Parent and Merger Sub, if any, required in connection with the transactions contemplated hereby, as set forth on Schedule 8.3(c) hereto;

(d) the secretaries of each of Parent and Merger Sub shall have delivered to the Company a certificate dated the Closing Date certifying true and complete copies of resolutions adopted by the board of directors and shareholders of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Parent or Merger Sub, as applicable, is intended to be a party;

(e) the Company and the Stockholder Representative, on behalf of the Executing Stockholders, shall have received copies of each Transaction Document executed by Parent or Merger Sub that is required to be executed by Parent or Merger Sub, and copies of each other Transaction Document executed by each other Persons who are parties thereto;

(f) the chief executive officer of Parent shall have delivered to the Company and Stockholder Representative at the Closing a certificate stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled by Parent and Merger Sub;

(g) Parent shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount in accordance with Section 2.6(c) hereof;

(h) Parent shall have paid the Estimated Closing Debt, the Estimated Closing Transaction Expenses, the Change of Control Payments and the Cancellation Payments in accordance with Section 2.6(c) hereof; and

(i) Parent shall have delivered to the Stockholder Representative (or its designee) by wire transfer of immediately available funds the balance of the Merger Consideration in accordance with Section 2.6(c) hereof.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Executing Stockholders contained in this Agreement shall survive the Closing Date and continue for a period of eighteen (18) months following the Closing Date, except that the representations and warranties of Section 4.1 (Ownership), Section 4.2 (Violation of Law), Section 4.3 (Due Authorization; Execution; and Enforceability), Section 4.4 (No Conflict), Section 4.6 (Brokers and Finders), Section 5.1(a), (b), (d) (except for Section 5.1(d)(i)) and (e) (Entity Status) and Section 5.21 (Brokers and Finders) (collectively, the “Fundamental Representations and Warranties”) shall survive until the date that is thirty (30) days after the expiration of the longest federal, state, local or foreign statute of limitations (including extensions) applicable to the underlying claim. Each Party hereto shall be entitled to rely on any such representation or warranty regardless of any inquiry or investigation made by or on behalf of such Party. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice in accordance with Section 9.7 below of the alleged breach thereof shall have been given to the Party against whom such indemnity may be sought (or in the case of the Executing Stockholders as the Indemnifying Parties, notice to the Stockholder Representative) prior to 5:00 PM CT on the day which is three (3) Business Days following the expiration of the applicable survival period set forth in this Section 9.1. Each of the covenants of the Parties contained in this Agreement requiring performance after the Closing shall survive in accordance with the term thereof or, if not expressly stated otherwise, indefinitely.

9.2 Indemnification by the Executing Stockholders.

(a) Company. Subject to Section 9.3 below, from and after the Closing, the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall severally, in accordance with their respective Pro Rata Shares, indemnify and hold harmless Parent, the Centerre Companies, and each of their respective Affiliates, stockholders, directors, officers, members, managers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Parent Indemnified Parties”) from and against any Loss incurred or suffered by such Parent Indemnified Party arising out of or resulting from:

(i) any breach of or inaccuracy in any representation or warranty made by the Company in Article V of this Agreement;

(ii) a failure by the Company to perform or comply with any covenant or agreement made by or on behalf of the Company in this Agreement to be performed or complied with by the Company prior to the Closing;

(iii) any unpaid Debt, unpaid Transaction Expenses, unpaid Change of Control Payments, unpaid Cancellation Payments, unpaid amounts under the Bonus Plan or unpaid Preferential Amounts, except to the extent any such amounts are unpaid as a result of Parent’s (or following the Closing, the Company’s) bad faith or intentional misconduct or to the extent such amounts are properly payable following the Closing pursuant to this Agreement and are so paid in accordance with this Agreement;

(iv) subject to Section 7.4(b), any unpaid Pre-Closing Taxes to the extent not included in the calculation of the Merger Consideration as finally determined in accordance with Section 2.7;

(v) any claims made by any Executing Stockholder, Executing Option Holder or Non-Owner Participant or other Person as a result of the alleged actions or inaction of the Stockholder Representative arising from or in connection with this Agreement, or any indemnification claims made by the Stockholder Representative arising from or in connection with the Stockholder Representative Agreement;

(vi) the exercise by any Stockholder of the Company of such Stockholder’s appraisal rights under the DGCL, including all Losses incurred by Parent or the Company in connection with any Action or settlement in connection therewith (it being understood that if a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the Losses incurred as a result of such exercise is the amount, if any, by which such fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with this Agreement had they not been Dissenting Shares);

(vii) the Documentation Matters; or

(viii) the Identified Matters.

(b) Executing Stockholders. Subject to Section 9.3 below, from and after the Closing, each of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall indemnify and hold harmless Parent Indemnified Parties from and against any Loss incurred or suffered by such Parent Indemnified Party arising out of or resulting from:

(i) any breach of or inaccuracy in any representation or warranty made by such Executing Stockholder, Executing Option Holder or Non-Owner Participant in this Agreement, any Cancellation Letter or any Participant Agreement, as applicable; or

(ii) a failure by such Executing Stockholder, Executing Option Holder or Non-Owner Participant to perform or comply with any covenant or agreement to be performed or complied with by such Executing Stockholder, Executing Option Holder and Non-Owner Participant in this Agreement, any Cancellation Letter or any Participant Agreement, as applicable, including any covenant of payment or to indemnify and hold harmless the Company.

Any amount paid pursuant to this Section 9.2 shall be paid to Parent or, at Parent’s election, to the Company.

9.3 Limitations. Notwithstanding anything to the contrary in Section 9.2 above:

(a) with respect to any Loss arising out of or resulting from Sections 9.2(a)(i), 9.2(a)(vii) or 9.2(b)(i), other than any Loss arising out of or resulting from a breach of any of the Fundamental Representations and Warranties, no indemnification shall be payable for such Losses unless the total amount of all Losses incurred by Parent Indemnified Parties with respect thereto exceeds One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) (the “Basket”), whereupon indemnification shall be payable for all indemnifiable Losses from the first dollar without regard to the Basket;

(b) with respect to any Loss arising out of or resulting from Sections 9.2(a)(i), 9.2(a)(vii) or 9.2(b)(i), other than any Loss arising out of or resulting from a breach of any of the Fundamental Representations and Warranties, the aggregate indemnification liability of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall be limited to Losses incurred or suffered, in the aggregate, up to Fifteen Million Dollars ($15,000,000) (the “Indemnification Cap”);

(c) with respect to any Loss arising out of or resulting from Sections 9.2(a)(viii), the aggregate indemnification liability of the Executing Stockholders, the Executing Option Holders and Non-Owner Participants shall be limited to Losses incurred or suffered, in the aggregate, up to the Identified Matters Escrow Amount plus the then-remaining balance of the Indemnification Cap;

(d) with respect to any Loss arising out of or resulting from (i) Sections 2.7(b), 9.2(a) or 9.2(b) (other than Sections 9.2(a)(i), 9.2(a)(vii), 9.2(a)(viii) and 9.2(b)(i), which liability shall be limited as provided in Section 9.3(b) or Section 9.3(c), as applicable) or (ii) any breach or misrepresentation of any of the Fundamental Representations and Warranties, the liability of each Executing Stockholder, Executing Option Holder or Non-Owner Participant shall be limited to Losses incurred or suffered up to the net cash proceeds paid to such Executing Stockholder, Executing Option Holder or Non-Owner Participant pursuant to Article II of this Agreement;

(e) nothing in this Agreement shall limit the rights, remedies or claims of Parent with respect to any fraud by any Executing Stockholder, Executing Option Holder or Non-Owner Participant or, prior to the Closing, the Company in connection with this Agreement or the transactions contemplated hereby;

(f) any amounts owed by the Executing Stockholders, Executing Option Holders or Non-Owner Participants to a Parent Indemnified Party and arising out of or resulting from Section 9.2(a)(vii) of this Agreement shall be first offset against the Documentation Escrow Amount to the extent available, and once the Documentation Escrow Amount is completely depleted, the aggregate remaining Losses payable to a Parent Indemnified Party pursuant to Section 9.2(a)(vii) shall be limited to the then-remaining balance of the Indemnification Escrow Amount;

(g) any amounts owed by the Executing Stockholders, Executing Option Holders or Non-Owner Participants to a Parent Indemnified Party and arising out of or resulting from Section 9.2(a)(viii) of this Agreement shall be first offset against the Identified Matters Escrow Amount to the extent available, and once the Identified Matters Escrow Amount is completely depleted, the aggregate remaining Losses payable to a Parent Indemnified Party pursuant to Section 9.2(a)(viii) shall be limited to the then-remaining balance of the Indemnification Escrow Amount;

(h) any amounts owed by the Executing Stockholders, the Executing Option Holders and Non-Owner Participants to a Parent Indemnified Party and arising out of or resulting from Section 9.2(a) (other than Section 9.2(a)(vii) or Section 9.2(a)(viii), which are addressed in Section 9.3(f) and Section 9.3(g) above, respectively) or Section 9.2(b)(i) of this Agreement shall be first offset against the Indemnification Escrow Amount to the extent available in accordance with the terms and conditions of the Escrow Agreement prior to the Executing Stockholders’, the Executing Option Holders’ and Non-Owner Participants’ obligation to otherwise indemnify and hold harmless any Parent Indemnified Party therefor; and

(i) notwithstanding anything herein to the contrary, to the extent any amounts which a Parent Indemnified Party would otherwise be entitled to indemnification hereunder are reflected as current liabilities or Tax Liabilities on the Final Closing Balance Sheet or as reductions in the calculation of the Merger Consideration, then such amounts shall not be considered Losses subject to indemnification hereunder.

9.4 Indemnification by Parent. Parent shall indemnify and hold harmless the Executing Stockholders, the Executing Option Holders, the Non-Owner Participants and each of their respective Affiliates (including the Company prior to Closing), stockholders, directors, officers, members, managers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (the “Stockholder Indemnified Parties”), from and against any Loss incurred or suffered by such Stockholder Indemnified Party arising out of or resulting from:

(a) a breach of or inaccuracy in any representation or warranty made by or on behalf of Parent in this Agreement;

(b) a failure by Parent or Merger Sub to perform or comply with any covenant or agreement on the part of Parent contained herein;

(c) a failure by the Company to perform or comply with any covenant in this Agreement to be performed or complied with by the Company following the Closing; or

(d) any Post-Closing Taxes.

9.5 No Circular Recovery. No Executing Stockholder shall, and each Executing Stockholder shall cause its Affiliate to not, make any claim for indemnification against Parent or the Company (or any successor thereto) pursuant to this Article IX by reason of the fact that such Executing Stockholder or Affiliate was a controlling person, director, employee or representative of the Company or was serving as such for another Person at the request of Parent or the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document of any Person, Contractual Obligation or otherwise) with respect to any indemnification claim brought by a Parent Indemnified Party against any Executing Stockholder under this Article IX.

9.6 Other Indemnification Matters.

(a) If Parent fully collects Losses from the Executing Stockholders, the Executing Option Holders or Non-Owner Participants (or the Indemnification Escrow Amount and/or Identified Matters Escrow Amount) in connection with indemnification obligations of the Executing Stockholders, the Executing Option Holders or Non-Owner Participants pursuant to this Agreement, and Parent subsequently collects any funds from a third party that were the basis for Parent’s claim for such indemnification, Parent shall remit the amount so collected to the applicable Executing Stockholder, Executing Option Holder or Non-Owner Participant for reimbursement from which the Losses were received, subject to satisfaction of any other valid indemnification claims by Parent under this Article IX. If the Executing Stockholders fully collect Losses from Parent in connection with the indemnification obligations of Parent pursuant to this Agreement, and the Executing Stockholders subsequently collect any funds from a third party that were the basis for the Executing Stockholders’ claim for such indemnification, the Executing Stockholders shall remit the amount so collected to Parent for reimbursement from which the Losses were received.

(b) With respect to indemnification claims of a Parent Indemnified Party arising under this Article IX, if the Losses exceed the remaining Indemnification Escrow Amount and Identified Matters Escrow Amount available to provide indemnification for such claim, then Parent shall first set off against any and all payments due to the applicable Executing Stockholder, Executing Option Holder or Non-Owner Participant at the time of such indemnification claim, including, without limitation, an Executing Stockholder’s Pro Rata Share of any Tax refunds and any amounts payable to the Executing Stockholders pursuant to Section 7.11, any amount to which any Parent Indemnified Party is entitled to be indemnified hereunder by such Executing Stockholder, Executing Option Holder or Non-Owner Participant that is in excess of the remaining Indemnification Escrow Amount and Identified Matters Escrow Amount available to provide indemnification for such claim, prior to seeking payment of such Losses directly from such Executing Stockholder, Executing Option Holder or Non-Owner Participant; provided, however, that no Parent Indemnified Party shall have a duty to delay its recovery with respect to an indemnification claim in expectation of a Tax refund or other payment against which such set off could be made.

(c) Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate its Losses that are indemnifiable hereunder as required by applicable Law, provided that if such Indemnified Party does not take such steps required by this Section 9.6(c), such failure shall not prevent such Indemnified Party from being indemnified hereunder, however, the amount of Losses such Indemnified Party is indemnified for shall be limited to the amount of Losses such Indemnified Party would have incurred if it had not breached its obligation under this Section 9.6(c).

(d) Notwithstanding anything contained herein to the contrary Parent shall be entitled to rely on all representations and warranties of the Company and the Executing Stockholders, and any evaluation or investigation by Parent shall not affect the representations and warranties made by the Executing Stockholders and/or the Company in this Agreement or the other Transaction Documents or the remedies of Parent for breaches of those representations and warranties.

(e) Notwithstanding anything contained herein to the contrary, prior to the Adjustment Payment Date, Parent shall be entitled to recover any amounts owed by the Executing Stockholders, the Executing Option Holders and Non-Owner Participants to a Parent Indemnified Party and arising out of or resulting from Sections 9.2(a)(iii), 9.2(a)(iv) and 9.2(a)(vi) from the Adjustment Escrow Amount to the extent available in accordance with the terms and conditions of the Escrow Agreement prior to recovering such amount from the Indemnification Escrow Amount in accordance with the terms and conditions of the Escrow Agreement or directly from the Executing Stockholders, the Executing Option Holders and Non-Owner Participants in accordance with this Article IX.

9.7 Assumption of Defense. An Indemnified Party (or in the case of a Stockholder Indemnified Party, the Stockholder Representative) shall promptly give notice to each Indemnifying Party after obtaining knowledge of any matter as to which recovery may be sought against such Indemnifying Party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall provide such notice no later than forty-five (45) days after the Indemnifying Party first receives notice of such claim and shall permit such Indemnifying Party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure to give any such notice promptly shall not affect the indemnification provided under this Article IX, except, and only, to the extent such Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an Indemnifying Party may not assume the defense of any such third-party claim if (i) the claim could reasonably result in imprisonment of or imposition of a civil or criminal fine against the Indemnified Party or its representatives, (ii) the claim could reasonably result in an equitable remedy that would impair the Indemnified Party’s ability to exercise its rights under this Agreement, or impair Parent’s right or ability to operate or control any Target Entity or any Target Entity Operation, (iii) the claim names both the Indemnifying Party and the Indemnified Party (including impleaded parties) and representation of both such Parties by the same counsel would create a conflict, (iv) the aggregate amount of all Losses with respect to such claim or demand exceeds the remaining Indemnification Escrow Amount and Identified Matters Escrow Amount available to provide indemnification for such claim or demand, or (v) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party and the Indemnified Party is reasonably likely to be prejudiced by such conflict of interest. If an Indemnifying Party assumes the defense of such third party claim, such Indemnifying Party shall agree prior thereto, in writing, that it is liable under this Article IX to indemnify the Indemnified Party in accordance with the terms contained herein in respect of such claim (subject to the limitations and other terms and conditions set forth in Article IX), shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the Indemnified Party and shall, subject to the provisions of this Section 9.7, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that the Indemnifying Party shall not without the written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party (or in the case of a Stockholder Indemnified Party, the Stockholder Representative) consent to the entry of any judgment or enter into any settlement with respect to the matter which (x) does not include a provision whereby the plaintiff or the claimant in the matter releases the Indemnified Party from all liability with respect thereto and (y) in the case of Parent, does not include any provision that would impose any obligation (including an obligation to refrain from taking action) upon the Centerre Companies. The Indemnified Party may participate in such proceeding and retain separate co-counsel at its sole cost and expense. Failure by an Indemnifying Party to notify the Indemnified Party (or in the case of a Stockholder Indemnified Party, the Stockholder Representative) of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall have been given to such Indemnifying Party by the Indemnified Party (or in the case of a Stockholder Indemnified Party, the Stockholder Representative), shall be deemed a waiver by such Indemnifying Party of its right to defend such claim or action; provided that, if a shorter time is necessary to timely respond to a court filing, then the Indemnified Party shall be entitled to employ legal counsel to respond to such filing until receipt by the Indemnifying Party of a timely notice of its election to defend such claim or proceeding.

9.8 Non-Assumption of Defense. If no Indemnifying Party is permitted or elects to assume the defense of any such claim by a third party or proceeding resulting therefrom, the Indemnified Party shall defend against such claim or litigation in such manner as it may reasonably deem appropriate and, in such event, the Indemnifying Party or Parties shall promptly reimburse the Indemnified Party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against such claim or proceeding, as such costs and expenses are incurred, subject to the limitations set forth in Section 9.3.

9.9 Indemnified Party’s Cooperation as to Proceedings. The Indemnified Party will cooperate in all reasonable respects with any Indemnifying Party in the conduct of any proceeding as to which such Indemnifying Party assumes the defense. The Indemnifying Party or Parties shall promptly reimburse the Indemnified Party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the Indemnified Party in connection therewith, as such costs and expenses are incurred, subject to the limitations set forth in Section 9.3.

9.10 Right to Retain Separate Counsel. If, in accordance with any of the foregoing, the Indemnified Party assumes the defense of any third party claim, the Indemnifying Party may participate in such proceeding and retain separate counsel at its sole cost and expense.

9.11 Treatment of Indemnification Payments. Amounts paid to or on behalf of Parent or Executing Stockholders as indemnification hereunder shall be treated as adjustments to the Merger Consideration.

9.12 Exclusive Remedy. The Parties acknowledge that, after the Closing, their (and their respective Affiliates’) sole and exclusive remedy with respect to a breach of the terms and conditions of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX (other than claims and causes of action based on fraud and except for the remedies of specific performance, injunction and other equitable relief).

ARTICLE X

TERMINATION; EFFECT OF TERMINATION

10.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company, the Stockholder Representative and Parent;

(b) by Parent, if the Company or the Executing Stockholders have breached this Agreement in any material respect and the Company or the Executing Stockholders, as applicable, have failed to cure such breach no later than five (5) Business Days prior to the Closing Date and, in any event, within thirty (30) days of receipt of notice from Parent identifying the nature of the breach with reasonable detail and requesting that such breach be cured;

(c) by the Company or the Stockholder Representative (on behalf of the Executing Stockholders) if Parent has breached this Agreement in any material respect and Parent has failed to cure such breach no later than five (5) Business Days prior to the Closing Date and, in any event, within thirty (30) days of receipt of notice from the Company and/or the Stockholder Representative identifying the nature of the breach with reasonable detail and requesting that such breach be cured;

(d) by Parent, the Company or the Stockholder Representative (on behalf of the Executing Stockholders) in the event that (i) any Law shall have been enacted or promulgated by any Governmental Authority that directly prohibits the consummation of the Closing and the transactions contemplated hereby or (ii) any final, non-appealable Order shall have been issued that expressly precludes the consummation of the transactions contemplated hereby;

(e) by Parent, the Stockholder Representative or the Company pursuant to Section 7.12;

(f) by Parent, the Company or the Stockholder Representative (on behalf of the Executing Stockholders) in the event that the Closing shall not have occurred at or before 12:01 a.m. Central time on March 1, 2015 (the “Termination Date”); provided, however, no Party may terminate this Agreement pursuant to this Section 10.1(f), if the failure to consummate the transactions described herein on or before the Termination Date results from the failure by such Party or Parties seeking such termination to act in good faith to fulfill any condition set forth in Article VIII that is a condition precedent to the obligation of the other Parties under this Agreement to consummate the transactions contemplated hereby (other than the conditions set forth in Section 8.2(a) or Section 8.3(a)); or

(g) by Parent pursuant to Section 11.2.

10.2 Effect of Termination.

(a) If this Agreement is terminated prior to the Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect and each of the Parties shall be relieved of its, his or her (as applicable) respective obligations hereunder to the extent that such obligations would otherwise arise after the date of such termination, except for the provisions of Section 7.5 (relating to confidentiality and announcement), Section 10.2 (relating to effect of termination) and Article XI (relating to certain miscellaneous provisions).

(b) If this Agreement is terminated pursuant to Section 10.1(a), 10.1(d), 10.1(e), 10.1(f), or 10.1(g), none of the Parties shall be liable to the other Parties hereunder for any liabilities and damages incurred as a result of such termination.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Each Party shall pay its own costs and expenses related to the transactions contemplated hereby; provided, however, that the unpaid Transaction Expenses shall be paid in accordance with Section 2.6 of this Agreement and all filing fees required under the HSR Act shall be paid by Parent.

11.2 Disclosure Schedules. The Disclosure Schedules shall be attached to this Agreement as of the date hereof and arranged in schedules corresponding to the sections contained in Article IV and Article V of this Agreement, and any disclosure made in any schedule of the Disclosure Schedules shall qualify other schedules of the Disclosure Schedules if such schedule specifically refers to such other schedule in the Disclosure Schedules or to the extent that the disclosure is reasonably apparent on its face that such disclosure is applicable to such other schedule. During the period commencing on the date of this Agreement and ending on the fifth (5th) Business Day prior to the Closing Date, the Company shall promptly provide written updates to Parent upon becoming aware of any facts or circumstances that arise after the date hereof that would cause any of the Executing Stockholders’ or the Company’s representations or warranties in Article IV or Article V to not be true and correct in all material respects as of the Closing Date (a “Disclosure Supplement”). Within five (5) Business Days after receipt of a Disclosure Supplement related to a fact or circumstance which has resulted or could reasonably be expected to result in a Material Adverse Effect with respect to the Target Entities and the Target Entity Operations taken as a whole, Parent may terminate this Agreement by providing written notice to the Company and the Stockholder Representative. Notwithstanding anything in this Agreement to the contrary, at the election of Parent, each Disclosure Supplement may be deemed accepted for purposes of satisfying the closing condition set forth in Section 8.2(a), provided, however, no Disclosure Supplement or any disclosure of any matters set forth therein shall affect the indemnification rights of any of the Parent Indemnified Parties with respect to any representations and warranties made by the Executing Stockholders and/or the Company in this Agreement and such representations and warranties shall be deemed to have been made without the effect of any Disclosure Supplement, other than a Disclosure Supplement that is solely for listing purposes and does not contain any fact, condition or circumstance that could result in any Losses or other adverse effect upon the Company or the Parent Indemnified Parties.

11.3 Entirety of Agreement. This Agreement (including the Disclosure Schedules and all other schedules and exhibits hereto), together with the other Transaction Documents and certificates and other instruments delivered hereunder and thereunder, state the entire agreement of the Parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements that have induced this Agreement. Each Party agrees that in dealing with third parties no contrary representations will be made.

11.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered (a) personally, (b) by a nationally recognized overnight courier service or (c) by facsimile or electronic transmission (with either confirmation of receipt or confirmatory copy delivered by a nationally recognized overnight courier service within three (3) Business Days following such facsimile or electronic transmission), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Parent, addressed to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Senior Vice President, Corporate Development

Email: douglas.curnutte@kindred.com

Fax: (502) 596-4123

With a copy to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: Co-General Counsel and Corporate Secretary

Email: jeffrey.stodghill@kindred.com

Fax: (866) 866-3435

and

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, TN 37219

Attn: W. Kenneth Marlow, Esq.

Email: ken.marlow@wallerlaw.com

Fax: (615) 244-6804

If to the Company (prior to the Closing), addressed to:

Centerre Healthcare Corporation

113 Seaboard Lane, Suite B201

Franklin, TN 37067

Attn: Patrick Foster, Chief Executive Officer

Email: pfoster@centerrehc.com

Fax: (615) 846-9585

With a copy to:

Bradley Arant Boult Cummings LLP

1600 Division Street, Suite 700

Nashville, TN 37203

Attn: Andrew J. Murray, Esq.

Email: amurray@babc.com

Fax: (615) 252-6366

and

Bradley Arant Boult Cummings LLP

1819 Fifth Avenue North

Birmingham, AL 35203

Attn: J. Andrew Robison, Esq.

Email: arobison@babc.com

Fax: (205) 488-6596

If to the Executing Stockholders, addressed to the Stockholder Representative:

Fortis Advisors LLC

Attn: Notice Department

Fax: (858) 408-1843

Email: notices@fortisrep.com

or to such other address or to such other person as either Party shall have last designated by such notice to the other Party.

11.5 Amendments; Waivers. This Agreement may be modified or amended only by an instrument in writing, duly executed by Parent and the Stockholder Representative (on behalf of the Executing Stockholders) and, in the event of any modification or amendment prior to the Closing, the Company. No waiver by any Party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party (or its representative) against which such waiver is to be enforced. Unless expressly stated as part of any waiver, no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

11.6 Counterparts; Facsimile. For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile and electronic PDF transmission of any signed original counterpart transmission shall be deemed the same as the delivery of an original.

11.7 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any Party hereto without the written consent of the other Parties hereto; provided, however, that Parent may assign its rights hereunder to any Affiliate of Parent that assumes the obligations of Parent hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

11.8 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.10 Dispute Resolution.

(a) Except as set forth in Section 2.7(a)(iii), Section 7.4(b), Section 7.12(c) or Section 7.17 of this Agreement, in the event of a dispute hereunder or any other transaction contemplated hereby, including under or with respect to any of the Transaction Documents (any such dispute, controversy or claim, a “Dispute”), arbitration will be the sole and exclusive method of resolving the dispute, except that a Party may seek a preliminary injunction, temporary restraining order, or other preliminary judicial relief in the event of or to prevent a breach of the Non-Solicitation and Non-Disclosure Agreement or any covenants set forth in any of the Transaction Documents, and each Party hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any state court in Davidson County, Tennessee or federal court of the United States of America sitting in Davidson County, Tennessee and any appellate court from any thereof, in any Action arising out of or relating thereto.

(b) The arbitrator will consist of any person who is mutually acceptable to the Parties to the dispute. However, if the Parties are unable to agree on a single arbitrator, an arbitration panel of three arbitrators will be selected as provided below. Each Party (Parent, on the one hand, and the Executing Stockholders (acting through the Stockholder Representative) on the other hand), shall select one arbitrator, within ten (10) days from the date one Party advises the other Party in writing that it cannot agree on a single arbitrator, and the third arbitrator shall be selected by the two chosen by the Parties within ten (10) days of such two arbitrators being chosen. Every arbitrator must be independent (not a Party to this Agreement or a lawyer or relative to a Party to this Agreement or an agent, officer, director, employee, shareholder or Affiliate of a Party to or a relative of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitration will be conducted in Davidson County, Tennessee, in accordance with the rules of JAMS and the discovery rules of the Tennessee Rules of Civil Procedure. The arbitrator or arbitration panel will use reasonable best efforts to cause the arbitration to be concluded as soon as practicable. The arbitrators shall not be empowered to award punitive, exemplary or other penal damages or make any awards which are inconsistent or in excess of the terms and limitations set forth in Article IX.

(c) The arbitrator or a majority of the arbitration panel shall render its decision in writing within thirty (30) days after the conclusion of the hearing. The decision of the arbitrator arbitration panel will be final, binding and conclusive as to all the Parties and the decision of the arbitrator or arbitration panel will not be subject to appeal, review or re-examination, except for willful misconduct by an arbitrator that prejudices the rights of any Party to the arbitration. Any Party may enforce the arbitration award in any state or federal court located in the U.S.

11.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

11.12 Further Assurances. Each Party shall use commercially reasonable efforts to comply with all requirements imposed by this Agreement and the Transaction Documents on such Party and to cause the transactions contemplated by this Agreement and the Transaction Documents to be consummated as contemplated by this Agreement and the Transaction Documents and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other Party shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and the Transaction Documents.

11.13 Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

11.14 Legal Representation. Following consummation of the transactions contemplated hereby, Bradley Arant Boult Cummings LLP (“Bradley Arant”) may serve as counsel to each and any Stockholder Group Member, in connection with any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Affiliates) hereto consents thereto and waives any conflict of interest arising therefrom. The decision to represent any Stockholder Group Member shall be solely that of Bradley Arant. Any privilege attaching as a result of Bradley Arant representing the Company in connection with the transactions contemplated by this Agreement (the “Transaction”) shall survive the Closing and shall remain in effect, provided that such privilege to the extent solely related to the Transaction from and after the Effective Time shall be assigned to and controlled by the Stockholder Representative. In furtherance of the foregoing, each of the Parties hereto agrees to take, and to cause its Affiliates to take, the steps reasonably necessary to ensure that any privilege attaching as a result of Bradley Arant representing the Company in connection with the Transaction shall survive the Closing and, to the extent solely related to the Transaction, remain in effect and be assigned to and controlled by the Stockholder Representative. As to any privileged attorney client communications between Bradley Arant and the Company prior to the Closing Date to the extent solely related to the Transaction (collectively, the “Privileged Communications”), each of Parent and Merger Sub agrees that it shall not, and shall cause each Parent Indemnified Party not to, use or rely on any of the Privileged Communications in any Action against or involving any of the Parties hereto or any of their respective Affiliates after the Closing; provided, however, that nothing contained herein shall prevent a Parent Indemnified Party from requesting, using or accessing any Privileged Communications in connection with document production requests or discovery in any Action so long as such Privileged Communications would not be subject to an attorney-client privilege if they were being requested in an Action by an unrelated third party and such Privileged Communications are produced or required to be produced in response to such document production requests or discovery. Following the Closing, the Stockholder Representative shall be permitted to use the Privileged Communications in connection with the defense of any claim by a Parent Indemnified Party, provided that such use does not waive any applicable privileges or protections that can or may be asserted to prevent disclosure of any Privileged Communications to any third party. Each of Parent and Merger Sub further agrees that, on its own behalf and on behalf each other Parent Indemnified party, Bradley Arant’s retention by the Company shall be deemed completed and terminated without any further action by any Person effective as of the Closing; provided, however, that Bradley Arant shall keep all nonpublic information relating to the Company confidential in accordance with applicable rules of professional conduct and, if requested by the Company, deliver to the Company or destroy all documents (in any format, including hardcopy and electronic) relating to the Company that do not relate to the Transaction. For the avoidance of doubt, nothing in this Section 11.14 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Privileged Communications to any third party, and neither the Stockholder Representative nor any Executing Stockholder shall take any action, or cause Bradley Arant to take any action, that would reasonably be expected to waive any such privilege or protection as to any third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement and Plan of Merger as of the date first set forth above.

PARENT:

KINDRED HEALTHCARE, INC.

By:	/s/ Douglas L. Curnutte
Name:	Douglas L. Curnutte
Title:	Senior Vice President, Corporate Development

MERGER SUB:

REHABCARE DEVELOPMENT 6, INC.

By:	/s/ Douglas L. Curnutte
Name:	Douglas L. Curnutte
Title:	Senior Vice President, Corporate Development

COMPANY:

CENTERRE HEALTHCARE CORPORATION

By:	/s/ Patrick Foster
Name:	Patrick Foster
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

EXECUTING STOCKHOLDERS:

THREE ARCH PARTNERS IV, L.P.

By:	Three Arch Management IV, L.L.C., its General Partner

By:	/s/ Richard Lin
Name:	Richard Lin
Title:	Managing Member

THREE ARCH ASSOCIATES IV, L.P.

By:	Three Arch Management IV, L.L.C., its General Partner

By:	/s/ Richard Lin
Name:	Richard Lin
Title:	Managing Member

STERLING VENTURE PARTNERS, L.P.

By:	Sterling Venture Partners, LLC, its General Partner

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	General Counsel

SIGHTLINE HEALTHCARE FUND IV, L.P.

By:	SightLine Healthcare Management IV, LLC, its General Partner

By:	/s/ Buzz Benson
Buzz Benson, Managing Director
SightLine Partners LLC, its Manager

[Signature Page to Agreement and Plan of Merger]

PACIFIC VENTURE GROUP II, L.P.

By:	PVG Equity Partners II, L.L.C., its General Partner

By:	/s/ Eve M. Kurtin
Name:	Eve M. Kurtin
Title:	Member

PVG ASSOCIATES II, L.P.

By:	PVG Equity Partners II, L.L.C., its General Partner

By:	/s/ Eve M. Kurtin
Name:	Eve M. Kurtin
Title:	Member

RIVERVEST VENTURE FUND I, L.P.

By:	RiverVest Venture Partners I, LLC, its General Partner

By:	/s/ Thomas C. Melzer
Name:	Thomas C. Melzer
Title:	Manager

RIVER CITIES CAPITAL FUND II, L.P.

By:	River Cities Management II, L.P., its General Partner

By:	Mayson II, Inc., its General Partner

By:	/s/ Edwin T. Robinson
Edwin T. Robinson,
its President

[Signature Page to Agreement and Plan of Merger]

RIVER CITIES SBIC III, L.P.

By:	RCCF Management, Inc., its General Partner

By:	/s/ Edwin T. Robinson
Edwin T. Robinson, its President

[Signature Page to Agreement and Plan of Merger]